      As filed with the Securities and Exchange Commission on May 29, 1998
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                         UNITED SECURITY BANCORPORATION
             (Exact name of registrant as specified in its charter)

           WASHINGTON                            6022                                 91-1259511
(State or other jurisdiction of      (Primary standard industrial         (I.R.S. employer identification no.)
 incorporation or organization)       classification code number)

    9506 NORTH NEWPORT HIGHWAY, SPOKANE, WASHINGTON 99218-1200 (509) 467-6949
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------

                                RICHARD C. EMERY
                      President and Chief Operating Officer
                           9506 North Newport Highway
                         Spokane, Washington 99218-1200
                                 (509) 467-6949

       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   -----------
                          Copies of communications to:

    STEPHEN M. KLEIN, ESQ.                            P. THOMAS PARRISH
   MARK C. LEWINGTON, ESQ.                         Gerrish & McCreary, P.C.
       Graham & Dunn PC                          700 Colonial Road, Suite 200
1420 Fifth Avenue, 33rd Floor                   Memphis, Tennessee 38124-2120
  Seattle, Washington 98101

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC:

        The date of mailing of the enclosed Prospectus/Proxy Statement to stockholders of Grant National Bank.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             CALCULATION OF REGISTRATION FEE
 ==============================================================================================

 Title of Each                            Proposed Maximum     Proposed Maximum    Amount of
 Class of Securities    Amount Being      Offering Price       Aggregate           Registration
 Being Registered       Registered(1)     Per Share(2)(3)      Offering Price(3)   Fee
 ----------------------------------------------------------------------------------------------
 Common Stock,
    No Par Value        470,000           $7.54                $3,544,160          $1,089.45
 ==============================================================================================

(1) Represents the estimated maximum number of shares of United Security Bancorporation's common stock, no par value ("USBN Common Stock"), issuable in exchange for the 33,000 shares of Grant National Bank's common stock, par value $25 per share ("GNB Common Stock"), that are outstanding and the 1,000 shares of GNB Common Stock subject to outstanding options, under the terms of the Agreement and Plan of Consolidation described in this Registration Statement.

(2) Represents the maximum price per share of USBN Common Stock issuable in exchange for GNB Common Stock, based on the Transaction exchange ratio.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended ("1933 Act"), on the basis of the per share book value of the GNB Common Stock as at March 31, 1998.

                                   ---------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               GRANT NATIONAL BANK
                                  261 Basin SW
                                  P.O. Box 880
                            Ephrata, Washington 98823
                            Telephone: (509) 754-5650



Dear Shareholder:

           You are cordially invited to attend a Special Meeting of Shareholders of Grant National Bank ("GNB") to be held on July ___, 1998. The meeting will be held at the main office of GNB at 261 Basin SW in Ephrata, Washington. The meeting will begin promptly at 6:00 p.m. local time. The Notice of Special Meeting of Shareholders and the Prospectus/Proxy Statement that appear on the following pages describe the business that will take place at the meeting. At the meeting, you will be asked to vote on an Agreement and Plan of Consolidation dated as of March 24, 1998 (the "Transaction Agreement"). Pursuant to this Transaction Agreement, GNB will be acquired by United Security Bancorporation of Spokane, Washington ("USBN") by means of a consolidation of GNB with a special purpose subsidiary that is being formed by USBN. As a result, GNB will become a wholly-owned subsidiary of USBN.

           The Transaction Agreement provides for the conversion and exchange of each and every outstanding share of GNB Common Stock into shares of USBN Common Stock. The exact conversion ratio will be computed at the time the Transaction is consummated and is based on a formula that is described in the following Prospectus/Proxy Statement and its attachments. You are urged to review carefully the Prospectus/Proxy Statement, which contains a more complete description of the terms of the Transaction Agreement. The Board of Directors of GNB has unanimously approved the Transaction Agreement and recommends that the shareholders vote FOR the approval of the Transaction Agreement. Approval of the Transaction Agreement requires the affirmative vote of two-thirds of the outstanding shares of GNB Common Stock.

           It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed Proxy or checking the "abstain" box on the Proxy, will have the same effect as a vote against approval of the Transaction Agreement. To ensure that your shares are represented in voting on this very important matter, please complete, sign, date and return the enclosed Proxy card in the postage-prepaid envelope provided, whether or not you plan to attend the meeting. If you do attend, you may, if you wish, revoke your Proxy and vote your shares in person at the meeting.

           The Board of Directors believes that this transaction is in the best interest of GNB and its shareholders. On behalf of the Board of Directors, we recommend that you vote FOR approval of the Transaction Agreement.

Date:  June ___, 1998                          Very truly yours,



                                               Lawrence C. Mitson, President
                                               and Chief Executive Officer
                                               Grant National Bank

                               GRANT NATIONAL BANK
                     Notice of Special Shareholders' Meeting
                          to be held on July ____, 1998


           Notice is hereby given that a Special Meeting of Shareholders of Grant National Bank ("GNB") will be held at GNB's main office located at 261 Basin SW, Ephrata, Washington 98823 on ________, July ___, 1998 at 6:00 p.m. local time for the following purposes:

           1. To consider and vote upon an Agreement and Plan of Consolidation dated as of March 24, 1998 (the "Transaction Agreement") by and between GNB, United Security Bancorporation ("USBN") and, upon its formation by USBN, New Grant National Bank ("New Bank"). Under the Transaction Agreement and pursuant to 12 U.S.C. Section 215, GNB will consolidate with New Bank under the Charter of GNB, and the resulting consolidated national banking association will operate under the name "Grant National Bank."

           2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

           The Transaction Agreement is set forth as Appendix A of the accompanying Prospectus/Proxy Statement.

           All stockholders of record at the close of business on June ___, 1998 are entitled to vote at the meeting. Proposal 1 above requires the affirmative vote of two-thirds of the outstanding shares entitled to vote for approval.

           Whether or not you plan to attend the meeting, please complete, date and sign the enclosed Proxy and return it at once in the stamped return envelope in order to assure that your shares will be represented at the meeting. You may revoke your Proxy at any time prior to its exercise. Any shareholder present at the meeting or any adjournments or postponements of the meeting may revoke his or her Proxy and vote personally on each matter brought before the meeting.

                                        By order of the Board of Directors,



June ___, 1998
                                        ----------------------------------------
                                        Michael F. Moore, Secretary

           THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE TRANSACTION AGREEMENT.

           PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

           GNB SHAREHOLDERS ARE ENTITLED TO DISSENT FROM THE TRANSACTION AGREEMENT AND RECEIVE CASH FOR THEIR SHARES OF GNB COMMON STOCK RATHER THAN SHARES OF USBN COMMON STOCK. SHAREHOLDERS MAY DISSENT BY FOLLOWING THE PROCEDURES AND REQUIREMENTS SET FORTH IN SECTION 215 OF THE NATIONAL BANK ACT, A COPY OF WHICH IS ATTACHED AS APPENDIX B.

                                 PROXY STATEMENT
                               GRANT NATIONAL BANK

                                   PROSPECTUS
                         UNITED SECURITY BANCORPORATION
                      SHARES OF COMMON STOCK (NO PAR VALUE)

           This Prospectus/Proxy Statement is being furnished to holders of common stock, par value $25 per share ("GNB Common Stock") of Grant National Bank ("GNB"), a national banking association, in connection with the solicitation of proxies by the Board of Directors of GNB (the "GNB Board") for use at the GNB Special Meeting of Shareholders to be held on July ___, 1998 at 6:00 p.m. local time, at 261 Basin SW, Ephrata, Washington, and at any adjournments or postponements of such meeting. GNB stockholders will vote upon a proposal to approve the consolidation (the "Transaction") of GNB with New Grant National Bank ("New Bank"), a newly-formed interim national banking association and wholly-owned subsidiary of United Security Bancorporation ("USBN"), a Washington corporation, on the terms described in the Agreement and Plan of Consolidation dated as of March 24, 1998 (the "Transaction Agreement") among GNB, USBN and New Bank. Pursuant to the Transaction Agreement, New Bank will be consolidated (i.e. merged) with GNB, and the resulting consolidated national banking association will be GNB, operating as an independent subsidiary of USBN. The Transaction Agreement is incorporated into this Prospectus/Proxy Statement by reference and attached as Appendix A.

           When the Transaction becomes effective, shares of the common stock of USBN, no par value per share ("USBN Common Stock") with an aggregate value of $10 million (subject to certain adjustments as set forth in the Transaction Agreement) (as adjusted, the "Total Consideration") will be issued in exchange for all outstanding shares of GNB Common Stock based on a floating exchange ratio. See "THE TRANSACTION -- Basic Terms of the Transaction". The exchange ratio (that is, the precise number of shares of USBN Common Stock to be exchanged for each outstanding share of GNB Common Stock) will be determined by dividing the amount of the Total Consideration by the number of GNB shares outstanding, and dividing the quotient obtained by the Average Closing Price (as defined) of USBN Common Stock. The Average Closing Price is the average trading price of USBN Common Stock for the 25 trading days in which at least 2,000 shares of USBN Common Stock are traded in the period ending five days prior to the closing of the Transaction. If, however, a deal is announced for USBN to merge with or be acquired by a third party, the Average Closing Price will be the average price of USBN Common Stock for the 15 trading days in which at least 2,000 shares of USBN Common Stock are traded in the period ending 90 days prior to the closing of the Transaction. See "THE TRANSACTION -- Basic Terms of the Transaction." Cash will be paid in lieu of fractional shares.

           The aggregate number of shares of USBN Common Stock to be issued in the Transaction cannot be determined until the Total Consideration and the Average Closing Price are established. Accordingly, the exchange ratio will be determined after the GNB Special Shareholders Meeting. Assuming, for illustration purposes only, that the Total Consideration is $10,000,000, the Average Closing Price is $23 and that 33,000 shares of GNB Common Stock are outstanding and subject to exchange on the Effective Date, the exchange ratio would be 13.18 (i.e., $10,000,000 divided by 33,000 shares = 303.03 (rounded);
303.03 divided by $23 = 13.18 (rounded)). Accordingly, the aggregate number of shares of USBN Common Stock issued would be 434,783 (i.e., 13.18 x 33,000 = 434,783). Assuming that 434,783 shares of USBN Common Stock are issued in the Transaction and 4,054,278 shares of USBN are outstanding after closing of the Transaction (excluding shares to be issued to GNB stockholders), GNB stockholders will hold approximately 9.68% of the outstanding USBN Common Stock.

           USBN Common Stock trades on the Nasdaq National Market under the symbol "USBN." The last reported sales price for the USBN Common Stock was $____ per share on _______, 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement. GNB Common Stock does not trade on any market, thus no current market price is available. See "STOCK PRICE AND DIVIDEND INFORMATION."

           This Prospectus/Proxy Statement also constitutes the Prospectus of USBN filed as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), relating to shares of the USBN Common Stock to be issued in the Transaction. When the Transaction becomes effective, all outstanding shares of GNB Common Stock will be converted into the right to receive shares of USBN Common Stock. Cash will be paid in lieu of fractional shares. See "THE TRANSACTION --Basic Terms of the Transaction." Stockholders desiring to do so may dissent from the Transaction and obtain payment for their shares in accordance with the provisions of Section 215 of the United States Code, a copy of which is included in this Prospectus/Proxy Statement as Appendix B. For a description of certain significant considerations in connection with the Transaction, see "THE TRANSACTION -- Basic Terms of the Transaction; " -- Dissenters' Rights of Appraisal"; " -- Conditions to the Transaction"; and " -- Interests of Certain Persons in the Transaction."

           THIS PROSPECTUS/PROXY STATEMENT DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY STOCKHOLDERS OF GNB UPON CONSUMMATION OF THE TRANSACTION, AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS
PROSPECTUS/PROXY IN CONNECTION WITH ANY SUCH RESALE.

           THE SHARES OF USBN COMMON STOCK ISSUABLE IN THE TRANSACTION ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

           THE SHARES OF USBN COMMON STOCK ISSUABLE IN THE TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

       The date of this Prospectus/Proxy Statement is ____________, 1998.

                              AVAILABLE INFORMATION

           USBN is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"). In accordance with the 1934 Act, USBN files reports, proxy statements, and other information with the SEC. GNB is not subject to the information and reporting requirements of the 1934 Act.

           Under the rules and regulations of the SEC, the solicitation of stockholders to approve the Transaction constitutes an offering of the USBN Common Stock to be issued in conjunction with the Transaction. USBN has filed a Registration Statement with the SEC under the 1933 Act covering the USBN Common Stock to be issued in connection with the Transaction. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by USBN under the 1934 Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of materials filed by USBN with the SEC may also be obtained through the Commission's Internet address at http://www.sec.gov. In addition, materials filed by USBN are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

           This Prospectus/Proxy Statement constitutes part of the Registration Statement (File No. 333-_______) filed by USBN with the SEC under the 1933 Act. This Prospectus/Proxy Statement omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is made hereby to the Registration Statement and related exhibits for further information with respect to USBN and the USBN Common Stock. Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents filed by USBN with the SEC under the 1934 Act are incorporated by reference herein:

           1. USBN's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 0-18561 ("USBN 1997 10-K");

           2. USBN's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-18561 ("USBN March 31, 1998
                      10-Q");

           3. USBN's Annual Meeting Proxy Statement for the 1998 Annual Meeting of Shareholders ("USBN 1998 Proxy Statement").

           4.         USBN's Current Report on Form 8-K dated March 24, 1998.

           All documents filed by USBN under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Prospectus/Proxy Statement and before the GNB Special Meeting are incorporated by reference and are a part of this Prospectus/Proxy Statement from each document's date of filing. Any statement contained in a document incorporated by reference as modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

           This Prospectus/Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus/Proxy Statement is delivered. Requests for such copies should be directed to Jacqueline A. Barnard, Secretary, United Security Bancorporation, 9506 North Newport Highway, Spokane, Washington 99218-1200, (509) 467-6949.

                               -------------------

           All information contained in this Prospectus/Proxy Statement relating to USBN has been furnished by USBN, and GNB is relying upon the accuracy of that information. All information contained in this Prospectus/Proxy Statement relating to GNB has been furnished by GNB, and USBN is relying upon the accuracy of that information.

           NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER USBN OR GNB. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION.

           NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED UNDER THE TERMS OF THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF GNB, USBN OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
GLOSSARY OF CERTAIN KEY TERMS.....................................................................G-1


SUMMARY.............................................................................................1

        Introduction................................................................................1
        Parties to the Transaction..................................................................1
        Special Stockholder Meeting - GNB...........................................................2
        The Transaction; Exchange Ratio.............................................................2
        Reasons for the Transaction; Recommendation of the GNB Board................................4
        Opinion of Financial Advisor to GNB.........................................................4
        Effective Date of the Transaction...........................................................4
        Exchange of Stock Certificates..............................................................5
        Conditions; Regulatory Approvals............................................................5
        Amendment or Termination of the Transaction Agreement.......................................5
        Directors and Executive Officers After the Transaction......................................5
        Federal Income Tax Treatment of the Transaction.............................................6
        Accounting Treatment........................................................................6
        Dissenters' Rights of Appraisal.............................................................6
        Interests of Certain Persons in the Transaction.............................................6
        Comparison of Stockholders' Rights..........................................................7
        Trading Markets.............................................................................7

STOCK PRICE AND DIVIDEND INFORMATION................................................................8

        USBN........................................................................................8
        GNB.........................................................................................8
        Recent Stock Price Data.....................................................................9

EQUIVALENT PER COMMON SHARE DATA...................................................................10

        Selected Historical Financial Data - GNB...................................................11

GNB SPECIAL SHAREHOLDER MEETING....................................................................13

        Date, Time, Place and Purpose..............................................................13
        Shares Outstanding and Entitled to Vote; Record Date.......................................13
        Vote Required..............................................................................13
        Voting, Solicitation, and Revocation of Proxies............................................13

BACKGROUND OF AND REASONS FOR THE TRANSACTION......................................................14

        Background of the Transaction..............................................................14
        Reasons for the Transaction - GNB..........................................................14
        Recommendation of GNB Board of Directors...................................................15
        Opinion of GNB Financial Advisor...........................................................15
        USBN's Reasons for the Transaction.........................................................17

THE TRANSACTION....................................................................................18

        Basic Terms of the Transaction.............................................................18
        Mechanics of the Transaction...............................................................20
        Effective Date of the Transaction..........................................................20
        Exchange of GNB Stock Certificates.........................................................20

        Conditions to Consummation of the Transaction; Regulatory Approvals........................21
        Amendment or Termination...................................................................22
        Conduct of Business Pending the Transaction................................................22
        Directors and Executive Officers After the Transaction.....................................23
        Employee Benefit Plans.....................................................................23
        Interests of Certain Persons in the Transaction............................................23
        Federal Income Tax Treatment of the Transaction............................................24
        Accounting Treatment of the Transaction....................................................25
        Dissenters' Rights of Appraisal............................................................25
        Resale of USBN Common Stock................................................................26
        No Solicitation............................................................................26
        Expenses...................................................................................27

PRO FORMA COMBINED UNAUDITED FINANCIAL STATEMENTS..................................................27


NOTES TO PRO FORMA COMBINED UNAUDITED FINANCIAL STATEMENTS.........................................34


BUSINESSES OF THE PARTIES TO THE TRANSACTION.......................................................34

        Information Concerning USBN................................................................34
        Information Concerning GNB.................................................................35
        Security Ownership of Certain Beneficial Owners and Management of GNB......................36

GNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS......................................................................37

        General....................................................................................37
        Financial Condition and Results of Operations for the Three Months Ended March 31, 1998 and
               1997................................................................................37
        Financial Condition and Results of Operations for the Years Ended
        December 31, 1997 and 1996 ................................................................37
        Loan Quality...............................................................................38
        Year 2000 Issue............................................................................40
        Quantitative and Qualitative Disclosure About Market Risk..................................40

MANAGEMENT OF USBN.................................................................................41


SUPERVISION AND REGULATION.........................................................................41

        The Holding Company........................................................................41
        Banks......................................................................................43

DESCRIPTION OF USBN CAPITAL STOCK..................................................................45


COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF USBN AND GNB COMMON STOCK...............................46


CERTAIN LEGAL MATTERS..............................................................................49


EXPERTS............................................................................................49


OTHER MATTERS......................................................................................50

        APPENDIX A - Agreement and Plan of Consolidation

        APPENDIX B - Section 215 of the National Banking Act (Dissenters'
                     Rights of Appraisal under federal law)

        APPENDIX C - Opinion of Southard Financial


                          GLOSSARY OF CERTAIN KEY TERMS


1933 Act ....................... The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


1934 Act ....................... The Securities Exchange Act of 1934, as
                                 amended, and related rules and regulations.

Average Closing Price .......... If no "Triggering Event" has occurred, the average Daily Sales Price (average of bid and ask prices per share) of USBN Common Stock for the 25 consecutive trading days on which 2,000 shares are traded, with the last such trading day being the fifth day preceding the Effective Date. If a "Triggering Event" has occurred, the Average Closing Price will be the average Daily Sales Price of USBN Common Stock for the 15 consecutive trading days on which 2,000 shares have traded, with the last such trading day being the 90th day preceding the public announcement of such Triggering Event.

BHCA ........................... The Bank Holding Company Act of 1956, as
                                 amended.

Board .......................... Board of Directors.

Closing ........................ The closing of the Transaction contemplated in the Transaction Agreement.

Code ........................... The Internal Revenue Code of 1986, as amended.

Dissenting Shares .............. Those shares of GNB Common Stock with respect to which GNB's stockholders have perfected their dissenters' rights under the National Banking Act.

Effective Date ................. The date Closing of the Transaction will occur.

FDIC ........................... The Federal Deposit Insurance Corporation.

FRB ............................ The Board of Governors of the Federal Reserve
                                 System.

GAAP ........................... Generally accepted accounting principles, consistently applied.

GNB ............................ Grant National Bank, a national banking association.

GNB Board ...................... Board of Directors of GNB.

GNB Common Stock ............... GNB's Common Stock, par value $25 per share.

GNB Financial Statements ....... GNB's (i) balance sheet as of December 31, 1997
                                 (audited) and the related statements of income, cash flows and stockholders' equity for each of the years ended December 31, 1997 (audited) and 1996 (unaudited), and (ii) GNB's unaudited balance sheet as of March 31, 1998, and the related unaudited statements of income and cash flows for the three months ended March 31, 1998 and 1997.

GNB Record Date ................ 5:00 p.m. on June __, 1998.

GNB Special Meeting ............ Special meeting of GNB stockholders to be held on July __, 1998.

Nasdaq ......................... Nasdaq National Market System.

New Bank ....................... New Grant National Bank, a new interim national banking association to be formed by USBN to facilitate the Transaction.

OCC ............................ The Office of the Comptroller of the Currency.

Prospectus/Proxy Statement ..... This Prospectus/Proxy Statement, filed with the
                                 SEC by USBN and to be mailed to GNB's
                                 stockholders, together with any amendments and supplements.

Registration Statement ......... The Registration Statement on Form S-4, of
                                 which this Prospectus/Proxy Statement forms a part, filed with the SEC by USBN under the 1933 Act, for the purpose of registering the shares of USBN Common Stock to be issued in the Transaction.

SEC ............................ The Securities and Exchange Commission.

Southard Financial ............. Southard Financial, GNB's financial advisor.

Termination Date ............... December 31, 1998, the date after which each party has the right to terminate the
                                 Transaction Agreement, if the Closing has not occurred by that date.

Transaction .................... The consolidation of GNB with and into New
                                 Bank, a newly-formed interim national banking association and wholly-owned subsidiary of USBN, in accordance with the Transaction Agreement and in accordance with 12 United States Code Sections 215(a) through 215(g) and 12 Code of Federal Regulations Section 5.33.

Transaction Agreement .......... The Agreement and Plan of Consolidation, dated as of March 24, 1998, between GNB, USBN and, upon its formation by USBN, New Grant National Bank.

Triggering Event ............... Generally means announcement of a deal or proposal involving the sale of USBN. More specifically, a "Triggering Event" means (i) USBN's having authorized, recommended, or proposed or announced an intention to authorize or recommend an agreement with a third party to effect a merger or similar transaction with USBN, where present USBN shareholders will control less than 50% of the surviving institution ("USBN Transaction"); (ii) a third party proposal (to USBN or its shareholders) to engage in a USBN Transaction; (iii) the filing by a third party of an application or notice, with regulatory authorities, to engage in a USBN Transaction; or (iv) the commencement by a third party of a tender offer or exchange that would result in the third party owning or controlling 20% or more of USBN's Common Stock.

USBN ........................... United Security Bancorporation, a Washington
                                 corporation and banking holding company.

USBN Board ..................... Board of Directors of USBN.

USBN Common Stock .............. USBN's Common Stock, no par value per share.

USBN Financial Statements ...... USBN's (i) audited consolidated statements of financial condition as of December 31, 1997 and 1996, and the related audited consolidated statements of income, cash flows and stockholders' equity for each of the years ended December 31, 1997, 1996 and 1995, and
                                 (ii) unaudited consolidated statement of financial condition as of March 31, 1998, and the related unaudited statement of income for the three months then ended.

                                     SUMMARY

           The following material summarizes certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement (including the appendices). Capitalized terms used in this Prospectus/Proxy Statement, unless the context otherwise requires, have the meanings ascribed to them in the Glossary of Certain Key Terms inside the front cover. Additionally, terms used principally in particular sections of this Prospectus/Proxy Statement may be defined in the sections where they are initially used.

INTRODUCTION

           USBN and GNB propose to reorganize GNB as a wholly owned subsidiary of USBN under the terms of the Transaction Agreement. If the Transaction Agreement is approved by the stockholders of GNB and other conditions to closing are satisfied, New Bank, a newly formed interim national banking association and wholly owned subsidiary of USBN, will be consolidated (in effect, merged) with and into GNB (the "Transaction"). Consequently, holders of GNB Common Stock would become stockholders of USBN, and GNB would become a direct subsidiary of USBN. After the Transaction is consummated, GNB stockholders will no longer own any stock in GNB, and the resulting consolidated national banking association will operate under the charter of GNB and under the name "Grant National Bank."

           The respective Boards of Directors of USBN, New Bank and GNB have unanimously approved the Transaction Agreement. The GNB Board recommends that the stockholders of GNB vote to approve the Transaction Agreement. GNB's stockholders, other than those that have perfected their dissenters' rights or would otherwise be entitled to fractional shares of USBN Common Stock based on the Transaction exchange ratio, will receive shares of USBN Common Stock in exchange for their shares of GNB Common Stock. See "THE TRANSACTION -- Basic Terms of the Transaction"; " -- Cash for Fractional Shares"; " -- Dissenters' Rights of Appraisal."

PARTIES TO THE TRANSACTION

           USBN. USBN is a multi-bank holding company headquartered in Spokane, Washington. USBN owns three banks, United Security Bank, a Washington state-chartered bank, ("USB"), Home Security Bank, a Washington state-chartered bank ("HSB"); and Bank of Pullman, an Idaho state-chartered bank ("BOP") (collectively, the "Banks"), and also owns USB Insurance (Washington) (an insurance agency), USB Leasing (Washington) (a leasing company), and USB Mortgage (Washington) (a mortgage company). The principal executive offices of USBN are located at 9506 North Newport Highway, Spokane, Washington 99218-1200 and its telephone number is (509) 467-6949.

           USBN conducts its banking business through 24 branches located in communities throughout eastern Washington, including Spokane and a branch in Moscow, Idaho. USBN focuses its banking and other services on individuals, professionals, and small- to medium-sized businesses in diversified industries throughout its service area. At December 31, 1997, USBN had total consolidated assets of $350.4 million, net loans of $226.7 million and deposits of $307.6 million. USBN was founded in 1983 and has been profitable in every year since its inception. See "BUSINESSES OF THE PARTIES TO THE TRANSACTION - Information Concerning USBN." Additional information concerning USBN is included in the USBN documents incorporated by reference in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

           GNB. GNB was chartered as a national bank under the laws of the United States on October 3, 1988 and conducts a commercial banking business in Ephrata and Moses Lake, Washington. GNB offers a full line of commercial banking services to its customers and the community providing personal and business financial services to individuals and small businesses. Services include those traditionally offered by commercial banks, such as checking and savings accounts; commercial, real estate, agricultural, personal and other installment and terms loan; travelers checks; safe deposit boxes; collection services; wire transfers and notary services. GNB operates a main office in Ephrata and one branch office in Moses Lake, Washington. GNB maintains its principal offices at 261 Basin SW, Ephrata, Washington 98823, and its telephone number is (509) 754-5650. See "BUSINESSES OF THE PARTIES TO THE TRANSACTION - Information Concerning GNB."

           New Bank. New Bank is a wholly-owned subsidiary of USBN which has been organized by USBN to facilitate the Transaction.

SPECIAL STOCKHOLDER MEETING - GNB

           Place, Time and Date; Purpose. The GNB Special Meeting will be held on July __, 1998 at 6:00 p.m., local time at the principal offices of GNB, 261 Basin SW, Ephrata, Washington, for the purpose of considering and voting upon a proposal to approve the Transaction Agreement attached as Appendix A. See "GNB SPECIAL STOCKHOLDER MEETING."

           Record Date; Shares Entitled to Vote. The GNB Board has fixed the close of business on June __, 1998 as the record date (the "GNB Record Date") for determining stockholders entitled to notice of and to vote at the GNB Special Meeting. Only those holders of shares of GNB Common Stock of record on the GNB Record Date will be entitled to notice of and to vote at the GNB Special Meeting. Each share of GNB Common Stock will be entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the GNB Special Meeting. At the GNB Record Date, there were _______ shares of GNB Common Stock outstanding and entitled to be voted at the GNB Special Meeting. See "GNB SPECIAL STOCKHOLDER MEETING."

           Vote Required. Approval of the Transaction Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of GNB Common Stock. At the GNB Record Date, the directors and executive officers of GNB beneficially owned _______ shares of GNB Common Stock, which represents ______% of the shares entitled to be voted at the GNB Special Meeting. All of the directors of GNB have entered into an agreement with USBN pursuant to which each director has agreed to vote his or her shares for approval of the Transaction Agreement.
See "GNB SPECIAL STOCKHOLDER MEETING."

           A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE TRANSACTION AGREEMENT.

THE TRANSACTION; EXCHANGE RATIO

           The Transaction Agreement provides for the consolidation of New Bank with and into GNB, with the resulting consolidated national banking association operating under the name "Grant National Bank." GNB will accordingly become a wholly owned subsidiary of USBN and will succeed to all of the assets and liabilities of New Bank. See "THE TRANSACTION -- Basic Terms of the Transaction."

           Upon consummation of the Transaction, each outstanding share of GNB Common Stock (except for any "Excluded Shares", which are (i) Dissenting Shares and (ii) any shares of stock held by USBN or GNB, other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will be automatically converted into the right to receive shares of USBN Common Stock based on a floating exchange ratio. See "THE TRANSACTION -- Basic Terms of the Transaction."

           The aggregate value of USBN Common Stock to be exchanged for outstanding shares of GNB Common Stock will be $10 million, subject to certain adjustments as set forth in the Transaction Agreement (the value, as adjusted, being the "Total Consideration"). The precise number of shares of USBN Common Stock to be received for each share of GNB Common Stock will be based on the exchange ratio, which will depend on (i) the amount of the Total Consideration,
(ii) the number of shares of GNB Common Stock outstanding, and (iii) the Average Closing Price. See "THE TRANSACTION -- Basic Terms of the Transaction." The exchange ratio, and thus the precise number of shares of USBN Common Stock to be received for each share of GNB Common Stock, will not be known at the time that GNB stockholders vote on the Transaction at the GNB Special Meeting.
See "THE TRANSACTION -- Basic Terms of the Transaction."

           The Transaction Agreement provides that the Total Consideration will be adjusted in certain circumstances:

           - Total Consideration will be increased, dollar for dollar (and additional shares of USBN Common Stock issued) to reflect (i) any GAAP net income of GNB for the period between January 1, 1998 and the Effective Date, and (ii) the costs incurred by GNB in obtaining audited financial statements for the purposes of the Transaction.

           - Total Consideration will be decreased, dollar for dollar (and fewer shares of USBN Common Stock issued) by the amount that Transaction expenses incurred by GNB exceeds $125,000.

           The exchange ratio will be determined by dividing the Total Consideration by the number of GNB shares outstanding, and dividing the quotient obtained by the Average Closing Price of USBN Common Stock. The Average Closing Price is the average trading price of USBN Common Stock for the 25 trading days in which at least 2,000 shares of USBN Common Stock are traded in the period ending five days prior to the closing of the Transaction (the "Average Closing Price"). If, however, a deal is announced for USBN to merge with or be acquired by a third party, the Average Closing Price will be the average price of USBN Common Stock for the 15 trading days in which at least 2,000 shares of USBN Common Stock are traded in the period ending 90 days prior to the closing of the Transaction. See "THE TRANSACTION -- Basic Terms of the Transaction."

           Assuming, for illustration purposes only, that the Total Consideration is $10,000,000, the Average Closing Price is $23 and that 33,000 shares of GNB Common Stock are outstanding and subject to exchange on the Effective Date, the exchange ratio would be 13.18 (i.e., $10,000,000 divided by 33,000 shares = 303.03 (rounded); 303.03 divided by $23 = 13.18 (rounded)).
Accordingly, in this illustration, the aggregate number of shares of USBN Common Stock issued would be 434,783 (i.e., 13.18 x 33,000 = 434,783). Assuming that 434,783 shares of USBN Common Stock are issued in the Transaction and 4,054,278 shares of USBN are outstanding after closing of the Transaction (excluding shares to be issued to GNB stockholders), GNB stockholders would hold approximately 9.68% of the outstanding USBN Common Stock.

           Each holder of GNB Common Stock who would otherwise be entitled to a fractional share of USBN Common Stock will receive cash in lieu of such fractional share, determined by multiplying such fraction by the Average Closing Price. See "THE TRANSACTION -- Basic Terms of the Transaction." Upon completion of the Transaction, stockholders of GNB will no longer own any GNB Common Stock.

           GNB stockholders should note that although the actual number of shares of USBN Common Stock they receive will continue to fluctuate depending on the Average Closing Price, the value of such shares (i.e., the Total Consideration) will not be subject to changes in market value. For a more detailed discussion of the calculation of the number of shares of USBN Common Stock to be received in exchange for GNB Common Stock, see "THE TRANSACTION -- Basic Terms of the Transaction."

REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE GNB BOARD

           The GNB Board has unanimously determined that the Transaction Agreement is fair to and in the best interests of GNB and its stockholders. In making this determination, the GNB Board considered a variety of factors, including the value of the USBN Common Stock that the stockholders of GNB will receive in exchange for their shares of GNB Common Stock, the continued ability of GNB to provide competitive and comprehensive services in the market in which it operates, and the parties' shared commitment to personalized community banking, which emphasizes responsiveness to local markets and the delivery of personalized services to customers.

           The GNB Board believes that the Transaction will allow GNB to provide a wider array of products and services, while continuing to offer the advantages of personalized community banking to GNB's current customers, and will also allow GNB to realize a premium, thus enhancing stockholder value. The GNB Board further anticipates that the Transaction will provide GNB with substantially greater financial and technological resources, which will enable GNB to compete more effectively in its market and better serve its customers and community. Additionally, GNB stockholders would be able to obtain a premium over book value for their shares of GNB Common Stock on a tax-deferred basis, while at the same time enjoying the benefits of a more active trading market in the USBN Common Stock.

           THE GNB BOARD HAS UNANIMOUSLY APPROVED THE TRANSACTION AGREEMENT AS BEING IN THE BEST INTERESTS OF GNB AND THE GNB STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF GNB VOTE FOR APPROVAL OF THE TRANSACTION AGREEMENT.

           For a discussion of the circumstances surrounding the Transaction and the factors considered by the GNB Board in making its recommendation, see "BACKGROUND OF AND REASONS FOR THE TRANSACTION." Approval of the Transaction Agreement by GNB stockholders is required by law and is a condition to consummation of the Transaction. See "THE TRANSACTION -- Conditions to Consummation of the Transaction; Regulatory Approvals." For a description of certain economic interests that directors of GNB may be deemed to have in the Transaction, see "THE TRANSACTION -- Interests of Certain Persons in the Transaction."

OPINION OF FINANCIAL ADVISOR TO GNB

           Southard Financial, GNB's financial advisor, has delivered a written opinion to the Board of Directors of GNB dated May 18, 1998, to the effect that the terms of the Transaction are fair to GNB stockholders from a financial point of view. A copy of Southard Financial's opinion, setting forth the assumptions made, matters considered, procedures followed, and limits of its review, is attached hereto as Appendix C and should be read by stockholders in its entirety. See "THE TRANSACTION -- Opinion of Financial Advisor to GNB."

EFFECTIVE DATE OF THE TRANSACTION

           Unless the parties agree upon another date, the Effective Date of the Transaction will be the date ten business days after the fulfillment or waiver of each of the conditions to the obligations of the parties to effect the Transaction and the granting of all regulatory approvals. The parties presently expect to consummate the Transaction by the third quarter of 1998, although the timing is subject to the satisfaction of certain conditions (discussed below). Either USBN or GNB may terminate the Transaction Agreement if the Effective Date does not occur on or before December 31, 1998.

EXCHANGE OF STOCK CERTIFICATES

           As promptly as practicable after the Effective Date, USBN will send to each record holder of GNB Common Stock transmittal materials for use in exchanging GNB Common Stock certificates for USBN Common Stock certificates. All shares of USBN Common Stock issued to GNB stockholders pursuant to the Transaction will be deemed to have been issued as of the Effective Date. GNB STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "THE TRANSACTION -- Exchange of GNB Stock Certificates."

CONDITIONS; REGULATORY APPROVALS

           Consummation of the Transaction is subject to, among other things:
(i) approval of the Transaction Agreement by USBN as the sole stockholder of New Bank, and by holders of not less than two-thirds of the outstanding shares of GNB Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of USBN, would deprive USBN of the material economic or business benefits of the Transaction, (iii) receipt by USBN and GNB of the opinion of Graham & Dunn PC, dated as of the Effective Date, as to certain federal income tax consequences of the Transaction; (iv) the USBN Common Stock to be issued to GNB stockholders having been approved for listing on the Nasdaq National Market; (v) receipt by USBN of an agreement from each "affiliate" of GNB restricting the resale of USBN Common Stock received by such affiliate in the Transaction; (vi) the number of Dissenting Shares not exceeding 10% of the outstanding shares of GNB Common Stock; (vii) receipt by USBN of a letter from USBN's certified public accountants to the effect that the Transaction will qualify for pooling of interests accounting treatment; and
(viii) receipt by GNB of the opinion of Southard Financial regarding the fairness of the Transaction to GNB's stockholders. An additional condition, Mr. Lawrence Mitson's having entered into an employment agreement with GNB, has already been satisfied. See "THE TRANSACTION -- Conditions to Consummation of the Transaction; Regulatory Approvals."

AMENDMENT OR TERMINATION OF THE TRANSACTION AGREEMENT

           The Transaction Agreement may be terminated before the Effective Date, whether before or after its adoption by USBN, as the sole stockholder of New Bank, or its adoption by the stockholders of GNB, by the mutual consent of the respective majority votes of the USBN, New Bank, and GNB Boards. Each Board may also terminate the Transaction Agreement by majority vote if the Transaction is not consummated by December 31, 1998, or if any party (other than the terminating party) has failed to cure a breach of the Transaction Agreement. Under certain circumstances, if GNB stockholders fail to approve the Transaction Agreement and GNB is subsequently acquired by a third party, GNB will pay USBN $350,000. See "THE TRANSACTION -- No Solicitation." The Transaction Agreement may be amended at any time before the Effective Date if the respective Boards of USBN, New Bank and GNB approve, and USBN has the right, without the approval of GNB, to change the method of its acquisition of GNB. However, no amendment may under any circumstances change the consideration to be received by GNB stockholders for their GNB Common Stock. See "THE TRANSACTION -- Amendment or Termination."

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE TRANSACTION

           Upon consummation of the Transaction, the USBN Board will consist of USBN's current directors plus one GNB director, and the GNB Board will consist of GNB's current directors, plus two additional directors selected by USBN. The executive officers of USBN in office immediately before the Effective Date will remain unchanged following the Transaction. The executive officers of GNB will remain unchanged immediately following the Transaction. Mr. Lawrence C. Mitson, the President and Chief Executive Officer of GNB has executed an employment agreement with GNB in anticipation of the Transaction. USBN will assume the employment agreement following the Transaction. See "THE TRANSACTION -- Interests of Certain Persons in the Transaction" and " -- Directors and Executive Officers After the Transaction."

FEDERAL INCOME TAX TREATMENT OF THE TRANSACTION

           Consummation of the Transaction is conditioned, among other things, on receipt by USBN and GNB of an opinion of Graham & Dunn, P.C., special counsel for USBN to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of GNB who receive USBN Common Stock in exchange for their shares of GNB Common Stock, other than with respect to cash received in lieu of fractional share interests. See "THE TRANSACTION -- Federal Income Tax Treatment of the Transaction."

           BECAUSE CERTAIN TAX CONSEQUENCES OF THE TRANSACTION MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH GNB STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTION, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS TO SUCH STOCKHOLDER.

ACCOUNTING TREATMENT

           It is anticipated that the Transaction will be accounted for as a pooling of interests by USBN under generally accepted accounting principles. The Transaction Agreement provides that a condition to USBN's obligation to consummate the Transaction is the receipt by USBN of a letter from USBN's certified public accountants, independent auditors, to the effect that such firm concurs with management's conclusions as to the appropriateness of pooling of interests accounting for the Transaction. See "THE TRANSACTION -- Conditions to Consummation of the Transaction; Regulatory Approvals" and " -- Accounting Treatment of the Transaction."

           The Transaction is subject to the receipt of certain prior approvals from the Board of Governors of the FRB. A Notice/Application for approval of the Transaction will be filed with the FRB. There can be no assurance that such approval will be obtained, and, if obtained, that it will not impose conditions that, in the opinion of USBN, would deprive USBN of the economic and business benefits of the Transaction so as to render it inadvisable in the judgment of USBN to proceed with the Transaction. See "THE TRANSACTION -- Regulatory Requirements."

DISSENTERS' RIGHTS OF APPRAISAL

           GNB Stockholders have the right to dissent from the Transaction and obtain payment of the fair value of their shares of GNB Common Stock under the provisions of Section 215 of the United States Code (the "Appraisal Laws"). A STOCKHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES IDENTIFIED IN THE APPRAISAL LAWS WILL RESULT IN LOSS OF SUCH STOCKHOLDER'S DISSENTERS' RIGHTS. Accordingly, GNB stockholders wishing to dissent from the Transaction are urged to read carefully "THE TRANSACTION -- Dissenters' Rights of Appraisal" and the copy of the Appraisal Laws set forth in Appendix B to this Prospectus/Proxy Statement and to consult with their own legal advisors. If GNB stockholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of GNB Common Stock, USBN may elect not to consummate the Transaction. See "THE TRANSACTION -- Conditions to Consummation of the Transaction; Regulatory Approvals."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

           Certain members of GNB's management and the GNB Board may be deemed to have interests in the Transaction in addition to their interests as stockholders of GNB generally. These include, among other things, provisions in the Transaction Agreement relating to indemnification, employment agreements and conversion of the existing GNB options into USBN options.

           The Transaction Agreement provides that for the four year period following the Effective Date, USBN will indemnify the directors, officers and employees of GNB against certain liabilities to the extent that such persons were entitled to indemnification under Washington and federal law and the Articles of Association and Bylaws of GNB. Also, certain directors of GNB are owners of GNB's main office facility which GNB leases from them under a lease that expires in November, 1998. These directors have negotiated a renewal lease with USBN. Also, following the Effective Date of the Transaction, USBN will appoint a director from the GNB Board to serve as a member of the USBN Board. See "THE TRANSACTION -- Interests of Certain Persons in the Transaction."

           Lawrence C. Mitson, the President and Chief Executive Officer of GNB, has entered into an employment agreement with GNB which will become effective upon consummation of the Transaction. Pursuant to Mr. Mitson's agreement, he will serve as President and Chief Executive Officer of GNB for a period of three years beginning on the Effective Date of the Transaction. Mr. Mitson's base salary under the agreement will be $98,600. Mr. Mitson is entitled to a severance payment under certain conditions. See "THE TRANSACTION -- Interests of Certain Persons in the Transaction."

COMPARISON OF STOCKHOLDERS' RIGHTS

           Stockholders of GNB who receive shares of USBN Common Stock in exchange for their shares of GNB Common Stock will be governed, with respect to their rights as such stockholders, by USBN's Articles of Incorporation and Bylaws. For a discussion of certain material differences in the rights of stockholders of USBN and GNB and an explanation of certain possible anti-takeover effects of certain provisions in USBN's Articles of Incorporation and Bylaws, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF USBN AND GNB COMMON STOCK."

TRADING MARKETS

           USBN Common Stock is listed on the Nasdaq National Market under the symbol "USBN." GNB Common Stock does not trade on any exchange or market system. See "STOCK PRICE AND DIVIDEND INFORMATION."

                      STOCK PRICE AND DIVIDEND INFORMATION

USBN

           The USBN Common Stock is listed on the Nasdaq National Market under the symbol "USBN." The respective high and low sale prices of the USBN Common Stock for the periods indicated are shown below. The prices below do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions. The per share information has been adjusted retroactively for all stock dividends and split-ups previously issued. As of May 18, 1998, there were approximately 1,200 holders of record of the USBN Common Stock.

                             YEAR ENDED DECEMBER 31, 1997                         YEAR ENDED DECEMBER 31, 1996
                             ----------------------------                         ----------------------------
                                                            Cash                                        Cash
                                                            Dividends                                   Dividends
                   Market Price                             Declared      Market Price                  Declared
                   ------------                             --------      ------------                  --------
                       High                Low                               High            Low
                       ----                ---                               ----            ---
1st Quarter           $13.86              $11.57                $0          $11.15          $9.82           $0
2nd Quarter            13.18               11.59                 0           11.15           9.71            0
3rd Quarter            16.94               12.62                 0           12.40           9.71            0
4th Quarter            19.09               16.14                 0           12.60          10.54            0

           Between December 31, 1997 and ________ __, 1998 (the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement), the high sales price for USBN Common Stock was $______ and the low was $______.


GNB

           There is no established trading market for GNB Common Stock. Trades are generally undertaken in private transactions. Thus, GNB management does not have knowledge of the prices paid in all transactions involving its shares. The following table sets forth management's best estimates of the high and low trade prices for GNB Stock at the end of each quarter during the years 1997 and 1996.


                                                                      Stock Prices
                                                                      ------------
                                           NO. OF
CALENDAR YEAR QUARTER                      SHARES TRADED        HIGH                  LOW
---------------------                      -------------        ----                  ---
First Quarter 1996                              770             $105                 $100
Second Quarter 1996                             240              105                  100
Third Quarter 1996                            1,394              105                  100
Fourth Quarter 1996                              90              105                  100
First Quarter 1997                            1,080              105                  100
Second Quarter 1997                           1,990              105                  100
Third Quarter 1997                              515              105                  100
Fourth Quarter 1997                             495              105                  100
1998 (through _____________, 1998)              590              105                  100

           Dividends paid on GNB Common Stock in 1997 and 1996, respectively, were $1.50 per share and $-0- per share. GNB paid a dividend of $1.75 per share to its shareholders on March 4, 1998.

RECENT STOCK PRICE DATA

           The following table sets forth the closing price per share of USBN Common Stock, as reported on the Nasdaq National Market, and of GNB Common Stock, in addition to the equivalent per share price for GNB Common Stock, on March 23, 1998 (the last full trading day prior to the public announcement of the execution of the Transaction Agreement) and on _______ __, 1998, the most recent date for which it is practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. Holders of GNB Common Stock are urged to obtain current market quotations for shares of USBN Common Stock.

CLOSING PRICE PER SHARE:                        March 23, 1998     _______, 1998
           USBN Common Stock                       $21.625              $
           GNB Common Stock(1)                     $105.00              $
           GNB Equivalent Pro Forma(2)             $285.02              $

(1) There are no publicly available quotations of GNB Common Stock, and the market prices per share as of such dates (quoted above), represent the purchase prices known to GNB's management to have been paid for the GNB Common Stock in the last transaction prior to such dates.

(2) Giving effect for the Transaction and computed by multiplying the closing price per share of USBN Common Stock by the Exchange Ratio.

                        EQUIVALENT PER COMMON SHARE DATA

           The following table presents unaudited selected per common share data for USBN on a historical and pro forma combined basis and for GNB, on a historical and pro forma equivalent basis, after giving effect to the Transaction on a pooling of interests basis. For a description of the pooling of interests method of accounting with respect to the Transaction see "THE TRANSACTION -- Accounting Treatment of the Transaction." The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred had the Transaction become effective prior to the period indicated or will occur upon consummation of the Transaction. This data should be read in conjunction with the financial statements and other financial data with respect to USBN and GNB included elsewhere in this Prospectus/Proxy Statement or incorporated herein by reference. The data is not necessarily indicative of the results of future operations of the combined entity or the actual results that could have occurred had the Transaction become effective prior to the periods indicated. The table assumes an Exchange Ratio of 13.18 shares of USBN Common Stock for one share of GNB Common Stock; the actual Exchange Ratio cannot be determined at this time and will not be calculable until shortly before the Transaction. See "THE TRANSACTION -- Basic Terms of the Transaction."

                                                                       PRO FORMA     PRO FORMA
                                                USBN          GNB      COMBINED      EQUIVALENT
                                               ------     -------      ---------     ----------
                                               (2)(3)                   (2)(4)         (2)(4)
BOOK VALUE (1) AS OF:
   March 31, 1998                              $8.52      $104.24       $8.46        $111.50
   December 31, 1997                            8.16       102.90        8.13         107.15
BASIC AND DILUTED EARNINGS PER SHARE (5)
   Three months ended March 31, 1998             .34         2.97         .33           4.35
   Three months ended March 31, 1997             .24         2.80         .29           3.82
   Year Ended December 31, 1997 (Basic)(3)      1.20        12.97        1.32          17.40
   Year Ended December 31, 1997 (Diluted)(3)    1.19        12.97        1.31          17.27
   Year Ended December 31, 1996                  .78         8.86         .96          12.65
   Year Ended December 31, 1995 (3)             1.09         9.91        1.21          15.95
CASH DIVIDENDS DECLARED
   Three months ended March 31, 1998             -0-         1.75         .01            .13
   Three months ended March 31, 1997             -0-         1.50         .01            .13
   Year Ended December 31, 1997                  -0-         1.50         .01            .13
   Year Ended December 31, 1996                  -0-          -0-         ---            ---
   Year Ended December 31, 1995                  -0-          -0-         ---            ---

---------------

(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Effective October 1, 1997, USBN acquired BOP. The purchase method of accounting was used for the transaction. Accordingly, prior period financial statements for USBN have not been restated to reflect combined accounts of BOP. The pro forma combined and equivalent amounts include the accounts of BOP.

(3) In 1997 USBN received a recovery from its insurance provider related to a theft by a former employee. After income taxes the recovery improved basic earnings per share $.14 per share. In 1996 USBN discovered the theft which reduced basic earnings per share $.14 per share. Without the impact of the recovery and loss, annual basic earnings per share would have been $1.06 for 1997 and $.92 for 1996. In 1995 USBN received a death benefit from its insurance policy related to the death of a key employee. Without the impact of the death benefit, annual basic earnings per share would have been $.86 for 1995. See USBN's 1997 Annual Report on Form 10-K for further discussion of these matters.

(4) The pro forma combined book value per share of USBN Common Stock is based upon the historical total combined shareholders' equity for USBN and GNB divided by the total pro forma common shares of the combined entities assuming conversion of the outstanding GNB Common Stock at an assumed ratio (made for purpose of this calculation only) of 13.18. The assumed Exchange Ratio is based upon total consideration of $10 million and 434,783 shares of USBN Common Stock issued to GNB shareholders, who hold 33,000 shares of GNB Common Stock. This assumption is made solely for the purpose of calculating the pro forma data and is not intended to be a representation or approximation of the actual Exchange Ratio. USBN had 4,054,278 shares of Common Stock outstanding as of March 31, 1998. The pro forma equivalent amounts represent the pro forma combined amounts multiplied by the assumed exchange ratio of 13.18.

(5) Basic and diluted earnings per share is calculated by dividing the total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of shares of common stock and common stock equivalents for the period indicated. The pro forma equivalent net income per share of GNB Common Stock represents the pro forma combined net income per share multiplied by the assumed Exchange Ratio described in note (4) above. Earnings per share is retroactively adjusted for stock dividends and split ups.






SELECTED HISTORICAL FINANCIAL DATA - GNB

           The table on the following page sets forth selected historical information data for GNB. The data has been derived in part from, and should be read in conjunction with, the financial statements and notes thereto and other fiscal information with regard to GNB set forth elsewhere in this prospectus, and such data is qualified in their entirety by reference thereto.

GRANT NATIONAL BANK

SELECTED FINANCIAL DATA

                                                           As of and for the Years Ended December 31,
                                          ------------------------------------------------------------------------------------
                                             1997              1996              1995               1994              1993
                                             ----              ----              ----               ----              ----
                                                            (Unaudited)        (Unaudited)      (Unaudited)
SUMMARY OF OPERATIONS:

 Interest income                          $2,572,733        $2,185,845         $1,899,445        $1,849,869         $1,842,429
 Interest expense                            788,571           643,642            590,928           505,153            687,578
 Net interest income before provision
    for losses on loans                    1,784,162         1,542,203          1,308,517         1,344,716          1,154,851
 Provision for losses on loans                   ---            15,000                ---               ---                ---
 Net interest income after provision
    for losses on loans                    1,784,162         1,527,203          1,308,517         1,344,716          1,154,851
 Noninterest income                          240,313           224,607            201,246           156,835            164,766
 Noninterest expense                       1,385,710         1,316,419          1,018,848         1,111,407          1,113,473
 Income tax expense                          210,886           143,000            164,348           126,300             51,000
 Cumulative effect of change in
    accounting                                   ---               ---                ---               ---             28,000
 Net income                                  427,879           292,391            326,567           263,844            183,144

 Basic and diluted net income per share        12.97              8.86               9.89              8.00               5.55

 Cash dividends declared per share              1.50               ---                ---               ---                ---

 Weighted average basic and diluted
    shares outstanding                        33,000            33,000             33,000            33,000             33,000

STATEMENT OF CONDITION:

 Total assets                             33,789,772        28,694,730         22,985,638        21,613,613         25,021,855
 Loans receivable                         20,980,039        17,351,143         14,196,334        13,680,226         13,541,941
 Deposits                                 30,218,354        25,599,148         20,150,328        18,051,019         22,766,651
 Stockholders' equity                      3,395,805         2,999,136          2,704,670         2,307,935          2,137,506
 Book value per share                         102.90             90.88              81.96             69.94              64.77

KEY PERFORMANCE RATIOS:

 Return on average assets                      1.37%             1.13%              1.46%             1.13%               .71%

 Return on average stockholders' equity       13.38%            10.25%             13.03%            11.87%              8.95%

 Net interest margin                           6.16%             6.36%              6.54%             6.17%              4.99%


                         GNB SPECIAL SHAREHOLDER MEETING

DATE, TIME, PLACE AND PURPOSE

           The GNB Special Meeting will be held on July ___, 1998 at 6:00 p.m., local time, at the main office of the Bank at 261 Basin SW, Ephrata, Washington 98823. The purposes of the GNB Special Meeting are as follows: (i) to consider and vote upon approval of the Transaction Agreement and (ii) to act upon other matters, if any, that may properly come before the GNB Special Meeting. At the time of the GNB Special Meeting, the precise number of shares of USBN to be received for each share of GNB Common Stock will not be known, as it will be determined by, among other things, the Average Closing Price of USBN Common Stock for a brief period before the consummation of the Transaction, which is expected to occur in the third quarter of 1998. See "THE TRANSACTION -- Basic Terms of the Transaction."

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

           The GNB Board has fixed 5:00 p.m. on June ___, 1998 as the GNB Record Date for determining the holders of shares of GNB Common Stock entitled to notice of and to vote at the GNB Special Meeting. At the close of business on the GNB Record Date, there were 33,000 shares of GNB Common Stock issued and outstanding held by approximately 254 holders of record. Holders of record of GNB Common Stock on the GNB Record Date are entitled to one vote per share and are also entitled to exercise dissenters' rights under Appraisal Laws if certain procedures are followed: See "THE TRANSACTION -- Dissenters' Rights of Appraisal" and Appendix B.

VOTE REQUIRED

           The affirmative vote of two-thirds of all shares of GNB Common Stock outstanding on the GNB Record Date is required to approve the Transaction Agreement. GNB stockholders are entitled to one vote for each share of GNB Common Stock held. The presence of a majority of the outstanding shares of GNB Common Stock in person or by Proxy is necessary to constitute a quorum of stockholders for the GNB Special Meeting. For this purpose, abstentions and broker non-votes (i.e. Proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Transaction Agreement, and neither abstentions nor broker non-votes, will be counted as favorable votes in determining whether the Transaction Agreement is approved by the holders of GNB Common Stock. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Transaction Agreement.

           As of the GNB Record Date, directors and executive officers of GNB, and their affiliates, owned and were entitled to vote _______ shares at the GNB Special Meeting, representing approximately _____% of the outstanding shares of GNB Common Stock. See "MANAGEMENT OF GNB --Security Ownership of Management and Certain Beneficial Owners." Each director of GNB has agreed to vote all shares of GNB Common Stock held or controlled by him or her (a total of 13,662 shares or approximately 41.4% of the shares outstanding), in favor of approval of the Transaction.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

           If the enclosed proxy ("Proxy") is duly executed and received in time for the GNB Special Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy FOR the approval of the Transaction Agreement and in the Proxy's discretion on any other matter coming before the meeting, unless otherwise directed by the Proxy. Any Proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of GNB, or by a subsequently dated Proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked Proxies, will be voted in accordance with the instructions in the Proxy. Stockholders are entitled to one vote for each share of GNB Common Stock held on the GNB Record Date.

           The Proxy for the GNB Special Meeting is being solicited on behalf of the GNB Board. GNB will bear the cost of solicitation of Proxies from its stockholders. In addition to using the mails, Proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their Proxy soliciting material to their principals and obtain authorization for the execution of the Proxies. Officers and other employees of GNB may solicit Proxies personally. GNB is not expected to pay any compensation for the solicitation of Proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding Proxy materials to and obtaining Proxies from their principals.

                 BACKGROUND OF AND REASONS FOR THE TRANSACTION

BACKGROUND OF THE TRANSACTION

           At a GNB Board planning retreat held on December 3, 1997, the Board of Directors made a determination that it would be in the best interests of the shareholders of GNB for GNB to operate as an independently-owned institution. At that meeting, the Board of Directors directed management to proceed with the formation of a bank holding company for GNB in furtherance of that goal. Prior to the December 3, 1997 GNB Board planning retreat, the GNB Board had received preliminary offers from two separate potential acquirors to acquire GNB. One of the potential acquirors made its preliminary offer in August, 1997 and revised its offer in September, 1997. At the September, 1997 meeting of the GNB Board, the GNB Board rejected the offer as being inadequate and determined that remaining independent would be in the best interests of the shareholders. In November, 1997, USBN (the other potential acquiror) submitted its initial offer to acquire GNB. The GNB Board discussed USBN's offer at its board planning retreat on December 3, 1997 and the offer was rejected as being inadequate.

           In late January, 1998, USBN President Richard Emery contacted GNB President and Chief Executive Officer Lawrence C. Mitson and indicated that USBN would be willing to acquire GNB at a price substantially in excess of USBN's original offer submitted in November, 1997. Based on that discussion between Mr. Emery and Mr. Mitson, USBN and GNB executed a confidentiality agreement on or about February 5, 1998. On February 10, 1998, USBN submitted to GNB a term sheet setting forth the principal terms of the proposed acquisition offer. At that point, with the assistance of counsel, GNB continued negotiations with USBN regarding the specific financial terms of the proposed Transaction as well as employee and benefit issues. In March, 1998, the GNB Board retained the services of Southard Financial to assist the Board in determining whether USBN's proposal would be fair to GNB's shareholders from a financial point of view.

           As a result of the negotiations, the terms of the Transaction were incorporated into a definitive Transaction Agreement which was approved by the USBN Board at a special meeting on March 24, 1998.

REASONS FOR THE TRANSACTION - GNB

           In reaching its decision to approve the Transaction and the Transaction Agreement, the GNB Board consulted with its counsel as well as with GNB's management and considered a number of factors, including, without limitation, the following, which constitute all of the material factors considered by the GNB Board:

           - GNB Board's familiarity with and review of USBN's business, operations, earnings and financial condition and future capital requirements;

           - GNB Board's belief that the terms of the Transaction Agreement are attractive and that the Transaction Agreement allows GNB stockholders to become stockholders in USBN, an institution whose stock is quoted on the Nasdaq (and whose recent earnings performance has been good);

           - USBN's wide range of banking products and services;

           - GNB Board's belief, based on analysis of the anticipated financial effects of the Transaction, that USBN and its financial institution subsidiaries would be well capitalized institutions, the financial positions of which would be in excess of applicable regulatory capital requirements;

           - The current and prospective economic and regulatory environment and competitive restraints facing the banking industry and financial institutions in GNB's market area;

           - GNB Board's belief that, in light of the reasons discussed above, USBN is the most attractive choice as a long-term affiliation partner of GNB; and

           - The expectation that the Transaction will generally be a tax-free transaction to GNB and its stockholders.

           The GNB Board did not assign any specific or relative weight to any of the factors discussed above in their considerations.

RECOMMENDATION OF GNB BOARD OF DIRECTORS

           FOR THE REASONS SET FORTH ABOVE, THE GNB BOARD HAS APPROVED THE TRANSACTION AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF GNB AND GNB SHAREHOLDERS AND RECOMMENDS THAT GNB SHAREHOLDERS VOTE FOR APPROVAL OF THE TRANSACTION AGREEMENT.

OPINION OF GNB FINANCIAL ADVISOR

           GNB retained Southard Financial, a Memphis, Tennessee financial valuation consulting firm, to render its opinion as to the fairness from a financial point of view to the holders of GNB Common Stock of the consideration to be paid in the Transaction. In connection with this engagement, Southard Financial evaluated the financial terms of the Transaction, but was not asked to, and did not, recommend the exchange ratio formula between USBN and GNB's respective Common Stocks and did not assist in the Transaction negotiations. The ratio of exchange formula was determined by USBN and GNB after arm's-length negotiations. GNB did not place any limitations on the scope of Southard Financial's investigation or review.

           Southard Financial provided the GNB Board with a fairness opinion letter and supporting documentation. That fairness opinion letter has been updated, and the full text of the updated opinion letter of Southard Financial, dated May 18, 1998, which sets forth certain assumptions made, matters considered and limitations on the review performed is attached as Appendix C and is incorporated herein by reference. The summary of the opinion of Southard Financial set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the opinion.

           In arriving at its opinion, Southard Financial conducted interviews with officers of USBN and GNB and reviewed the documents indicated in the fairness letter. Southard Financial did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard Financial did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of GNB.

           In connection with rendering its opinion, Southard Financial performed a variety of financial analyses which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. In its analyses, Southard Financial made numerous assumptions as to matters many of which are beyond the control of GNB and USBN. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

           The summary of Southard Financial's analysis set forth below is based on an assumed exchange ratio of USBN Common Stock for shares of GNB Common Stock. Under the Transaction Agreement, GNB shareholders are to receive USBN shares which in the aggregate will have a value (based on their Average Closing Price as of a time near the consummation date) of $10 million plus GNB's undistributed net income, if any, during the period between January 1, 1998 and the consummation date plus any fees and expenses paid by GNB in connection with obtaining audited financial statements for purposes of consummating the Transaction. Based on that formula, the number of USBN shares to be received for each outstanding shares of GNB Common Stock will vary depending upon the Average Closing Price of USBN stock and GNB's undistributed net income between January 1, 1998 and the consummation of the Transaction. The analysis below is based upon an Average Closing Price for USBN Common Stock of $22.00, within the trading range of $22.00 to $23.00 per share as of the date of the fairness opinion. The analysis below also assumes total transaction value of $10.05 million. Based on the foregoing assumptions, the USBN would issue 13.84 of its shares for each one share of GNB Common Stock.

           Based upon the Transaction terms and the estimated purchase price, GNB shareholders will receive about 292% of GNB book value at March 31, 1998,
23.2 times GNB earnings for the trailing twelve-month period ended March 31, 1998 and 31.6% of GNB assets at March 31, 1998. Based upon the review conducted by Southard Financial, the pricing for GNB in the Transaction is at the higher end of the range of multiples seen in recent bank acquisitions. Southard Financial's conclusion was that the terms of the Transaction pursuant to the Transaction Agreement are fair, from a financial view point, to the shareholders of GNB.

           Dividend Yield Analysis. In evaluating the impact of the proposed Transaction on the shareholders of GNB, Southard Financial reviewed the dividend paying histories of GNB and USBN. Based upon this review, given the lack of cash dividends at USBN, the impact of the Transaction on dividends received by GNB shareholders will be adverse.

           Earnings Yield Analysis. In evaluating the impact of the proposed Transaction on the shareholders of GNB, Southard Financial determined that, based upon the assumed exchange ratio, the shareholders of GNB would have seen an increase in their share of earnings during 1997 and during the trailing twelve month period ending March 31, 1998.

           Book Value Analysis. In evaluating the impact of the proposed Transaction on the shareholders of GNB, Southard Financial determined that the shareholders of GNB would have seen an increase in the book value of their investment had the Transaction been consummated as of December 31, 1997 or March 31, 1998.

           Fundamental Analysis. Southard Financial reviewed the financial characteristics of GNB and USBN with respect to profitability, capital ratios, liquidity, asset quality and other factors. Southard Financial compared GNB and USBN to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council. Southard Financial found that the post-transaction combined entity will have capital ratios and profitability ratios near those of the public peer group.

           Liquidity. Unlike GNB stock, USBN shares are traded on Nasdaq. Further, except in the case of certain officers, directors and significant shareholders of GNB, USBN shares received will be freely tradeable with no restrictions.

           Southard Financial is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided approximately 2,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services for approximately 120 financial institutions annually. For rendering its opinion, Southard Financial received a fee of $10,000, plus reasonable out-of-pocket expenses. Southard Financial has never been engaged previously by GNB or USBN, and neither Southard Financial nor its principals own an interest in the securities of GNB or USBN.

USBN'S REASONS FOR THE TRANSACTION

           At a meeting on March 24, 1998 the USBN Board determined that the Transaction Agreement is fair to and in the best interests of USBN and its stockholders. In considering the Transaction, the USBN Board determined that the Transaction would be consistent with USBN's strategic intent in expanding its number of community banks, which operate under their own name and identity. USBN can potentially provide customers and stockholders of GNB with certain advantages of a community banking organization as well as a larger banking organization.

           USBN determined that the Transaction would advance USBN's strategic plan because of its belief that the Transaction will add a financially sound institution with complementary businesses and strategies to the USBN family of community banks, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. The USBN Board believes that
(i) each institution is currently well managed, (ii) the companies have compatible management philosophies and strategic focuses, (iii) GNB will contribute complementary business strengths and community markets to USBN, (iv) the Transaction would benefit the localities currently served by GNB by providing additional lending capacity; and (v) both of the organizations will continue to be well capitalized. The USBN Board also believes that the Transaction will allow the combined organization to compete effectively in the rapidly changing marketplace of banking and financial services and to take advantage of opportunities for growth and diversification in Washington State.

           In reaching its determination to adopt the Transaction Agreement, the USBN Board considered a variety of factors, although it did not assign any relative or specific weights to the factors considered. The factors considered included the following:

           - The USBN Board's knowledge and review of the financial condition, results of operation, and business operations and prospects of GNB;

           - The USBN Board's analysis of the banking industry environment, including the rapid consolidation and increasing regional competition in the banking and financial services industries and the need to respond proactively to industry trends;

           - The USBN Board's belief that the acquisition of GNB will expand USBN's franchise family of community banks and would be a logical extension for USBN into other communities in Washington State and would be consistent with the strategy of operating separate bank charters in local communities;

           - The USBN Board's evaluation of the financial terms of the Transaction and its effect on the stockholders of USBN and the USBN Board's belief, supported by the advice of the investment experts, that such terms are fair to USBN and its stockholders;

           - The USBN Board's belief is that GNB's management team will strengthen USBN initiatives to develop business banking for small businesses and professional service firms;

           - The USBN Board's belief is that the Transaction would allow USBN to expand its commercial, agricultural, small business and consumer lending activity in Grant county through GNB's existing branch network faster and more efficiently than USBN could develop it on its own;

           - The expectation that the Transaction will be a tax-free transaction to USBN and will qualify for pooling-of-interests accounting treatment (see "THE TRANSACTION -- Federal Income Tax Treatment of the Transaction; " -- Accounting Treating of the Transaction"); and

           - The USBN Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Transaction.

           The foregoing discussion of the information and factors considered by the USBN Board is not intended to be exhaustive but is believed to encompass all material factors considered by the USBN Board. On the basis of the foregoing factors, the USBN Board concluded that the terms of the Transaction are fair to and in the best interests of USBN and its stockholders.

                                THE TRANSACTION

           The following description of certain aspects of the Transaction does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement. GNB stockholders are being asked to approve the Transaction in accordance with the terms of the Transaction Agreement, and are urged to carefully read the Transaction Agreement, which is attached at Appendix A.

BASIC TERMS OF THE TRANSACTION

           Generally. The Transaction Agreement provides for the consolidation of New Bank with and into GNB, with GNB as the resulting consolidated national banking association that will continue after the closing of the Transaction. New Bank is a newly-formed national banking association, formed by USBN in order to facilitate the Transaction. After consummation of the Transaction, GNB will operate under the name "Grant National Bank" as a wholly owned subsidiary of USBN, and GNB stockholders will no longer own any stock in GNB. While USBN and GNB believe that they will receive the requisite regulatory approvals for the Transaction, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See " --Conditions to Consummation of the Transaction; Regulatory Approvals."

           Aggregate Value of Transaction. Upon consummation of the Transaction, each outstanding share of GNB Common Stock (except Excluded Shares) will be automatically converted into the right to receive USBN Common Stock. The total value of all USBN Common Stock to be exchanged for outstanding shares of GNB Common Stock (except Excluded Shares) is $10 million, subject in certain circumstances to adjustment as described below (as adjusted, the "Total Consideration"). The exact number of shares of USBN Common Stock that a holder will receive for each share of GNB Common Stock will be equal to the exchange ratio, as determined in the manner described below. The exchange ratio will not be calculable at the date of the GNB Special Meeting, and thus holders of GNB Common Stock will not know at the time they vote on the Transaction

Agreement exactly how many shares of USBN Common Stock they will receive for each share of GNB Common Stock.

           Exchange Ratio Calculations. Upon consummation of the Transaction, each GNB stockholder of record on the Effective Date will receive for each share held, the number of USBN Common Stock shares calculated by dividing the Per Share Consideration (defined below) by the Average Closing Price of USBN Common Stock.

                    Per Share Consideration = Exchange Ratio
                    -----------------------
                    Average Closing Price

           - Per Share Consideration. The Per Share Consideration is calculated by dividing the Total Consideration (i.e., $10 million plus or, if applicable, minus any adjustments) by 33,000 (the number of outstanding GNB shares).

           - Average Closing Price. The Average Closing Price is the average trading price for 25 trading days in which at least 2,000 shares of USBN Common Stock are traded in the period ending 5 days prior to the Effective Date.

           - Announcement of USBN Sale. If, before the Effective Date, a "Triggering Event" occurs, the Average Closing Price will be the average trading price for 15 trading days in which at least 2,000 shares of USBN Common Stock are traded in the period ending 90 days prior to the public announcement.

           Assuming, for illustration purposes only, that the Total Consideration is $10,000,000, the Average Closing Price is $23 and that 33,000 shares of GNB Common Stock are outstanding and subject to exchange on the Effective Date, the exchange ratio would be 13.18 (i.e., $10,000,000 divided by 33,000 shares = 303.03 (rounded); 303.03 divided by $23 = 13.18 (rounded)).
Accordingly, in this illustration, the aggregate number of shares of USBN Common Stock issued would be 434,783 (i.e., 13.18 x 33,000 = 434,783). Assuming that 434,783 shares of USBN Common Stock are issued in the Transaction and 4,054,278 shares of USBN are outstanding after closing of the Transaction (excluding shares to be issued to GNB stockholders), GNB stockholders would hold approximately 9.68% of the outstanding USBN Common Stock.

           For purposes of the discussion above, a "Triggering Event" generally means announcement of a deal or proposal involving the sale of USBN. More specifically, "Triggering Event" is defined to mean any one or more of the following events: (i) USBN shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with, any third party to effect a merger, consolidation or similar transaction involving USBN or any of its significant subsidiaries, in which present USBN shareholders control less than 50% of the voting power of the surviving institution (such transaction being a "USBN Transaction"); (ii) a third party shall have made a proposal to USBN or its stockholders to engage in an USBN Transaction; (iii) a third party, other than in connection with a transaction to which GNB has given its prior written consent, shall have filed an application or notice with any regulatory authority for approval to engage in an USBN Transaction; and (iv) a third party shall have commenced, or filed a registration statement with respect to, a tender offer or exchange offer that would result in such third party owning or controlling 20% or more of the then outstanding shares of USBN Common Stock.

           Adjustments to Total Consideration.

           The Total Consideration will be increased, dollar for dollar, and additional shares of USBN Common Stock will be issued accordingly, to reflect the following:

           - Any GAAP net income of GNB for the period between January 1, 1998 and the Effective Date; and

           - Costs incurred by GNB in obtaining audited financial statements for the purposes of the Transaction.

           The Total Consideration will be reduced, dollar for dollar, by the amount of any transaction expenses incurred by GNB in excess of $125,000. Additionally, if before the Effective Date, a deal is announced for USBN to merge with or be acquired by a third party, the exchange ratio will be calculated so as to afford GNB's stockholders the benefit of such a sale or merger (see the discussion of "Triggering Events" above).

           Roll-Over of Options. Each option granted by GNB to purchase shares of GNB Common Stock ("GNB Option") will be converted into and become an option to purchase USBN Common Stock on the same terms and conditions as are in effect with respect to the GNB Option immediately prior to the Effective Date.

           On _____________, 1998, the most recent date for which it is practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of USBN Common Stock, as reported on Nasdaq, was $________.

MECHANICS OF THE TRANSACTION

           On the Effective Date, New Grant National Bank, a newly-formed national banking association and a wholly-owned subsidiary of USBN, will be consolidated with GNB. Consequently, holders of GNB Common Stock would become stockholders of USBN, and GNB would become a direct subsidiary of USBN. After the Transaction is consummated, GNB stockholders will no longer own any stock in GNB, and the newly-formed national banking association will operate under the name "Grant National Bank."

EFFECTIVE DATE OF THE TRANSACTION

           Unless the parties agree upon another date, the Effective Date of the Transaction will be the date ten business days after the fulfillment or waiver of each of the conditions to the obligations of the parties to effect the Transaction and the granting of all regulatory approvals. Subject to the foregoing, it is currently anticipated that the Transaction will be consummated in the third quarter of 1998. Either USBN or GNB may terminate the Transaction Agreement if the Effective Date does not occur on or before December 31, 1998.

EXCHANGE OF GNB STOCK CERTIFICATES

           As promptly as practicable after the Effective Date, USBN will send or cause to be sent to each holder of record of GNB Common Stock transmittal materials for use in exchanging all of such holder's certificates representing GNB Common Stock for a certificate or certificates representing the USBN Common Stock to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

           GNB STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

           Upon surrender of all of the certificates for GNB Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to USBN and the exchange agent selected by USBN, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of USBN Common Stock to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

           All shares of USBN Common Stock issued to the holders of GNB Common Stock pursuant to the Transaction will be deemed issued as of the Effective Date. USBN dividends having a record date after the Effective Date will include dividends on all shares of USBN Common Stock issued in the Transaction, but no dividend or other distribution payable to the holders of record of USBN Common Stock at or as of any time after the Effective Date will be distributed to the holder of any GNB Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. After the Effective Date, the stock transfer books of GNB will be closed, and there will be no transfers on the transfer books of GNB of the shares of GNB Common Stock that were outstanding immediately prior to the Effective Date.

CONDITIONS TO CONSUMMATION OF THE TRANSACTION; REGULATORY APPROVALS

           The obligations of GNB, New Bank and USBN to consummate the Transaction are subject to, among other things, the satisfaction of the following conditions: (i) approval of the Transaction Agreement by the holders of at least two-thirds of the outstanding shares of GNB Common Stock and by USBN, as the sole stockholder of New Bank; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of USBN, would deprive USBN of the material economic or business benefits of the Transaction;
(iii) no court or government or regulatory authority having taken any action which enjoins or prohibits the Transaction; (iv) receipt by USBN and GNB of the opinion of Graham & Dunn PC, dated as of the Effective Date, as to certain federal income tax consequences of the Transaction; (v) the USBN Common Stock to be issued to GNB stockholders having been approved for listing on Nasdaq; and
(vi) receipt by GNB of the opinion of Southard Financial regarding the fairness of the Transaction to GNB's stockholders.

           The obligations of USBN and New Bank are subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by GNB of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Transaction Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of GNB; (iii) the receipt by USBN of an agreement from each "affiliate" of GNB restricting the sale of USBN Common Stock received by such affiliate in the Transaction; (iv) the absence of any material adverse change in the financial position or results of operations of GNB; (v) the number of Dissenting Shares cannot exceed 10% of the outstanding shares of GNB Common Stock; (vi) the receipt by USBN of a letter from its certified public accountants to the effect that the Transaction will qualify for pooling of interests accounting treatment, assuming the Transaction is consummated in accordance with the Transaction Agreement; (vii) GNB's capital must be at least $3,250,000 on the Effective Date; (viii) GNB's allowance for possible loan and lease losses must be at least 1% of GNB's adjusted loans and must be adequate to absorb anticipated losses; and (ix) Mr. Lawrence C. Mitson, the President and Chief Executive Officer of GNB, shall have executed an employment agreement with GNB; such employment agreement has been executed by Mr. Mitson and GNB. See " -- Interests of Certain Persons in the Transaction."

           The obligations of GNB are also subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by USBN of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Transaction Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of USBN; (iii) the absence of any material adverse change in the financial position or results of operations of USBN; and (iv) receipt by GNB of the opinion of Southard Financial regarding the fairness of the Transaction to GNB's stockholders.

           Regulatory Approvals. The Transaction is subject to approval by the OCC under the National Bank Act and the FRB under the Bank Holding Company Act. A Notice/Application for approval of the Transaction will be filed with the FRB and the OCC, respectively. The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Transaction.

           USBN and GNB are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Transaction other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Transaction cannot proceed in the absence of all requisite regulatory approvals. See " -- Effective Date of the Transaction" and " -- Amendment or Termination."

           The Transaction Agreement provides that if the Transaction has not been consummated by December 31, 1998, the Transaction Agreement may be terminated by USBN, New Bank, or GNB. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Transaction Agreement by GNB's stockholders, there can be no assurance that the Transaction will be consummated by December 31, 1998. In addition, should regulatory approval require any material change, a resolicitation of stockholders may be required if regulatory approval is obtained after stockholder approval of the Transaction Agreement.

AMENDMENT OR TERMINATION

           USBN may elect to modify the structure of the Transaction, but USBN will not have the right to make any revision to the structure of the Transaction which (i) changes the amount or kind of the consideration which the GNB stockholders are entitled to receive or (ii) adversely affects the tax treatment to GNB stockholders of receiving such consideration. Prior to the Effective Date of the Transaction, any condition of the Transaction Agreement may (to the extent allowed by law) be waived in writing by the party benefited by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of USBN, New Bank and GNB. After approval of the Transaction Agreement by the stockholders of GNB, the Transaction Agreement may not, without further approval of such stockholders, be amended in any manner that would alter the consideration to be received by GNB stockholders in exchange for their GNB Common Stock.

           The Transaction Agreement may be terminated prior to the Effective Date of the Transaction, either before or after approval by the GNB stockholders, as follows: (i) by the mutual consent of the parties; (ii) by either party if the other party has committed a material breach that cannot be or has not been cured within 30 days after the giving of written notice of such breach; (iii) by either party if the Closing Date shall not have occurred by December 31, 1998; and (iv) by either party if the stockholders of GNB (or USBN, as the sole stockholder of New Bank) fail to approve the Transaction Agreement.

           In the event of the valid termination of the Transaction Agreement by either USBN or GNB, the obligations of the parties to the Transaction Agreement will terminate and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Transaction Agreement or for any misstatement or misrepresentation made prior to such termination. Under certain circumstances, if GNB stockholders fail to approve the Transaction Agreement and GNB is subsequently acquired by a third party, GNB will pay USBN $350,000. See " -- No Solicitation."

CONDUCT OF BUSINESS PENDING THE TRANSACTION

           GNB has agreed in the Transaction Agreement not to take certain actions without the prior approval of USBN relating to its operations pending consummation of the Transaction. Among other things, GNB may not (i) issue or sell any GNB Common Stock; (ii) pay any dividends; (iii) incur any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business;

(iv) change its lending, investment, liability management or other material banking policies in any respect; (v) impose any lien on any share of stock held by GNB; (vi) enter into or amend any employment agreements or any employee benefit plans or grant any increases (other than in the ordinary course of business and excluding the employment agreement with Mr. Lawrence C. Mitson, the President and Chief Executive Officer of GNB); (vii) dispose of any material portion of its assets or acquire any material portion of the business or property of any other entity; (viii) amend its articles of incorporation or bylaws; (ix) settle any claims involving any liability for material money damages; (x) enter into, terminate or change any material agreements, except for those agreements that may be terminated by GNB without penalty upon not more than 60 days' prior written notice; and (xi) extend credit other than in accordance with existing lending policies, with specific exceptions granted to GNB. Moreover, GNB is required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE TRANSACTION

           Upon consummation of the Transaction, the USBN Board will consist of USBN's current directors plus one GNB director, and the GNB Board will consist of GNB's current directors, plus two additional directors selected by USBN. The executive officers of USBN in office immediately before the Effective Date will remain unchanged following the Transaction. The executive officers of GNB will also remain unchanged immediately following the Transaction. Mr. Lawrence C. Mitson, the President and Chief Executive Officer of GNB has executed an employment agreement with GNB in anticipation of the Transaction.

           As a condition to the execution of the Transaction Agreement, each member of the GNB Board has executed a Director NonCompetition Agreement with USBN. The Director NonCompetition Agreement prohibits the directors from competing with USBN or any of its subsidiaries for two years after the Effective Date within Grant County, Washington.

EMPLOYEE BENEFIT PLANS

           The Transaction Agreement confirms USBN's intention to allow the employees of GNB who continue as employees after the Transaction to participate in certain USBN employee benefit plans, on substantially the same terms as employees of USBN and its other subsidiaries. For the purposes of determining eligibility to participate in such plans, and the vesting of benefits under such plans (but not the accrual of benefits under such plans) USBN will give effect to years of service with GNB as though such service were with USBN. On the Effective Date, all outstanding and unexercised options to purchase GNB Common Stock will be converted into options to purchase USBN Common Stock, adjusted as to both number of shares and price using the Exchange Ratio.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

           The directors and executive officers of GNB, together with their affiliates, beneficially owned a total of _______ shares of GNB Common Stock (representing _____% of all outstanding shares of GNB Common Stock) as of the Record Date. The directors and executive officers will receive the same consideration in the Transaction for their shares, including any shares which they may acquire prior to the Effective Date pursuant to the exercise of stock options, as the other shareholders of GNB. Lawrence C. Mitson, the President and Chief Executive Officer of GNB, and GNB's Board have certain interests in the Transaction as described below that are in addition to their interest as shareholders of GNB generally. GNB's Board was aware of these interests and considered them, among other matters, in approving the Transaction Agreement and the transactions contemplated thereby.

           Directors' and Officers' Liability. The Transaction Agreement provides that for the four-year period following the Effective Date, USBN will indemnify the directors, officers and employees of GNB against certain liabilities to the extent that such persons were entitled to indemnification under federal or Washington law and the Articles of Association and Bylaws of GNB. The indemnification provisions applicable to such persons prior to the Effective Date are summarized at "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF USBN AND GNB COMMON STOCK --Indemnification and Limitation of Liability."

           Employment Agreement. USBN will adopt and ratify an employment agreement previously entered into between GNB and Lawrence C. Mitson, President and Chief Executive Officer and a director of GNB. Mr. Mitson's agreement is for a term of 36 months commencing on the Effective Date. Mr. Mitson's initial base salary under the agreement will be $98,600. The agreement further provides that Mr. Mitson will receive all benefits that are generally provided to similarly situated full-time employees of USBN. Mr. Mitson will also receive certain fringe benefits, including, the right to participate in USBN's Supplemental Executive Retirement Plan. If Mr. Mitson is terminated without cause or Mr. Mitson terminates his employment for a legitimate reason as defined in his agreement before the end of the term of the agreement, Mr. Mitson is entitled to receive his base salary for the remaining term of the agreement. The agreement also provides for a restriction on Mr. Mitson's ability to compete with USBN or GNB following his termination from employment (voluntary or otherwise).

           Director Non-Competition Agreements. Each director of GNB has signed an agreement which restricts each director's ability to compete with USBN or any of its subsidiaries or affiliates within Grant County, Washington for a period of 2 years after the Effective Date of the Transaction.

           Renewal of Lease of GNB's Main Office Facility. A Washington general partnership consisting of certain directors of GNB owns the main office facility out of which GNB conducts its banking operations in Ephrata, Washington. GNB presently leases this facility from the partnership pursuant to a lease which expires in November, 1998. As part of the negotiations leading up the execution of the Transaction Agreement, USBN negotiated with the owners of GNB's main office facility and reached an agreement regarding a renewal lease which will become effective at the expiration of the current lease. The renewal lease has a ten-year term, expiring in November of 2008, with monthly rent of $7,000, which will be adjusted based on the Consumer Price Index beginning with the 6th year of the lease term. USBN has the option to renew the lease for an additional five-year term, with rent adjusted based on the Consumer Price Index. USBN also has a right of first refusal to purchase the facility at any time during the lease term or, if the option to renew the lease is exercised, during the option term, so long as it is not in default of the lease. USBN and GNB believe that the renewal lease on GNB's main office facility reflects the results of arm's-length negotiations and does not bestow upon the owners of the building any additional benefits or income by virtue of their status as directors of GNB.

           Position on the USBN Board. The Transaction Agreement provides that USBN will appoint one current member of the GNB Board to the USBN Board following the Effective Date of the Transaction.

FEDERAL INCOME TAX TREATMENT OF THE TRANSACTION

           The following is a discussion of the material federal income tax consequences of the Transaction that are generally applicable to GNB stockholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of the material federal income tax consequences of the Transaction and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Transaction Agreement.

           The Transaction is expected to qualify as a reorganization under
Section 368(a) of the Code. As parties to reorganization, neither USBN, New Bank nor GNB will recognize gain or loss as a result of the Transaction.

Except for cash received in lieu of a fractional share interest in USBN Common Stock, holders of shares of GNB Common Stock will recognize no gain or loss on the receipt of USBN Common Stock.

           Consummation of the Transaction is conditioned upon the receipt by USBN and GNB of an opinion of Graham & Dunn PC, special counsel to USBN, to the effect that if the Transaction is consummated in accordance with the term set forth in the Transaction Agreement, the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by GNB stockholders who exchange all of their GNB Common Stock solely for shares of USBN Common Stock (except for cash received in lieu of fractional shares).

           The opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of such tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither GNB nor USBN has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Transaction.

           THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO GNB STOCKHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S TAX SITUATION AND STATUS. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH IS DESCRIBED ABOVE. BECAUSE CERTAIN TAX CONSEQUENCES OF THE TRANSACTION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH GNB STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH STOCKHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIED APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO SUCH STOCKHOLDER AND THE POSSIBLE EFFECT OF CHANGE IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE TRANSACTION

           It is expected that the pooling of interests method of accounting will be used to reflect the Transaction. As required by generally accepted accounting principles, under pooling of interests accounting, as of the Effective Date of the Transaction, the assets and liabilities of GNB would be added to those of USBN at their recorded book values and the stockholders' equity accounts of USBN and GNB would be combined on USBN's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of USBN issued after consummation of the Transaction would be restated retroactively to reflect the consolidated combined financial position and results of operations of USBN and GNB as if the Transaction had taken place prior to the periods covered by such financial statements. In order for the Transaction to qualify for pooling of interests accounting treatment, among other things, substantially all (90% or more) of the outstanding GNB Common Stock must be exchanged for USBN Common Stock.

DISSENTERS' RIGHTS OF APPRAISAL

           GNB shareholders who vote against the Transaction are entitled to dissenters' rights under the National Bank Act. Section 215 of the National Bank Act provides that a shareholder of GNB wishing to perfect his or her right to dissent from the Transaction must either vote against the Transaction or give notice in writing at or prior to the GNB Special Meeting to the presiding officer that he or she dissents from the Transaction. Additionally, a dissenting shareholder of GNB must make written request to GNB for the fair value of his or her Common Stock at any time within 30 days after the Effective Date of the Transaction. The written request must be accompanied by the surrender of such shareholder's stock certificates. The statute provides that the value of the shares of any dissenting shareholder of GNB as of the Effective Date of the Transaction will be determined by an appraisal made by a committee of three persons including (1) one person selected by the vote of the holders of a majority of GNB Common Stock, the owners of which are dissenting shareholders, thus entitled to payment in cash, (ii) one person selected by the directors of GNB, and (iii) one person selected by the two persons so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of such shares as determined by the committee appeal to the OCC, who shall then cause a reappraisal to be made, which will be final and binding as to the value of the shares of such shareholder. If within 90 days from the Effective Date of the Transaction, for any reason, one or more of the appraisers is not selected as provided above or the appraisers fail to determine a value for such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which will be final and binding upon all parties.

           THE INFORMATION SET FORTH ABOVE REGARDING DISSENTERS' RIGHTS OF APPRAISAL IS A SUMMARY AND IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPRAISAL LAWS, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX B. IN VIEW OF THE COMPLEXITY OF THE APPRAISAL LAWS, SHAREHOLDERS OF GNB WHO MAY WISH TO DISSENT FROM THE TRANSACTION AND PURSUE APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS. A SHAREHOLDER WHO DOES NOT FOLLOW STRICTLY THE REQUIREMENTS OF THE APPRAISAL LAWS WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS.

RESALE OF USBN COMMON STOCK

           The USBN Common Stock to be issued in the Transaction will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of GNB, who may be deemed to be "affiliates" of GNB, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the 1933 Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of USBN Common Stock acquired in the Transaction, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to USBN, under other applicable exemptions from the registration requirements of the 1933 Act. SEC guidelines further indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the acquiring or acquired company they owned before the consummation of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the Effective Date and ending when financial results covering at least 30 days of post-merger operations of the combined organization have been published. USBN will obtain customary agreements with all GNB directors, officers, and affiliates of GNB and USBN, under which such persons have represented that they will not dispose of their shares of USBN Common Stock received in the Transaction or the shares of GNB Common Stock or USBN Common Stock held by them before the Transaction, except (i) in compliance with the 1933 Act and the rules and regulations promulgated thereunder, and (ii) in a manner that would not adversely affect the ability of USBN to treat the Transaction as a pooling of interests for financial reporting purposes. This Prospectus/Proxy Statement does not cover any resales of the USBN Common Stock received by affiliates of GNB.

NO SOLICITATION

           GNB has agreed in the Transaction Agreement that, except as required by law, neither it nor any of its officers or directors will (i) solicit, initiate or encourage inquiries or proposals for the acquisition of the shares or assets of GNB (an "Acquisition Proposal"), (ii) enter into discussions concerning any such acquisition, or (iii) furnish any nonpublic information relating to an Acquisition Proposal.

           If (i) there is an Acquisition Proposal prior to the GNB Special Meeting, (ii) the Transaction is not approved by two-thirds of the outstanding shares of GNB at the GNB Special Meeting, and (iii) prior to July 31,

1999, GNB is acquired by a third party, then unless the representations and warranties of USBN in the Transaction Agreement were false in any material respect as of the date of the GNB Special Meeting or USBN was in material default of its covenants in the Transaction Agreement as of such date, GNB must promptly pay to USBN $350,000.

EXPENSES

           The Transaction Agreement provides that USBN and GNB will each pay their own expenses in connection with the Transaction Agreement and the transactions contemplated by the Transaction Agreement.

               PRO FORMA COMBINED UNAUDITED FINANCIAL STATEMENTS

           The following pro forma combined unaudited financial statements give effect to the Transaction on a pooling of interests basis. The unaudited pro form combined statements of financial condition are presented on the basis that the Transaction took place on March 31, 1998. The unaudited condensed pro forma combined statements of income are presented on the basis that the Transaction was consummated as of the beginning of the first period presented.

           Effective October 1, 1997, USBN acquired the Bank of Pullman, Pullman, Washington ("BOP"). The purchase method of accounting was used for the transaction. Accordingly, prior period financial statements for USBN have not been restated to reflect the combined accounts of BOP. The pro forma unaudited financial statements included in this document include the accounts of BOP.

           These pro forma combined unaudited financial statements should be read in conjunction with the historical financial statements and the related notes thereto for USBN and GNB included or incorporated into this Prospectus/Joint Proxy Statement by reference. See "AVAILABLE INFORMATION," "INFORMATION INCORPORATED BY REFERENCE" and the USBN 1997 10-K, the USBN March 31, 1998 10-Q and the USBN 1998 Proxy Statement.

           The pro forma unaudited statements of operations are not necessarily indicative of operating results, which would have been achieved had the Transaction been consummated as of the beginning of the first period presented and should not be construed as representative of future results.

UNITED SECURITY BANCORPORATION AND GRANT NATIONAL BANK PRO FORMA COMBINED UNAUDITED STATEMENT OF FINANCIAL CONDITION AT MARCH 31, 1998.


                                                                                                          PRO FORMA
                                                             USBN                     GNB                 COMBINED
                                                           --------                 -------               ---------
                                                                         (Dollars in thousands)
                                  Assets
Cash and due from banks                                     $16,787                  $1,596                $18,383
Overnight interest bearing deposits with other banks          1,351                   1,739                  3,090
Federal funds sold                                            1,785                                          1,785
                                                           --------                 -------               --------
           Cash and cash equivalents                         19,923                   3,335                 23,258
Securities                                                   65,161                   6,879                 72,040
Loans, net                                                  238,803                  20,472                259,275
Accrued interest receivable                                   3,150                     316                  3,466
Premises and equipment, net                                   8,627                     695                  9,322
Foreclosed assets                                             1,023                      39                  1,062
Life insurance and salary continuation assets                 2,798                                          2,798
Intangible assets                                             6,814                                          6,814
Other assets                                                    579                      42                    621
                                                           --------                 -------               --------
           Total assets                                    $346,878                 $31,778               $378,656
                                                           ========                 =======               ========

                                Liabilities
Noninterest bearing - demand deposits                       $60,099                  $4,591                $64,690
Interest bearing:
      NOW and savings accounts                              127,446                  18,401                145,847
      Time, $100,000 and over                                29,182                   1,032                 30,214
      Other time                                             84,381                   4,144                 88,525
                                                           --------                 -------               --------
           Total deposits                                   301,108                  28,168                329,276

Notes payable                                                 6,507                                          6,507
Capital lease obligations                                       727                                            727
Accrued interest payable                                        880                     113                    993
Other liabilities                                             3,118                      57                  3,175
                                                           --------                 -------               --------
           Total liabilities                                312,340                  28,338                340,678

                           Stockholders' Equity
Common stock                                                 28,388                   1,996                 30,384
Retained earnings                                             6,162                   1,443                  7,605
Accumulated other comprehensive income, net of tax              (12)                      1                    (11)
                                                           --------                 -------               --------
           Total stockholders' equity                        34,538                   3,440                 37,978
                                                           --------                 -------               --------
           Total liabilities and stockholders' equity      $346,878                 $31,778               $378,656
                                                           ========                 =======               ========


See Notes to Pro Forma Combined Unaudited Financial Statements

UNITED SECURITY BANCORPORATION AND GRANT NATIONAL BANK PRO FORMA COMBINED UNAUDITED INCOME STATEMENT FOR THE QUARTER ENDED MARCH 31, 1998.

                                                                                                               PRO FORMA
                                                                   USBN                     GNB                 COMBINED
                                                                ---------                 -------              ---------
                                                                                  (Dollars in thousands)
Interest Income:
Interest and fees on loans and leases                              $6,303                    $540                 $6,843
Interest on securities                                              1,034                      97                  1,131
Other interest income                                                 189                      26                    215
                                                                ---------                 -------              ---------
      Total interest income                                         7,526                     663                  8,189
                                                                ---------                 -------              ---------

Interest expense:
Interest on deposits                                                2,962                     207                  3,169
Interest on borrowings                                                169                                            169
                                                                ---------                 -------              ---------
      Total interest expense                                        3,131                     207                  3,338
                                                                ---------                 -------              ---------

      Net interest income                                           4,395                     456                  4,851
Provision for loan losses                                             184                                            184
                                                                ---------                 -------              ---------
      Net interest income after provision for loan losses           4,211                     456                  4,667
                                                                ---------                 -------              ---------

Noninterest income:
Fees and service charges                                              366                      64                    430
Insurance commissions                                                 284                                            284
Securities gains/(losses)                                              41                                             41
Other                                                                 538                                            538
                                                                ---------                 -------              ---------
      Total noninterest income                                      1,229                      64                  1,293
                                                                ---------                 -------              ---------

Noninterest expense:
Salaries and employee benefits                                      2,072                     172                  2,244
Occupancy expense, net                                                261                      24                    285
Equipment expense                                                     294                      18                    312
Other operating expense                                               784                     162                    946
                                                                ---------                 -------              ---------
      Total noninterest expense                                     3,411                     376                  3,787
                                                                ---------                 -------              ---------

      Income before taxes                                           2,029                     144                  2,173
Income tax expense                                                    639                      46                    685
                                                                ---------                 -------              ---------
      Net income                                                   $1,390                     $98                 $1,488
                                                                =========                 =======              =========

Basic and diluted earnings per share                                $0.34                   $0.23                  $0.33
Weighted average shares outstanding                             4,052,610                 434,783              4,487,393



See Notes to Pro Forma Combined Unaudited Financial Statements

UNITED SECURITY BANCORPORATION, BANK OF PULLMAN AND GRANT NATIONAL BANK PRO FORMA COMBINED UNAUDITED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1997.

                                                                                                            PRO FORMA
                                                    USBN                BOP(1)              GNB              COMBINED
                                                 ---------              ------            --------          ---------
                                                                       (Dollars in thousands)
Interest Income:
Interest and fees on loans and leases              $21,501              $2,678              $2,070            $26,249
Interest on securities                               2,065                 868                 338              3,271
Other interest income                                1,109                  58                 165              1,332
                                                 ---------              ------            --------          ---------
      Total interest income                         24,675               3,604               2,573             30,852
                                                 ---------              ------            --------          ---------

Interest expense:
Interest on deposits                                 9,463               1,284                 789             11,536
Interest on borrowings                                 432                  16                                    448
                                                 ---------              ------            --------          ---------
      Total interest expense                         9,895               1,300                 789             11,984
                                                 ---------              ------            --------          ---------

      Net interest income                           14,780               2,304               1,784             18,868
Provision for loan losses                              752                   7                                    759
                                                 ---------              ------            --------          ---------
      Net interest income after provision
      for loan losses                               14,028               2,297               1,784             18,109
                                                 ---------              ------            --------          ---------

Noninterest income:
Fees and service charges                             1,322                 191                 241              1,754
Insurance commissions                                1,125                   2                                  1,127
Insurance proceeds                                     796                                                        796
Securities gains/(losses), net                         (21)                  3                                    (18)
Other                                                  495                  50                                    545
                                                 ---------              ------            --------          ---------
      Total noninterest income                       3,717                 246                 241              4,204
                                                 ---------              ------            --------          ---------

Noninterest expense:
Salaries and employee benefits                       6,481                 989                 664              8,134
Occupancy expense, net                                 732                 125                  99                956
Equipment expense                                      832                 196                  67              1,095
Other operating expense                              2,583                 426                 556              3,565
                                                 ---------              ------            --------          ---------
      Total noninterest expense                     10,628               1,736               1,386             13,750
                                                 ---------              ------            --------          ---------

      Income before taxes                            7,117                 807                 639              8,563
Income tax expense                                   2,253                 186                 211              2,650
                                                 ---------              ------            --------          ---------
      Net income                                    $4,864                $621                $428             $5,913
                                                 =========              ======            ========          =========

Basic earnings per share                             $1.20                                   $0.98              $1.32
Diluted earnings per share                           $1.19                                   $0.98              $1.31
Weighted average shares outstanding              4,051,961                                 434,783          4,486,744



(1) First nine months of 1997. Effective October 1, 1997, USBN acquired the Bank of Pullman ("BOP"). The purchase method of accounting was used for the transaction.

See Notes to Pro Forma Combined Unaudited Financial Statements

UNITED SECURITY BANCORPORATION, BANK OF PULLMAN AND GRANT NATIONAL BANK PRO FORMA UNAUDITED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 1997.


                                                                                       USBN &
                                                                                        BOP                                PRO FORMA
                                                  USBN               BOP(1)           COMBINED            GNB              COMBINED
                                                  ----               ------           --------            ---              --------
                                                                               (Dollars in thousands)
Interest Income:
Interest and fees on loans and leases            $4,786               $841            $5,627              $457             $6,084
Interest on securities                              295                310               605                74                679
Other interest income                               241                 26               267                56                323
                                                 ------               ----            ------              ----             ------
      Total interest income                       5,322              1,177             6,499               587              7,086
                                                 ------               ----            ------              ----             ------

Interest expense:
Interest on deposits                              2,037                416             2,453               175              2,628
Interest on borrowings                               75                  4                79                                   79
                                                 ------               ----            ------              ----             ------
      Total interest expense                      2,112                420             2,532               175              2,707
                                                 ------               ----            ------              ----             ------

      Net interest income                         3,210                757             3,967               412              4,379
Provision for loan losses                           153                  7               160                                  160
                                                 ------               ----            ------              ----             ------
      Net interest income after provision
      for loan losses                             3,057                750             3,807               412              4,219
                                                 ------               ----            ------              ----             ------

Noninterest income:
Fees and service charges                            265                 79               344                59                403
Insurance commissions                               288                                  288                                  288
Securities gains/(losses)                           (25)                 2               (23)                                 (23)
Other                                               104                  6               110                                  110
                                                 ------               ----            ------              ----             ------
      Total noninterest income                      632                 87               719                59                778
                                                 ------               ----            ------              ----             ------

Noninterest expense:
Salaries and employee benefits                    1,455                303             1,758               161              1,919
Occupancy expense, net                              145                 81               226                25                251
Equipment expense                                   167                                  167                19                186
Other operating expense                             457                161               618               135                753
                                                 ------               ----            ------              ----             ------
      Total noninterest expense                   2,224                545             2,769               340              3,109
                                                 ------               ----            ------              ----             ------

      Income before taxes                         1,465                292             1,757               131              1,888
Income tax expense                                  476                 85               561                38                599
                                                 ------               ----            ------              ----             ------
      Net income                                   $989               $207            $1,196               $93             $1,289
                                                 ======               ====            ======               ===             ======

Basic and diluted earnings per share              $0.24                                $0.30             $0.21              $0.29
Weighted average shares outstanding           4,050,575                            4,050,575           434,783          4,485,358



(1) Effective October 1, 1997, USBN acquired BOP. The purchase method of accounting was used for the transaction.

See Notes to Pro Forma Combined Unaudited Financial Statements

UNITED SECURITY BANCORPORATION, BANK OF PULLMAN AND GRANT NATIONAL BANK PRO FORMA UNAUDITED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1996.

                                                                                                          PRO FORMA
                                                 USBN                 BOP(1)               GNB            COMBINED
                                               ---------              ------             -------          ---------
                                                                       (Dollars in thousands)
Interest Income:
Interest and fees on loans and leases            $18,765              $3,415              $1,780            $23,960
Interest on securities                             1,246               1,155                 226              2,627
Other interest income                                708                  93                 180                981
                                               ---------              ------             -------          ---------
      Total interest income                       20,719               4,663               2,186             27,568
                                               ---------              ------             -------          ---------

Interest expense:
Interest on deposits                               7,850               1,653                 644             10,147
Interest on borrowings                               297                  33                                    330
                                               ---------              ------             -------          ---------
      Total interest expense                       8,147               1,686                 644             10,477
                                               ---------              ------             -------          ---------

      Net interest income                         12,572               2,977               1,542             17,091
Provision for loan losses                          1,006                                      15              1,021
                                               ---------              ------             -------          ---------
      Net interest income after provision
      for loan losses                             11,566               2,977               1,527             16,070
                                               ---------              ------             -------          ---------

Noninterest income:
Fees and service charges                           1,109                 242                 224              1,575
Insurance commissions                              1,200                                                      1,200
Securities gains/(losses)                             53                                                         53
Other                                                619                 137                                    756
                                               ---------              ------             -------          ---------
      Total noninterest income                     2,981                 379                 224              3,584
                                               ---------              ------             -------          ---------

Noninterest expense:
Salaries and employee benefits                     5,960               1,192                 624              7,776
Occupancy expense, net                               618                 139                 107                864
Equipment expense                                    701                 180                 102                983
Operational loss                                     860                                                        860
Other operating expense                            1,733                 671                 483              2,887
                                               ---------              ------             -------          ---------
      Total noninterest expense                    9,872               2,182               1,316             13,370
                                               ---------              ------             -------          ---------

      Income before taxes                          4,675               1,174                 435              6,284
Income tax expense                                 1,513                 321                 143              1,977
                                               ---------              ------             -------          ---------
      Net income                                  $3,162                $853                $292             $4,307
                                               =========              ======             =======          =========

Basic and diluted earnings per share               $0.78                                   $0.67              $0.96
Weighted average shares outstanding            4,042,811                                 434,783          4,477,594


(1) Effective October 1, 1997, USBN acquired BOP. The purchase method of accounting was used for the transaction.

See Notes to Pro Forma Combined Unaudited Financial Statements

UNITED SECURITY BANCORPORATION, BANK OF PULLMAN AND GRANT NATIONAL BANK PRO FORMA UNAUDITED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1995.

                                                                                                            PRO FORMA
                                                   USBN                 BOP(1)              GNB             COMBINED
                                                 ---------              ------             -------          ---------
                                                                          (Dollars in thousands)
Interest Income:
Interest and fees on loans and leases              $14,976              $3,551              $1,538            $20,065
Interest on securities                               1,647               1,019                 300              2,966
Other interest income                                  433                 127                  58                618
                                                 ---------              ------             -------          ---------
      Total interest income                         17,056               4,697               1,896             23,649
                                                 ---------              ------             -------          ---------

Interest expense:
Interest on deposits                                 6,901               1,930                 585              9,416
Interest on borrowings                                 113                  32                   6                151
                                                 ---------              ------             -------          ---------
      Total interest expense                         7,014               1,962                 591              9,567
                                                 ---------              ------             -------          ---------

      Net interest income                           10,042               2,735               1,305             14,082
Provision for loan losses                              317                  65                                    382
                                                 ---------              ------             -------          ---------
      Net interest income after provision
      for loan losses                                9,725               2,670               1,305             13,700
                                                 ---------              ------             -------          ---------

Noninterest income:
Fees and service charges                               887                 235                 200              1,322
Insurance commissions                                1,255                                                      1,255
Securities gains/(losses)                               53                                                         53
Life insurance proceeds                              1,030                                                      1,030
Other                                                  540                 106                   5                651
                                                 ---------              ------             -------          ---------
      Total noninterest income                       3,765                 341                 205              4,311
                                                 ---------              ------             -------          ---------

Noninterest expense:
Salaries and employee benefits                       4,980               1,097                 497              6,574
Occupancy expense, net                                 488                 140                 145                773
Equipment expense                                      579                 207                                    786
Operational loss                                       379                                                        379
Other operating expense                              1,988                 676                 377              3,041
                                                 ---------              ------             -------          ---------
      Total noninterest expense                      8,414               2,120               1,019             11,553
                                                 ---------              ------             -------          ---------

      Income before taxes                            5,076                 891                 491              6,458
Income tax expense                                   1,325                 265                 164              1,754
                                                 ---------              ------             -------          ---------
      Net income                                    $3,751                $626                $327             $4,704
                                                 =========              ======             =======          =========

Basic and diluted earnings per share                 $1.09                                   $0.75              $1.21
Weighted average shares outstanding              3,441,502                                 434,783          3,876,285



(1) Effective October 1, 1997, USBN acquired BOP. The purchase method of accounting was used for the transaction.

See Notes to Pro Forma Combined Unaudited Financial Statements

           NOTES TO PRO FORMA COMBINED UNAUDITED FINANCIAL STATEMENTS

1.         ADJUSTMENTS

           The pro forma combined unaudited statement of financial condition reflects the assumed issuance of 434,783 shares of USBN common stock, to GNB shareholders using the exchange ratio of 13.18. These shares were derived using the respective outstanding shares of GNB at March 31, 1998, not including shares subject to exercise of stock options. Total consideration to GNB stockholders was assumed to be $10 million.

           The issuance of shares for the Transaction is based upon an exchange ratio of 13.18 resulting from an assumed average closing price for USBN stock of $23.00 per share and that 33,000 shares of GNB common stock are outstanding and subject to exchange on the Effective Date. This assumption is made solely for the purpose of calculating the pro forma data and is not intended to be a representation or approximation of the actual exchange ratio.

2.         RECENT MERGER

           Effective October 1, 1997, USBN acquired BOP. The purchase method of accounting was used for the transaction. Accordingly, prior period financial statements for USBN have not been restated to reflect combined accounts of BOP. The pro forma unaudited financial statements included in this document include the accounts of BOP.

3.         BASIC AND DILUTED EARNINGS PER SHARE

           Basic and diluted earnings per share is computed on the weighted average number of basic and diluted common shares outstanding during the periods presented. Diluted common shares outstanding include common stock equivalents computed using the treasury stock method. Common stock equivalents include shares issuable upon exercise of common stock options. Pro forma basic and diluted earnings per share for the periods presented is computed based on the respective exchange ratio for GNB common stock described in Note 1. Pro forma basic and diluted earnings per share amounts may vary due to potential changes in the exchange ratio.

                  BUSINESSES OF THE PARTIES TO THE TRANSACTION

INFORMATION CONCERNING USBN

           USBN. USBN is a multi-bank holding company headquartered in Spokane, Washington. USBN owns three banks, United Security Bank, a Washington bank, Home Security Bank, a Washington bank; and Bank of Pullman, an Idaho bank, and also owns USB Insurance (Washington) (an insurance agency), USB Leasing (Washington) (a leasing company), and USB Mortgage (Washington) (a mortgage company). The principal executive offices of USBN are located at 9506 North Newport Highway, Spokane, Washington 99218-1200 and its telephone number is (509) 467-6949.

           USBN conducts its banking business through 24 branches located in communities throughout eastern Washington, including Spokane and a branch in Moscow, Idaho. USBN focuses its banking and other services on individuals, professionals, and small to medium-sized businesses in diversified industries throughout its service area. At December 31, 1997, USBN had total consolidated assets of $350.4 million, net loans of $226.7 million and deposits of $307.6 million. USBN was founded in 1983 and has been profitable in every year since its inception. Additional information concerning USBN is included in the USBN documents incorporated by reference in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

           Year 2000 Issue. USBN is reviewing its automated systems and business processes to identify and correct any date-related problems that may arise with the change of the century at December 31, 1999. The provider of USBN's mainframe computer applications will provide a Year 2000 software compliance update. USBN intends to install and test the update by September 30, 1998. The installation will also upgrade the mainframe operating systems. USBN is also reviewing its PC hardware and software and its major automated systems suppliers for Year 2000 compliance. A small number of PCs and PC systems will require upgrades. USBN's subsidiary banks are each incorporating Year 2000 issues into their standards of creditworthiness for new and renewed loans and are reviewing significant existing borrowers for Year 2000 risk. Review in this area will continue through 1999. The cost of complying with the Year 2000 issues is presently estimated to be $150,000 including staff time costs.

           In addition, it is anticipated that after the closing of the Transaction, GNB will be converted to USBN's mainframe and software systems. It is estimated that the conversion will be fully completed and tested no later than the fall of 1999.

           This discussion above with regards to the century date change for the year 2000 includes certain "forward looking statements" concerning the future operations of USBN. It is USBN's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing USBN of the protections of such safe harbor with respect to all "forward looking statements". Management's ability to predict results of the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the possibility that systems modifications will not operate as intended, unexpected costs, and the uncertainty associated with the impact of the century change on USBN's customers, vendors and third party service providers.

           Financial and other information relating to USBN, including information relating to USBN's directors and executive officers, is set forth in USBN's 1997 10-K, USBN's March 31, 1998 10-Q, and USBN's 1998 Proxy Statement, copies of which may be obtained from USBN as indicated under "AVAILABLE INFORMATION."

INFORMATION CONCERNING GNB

           Business. GNB was chartered as a national bank under the laws of the United States on October 3, 1988 and conducts a commercial banking business in Ephrata and Moses Lake, Washington. GNB offers a full line of commercial banking services to its customers and the community providing personal and business financial services to individuals and small businesses. Services include those traditionally offered by commercial banks, such as checking and savings accounts; commercial, real estate, agricultural, personal and other installment and terms loan; travelers checks; safe deposit boxes; collection services; wire transfers and notary services. GNB operates a main office in Ephrata and one branch office in Moses Lake, Washington. See "Facilities."

           Competition. The primary service area of GNB is Grant County in Washington. Grant County covers 2,660 square miles and includes the cities of Ephrata, Moses Lake, and Quincy. This area has a population of approximately 68,300 persons. With approximately 12 financial institutions (including commercial banks, savings and loans, and credit unions) serving this population, competition in GNB's primary service area is relatively high. GNB has competition within its service area from many well-established financial institutions. Many of GNB competitors are larger and more substantially capitalized than GNB. They have established positions in Grant County and have resources greater than GNB for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds. The primary factors affecting competition for deposits are interest rates, the quality and range of financial services offered and the convenience of office location and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Other factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions and the quality of service provided to customers.

           GNB relies substantially on local promotional activity, personal contacts by its officers, directors, employees and shareholders, extended hours, personalized service, and flexible product mix and its reputation in the community to compete effectively. At December 31, 1998, GNB was the fifth largest of the seven commercial banks in its primary service area based on assets.

           Facilities. GNB operates out of two offices. Its main office is located at 261 Basin SW in Ephrata, Washington. GNB leases this facility which has 6,000 square feet located on the main floor and in a finished basement. The main office facility has 4 teller windows, one drive up window and an ATM.

           The Moses Lake branch is located at 322 South Division Street. This facility, which has 2,200 square feet, is owned by GNB. The Moses Lake branch facility has four teller windows, one drive up window and an ATM.

           Employees. As of April 30, 1998, GNB employed 19 employees with 17 persons working full-time and 2 working part-time. GNB provides a variety of benefits to its employees and believes employee relations are good. GNB's employees are not parties to any collective bargaining agreement.

           Legal Proceedings. There is no material pending litigation to which GNB is a party.

           Voting Securities and Principal Holders Thereof. The following table sets forth information with respect to the beneficial ownership of GNB Common Stock as of April 30, 1998, by (i) each person known by GNB to own beneficially more than 5% of GNB Common Stock, (ii) each current director of GNB, and (iii) all executive officers and directors of GNB as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to GNB Common Stock owned by him or her.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GNB

                                                                          Amount and Nature of        Percentage of
Name of Shareholder                      Position with GNB                Beneficial Ownership(1)     Shares Outstanding
-------------------                      -----------------                -----------------------     ------------------
J.D. Blair                               Director                                602                        1.82%
William B. Davis                         Director                              1,364                        4.13%
Glen Estes                               Director                              1,343                        4.07%
Gary T. House                            Director                              1,534                        4.65%
Pamp G. Maiers                           Director                              2,536                        7.68%
Lawrence C. Mitson                       Director, President and CEO           1,304                        3.84%
Michael Moore                            Director                                776                        2.35%
Gerry Ramm                               Director                              2,008                        6.08%
Dianne Recknagel                         Director                              1,653                        5.01%
Donald H. Swartz                         Director                              1,542                        4.67%

Executive Officers and Directors and
Executive Officers as a Group
(11 Persons)

                                                                              14,762                       43.42%

------------------

(1) In accordance with Rule 13d-3 under the 1934 Act, a person is deemed to be beneficial owner, for purposes of this table, of any shares of GNB Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power. The amounts also include the following amounts of GNB Common Stock which the indicated individual has the right to acquire within 60 days of the GNB Record Date through the exercise options: Mr. Mitson, 1,000 shares.

                   GNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

           The discussion presented below analyzes major factors and trends regarding the financial condition and results of GNB's operations for the three months ended March 31, 1998 and 1997, and for the years ended December 31, 1997 and 1996. GNB is chartered as a national bank and operates through its offices located in Ephrata and Moses Lake, Washington. GNB's primary source of revenue is derived from providing loans to customers, who are predominantly small and middle market businesses and middle-income individuals. A substantial portion of GNB's loan portfolio represents loans to customers directly or indirectly involved in the agribusiness industry in the region served by GNB.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

           Overview. GNB's total assets of $31.8 million at March 31, 1998, represents a 5% increase over total assets of $30.3 million at March 31, 1997. Most of this net increase resulted from increases in loans. The growth was funded primarily by increases in deposits and retained earnings.

           Net Income. For the three months ended March 31, 1998 and 1997, net income was $98,000 and $93,000, respectively, an increase of $5,000, or 5.4% in 1998 compared with 1997. The increase in net income is due in part to increased net interest income and non-interest income, less the increase in non-interest expenses. Basic earnings per share for the three-month periods ended March 31, 1998 and 1997, were $2.97 and $2.80, respectively.

           Net Interest Income. Net interest income for the three months ended March 31, 1998, was $456,000, an increase of $44,000, or 10.7%, compared to the three months ended March 31, 1997. This increase resulted primarily from an increase in earning assets (primarily loans) during the period, less the effect of an increase in interest-bearing liabilities.

           Noninterest Expenses. Noninterest expenses for the three months ended March 31, 1998, increased $36,000, or 10.6%, from the three month period ended March 31, 1997. The increase in expenses was primarily related to increases in compensation and outside services.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

           Overview. GNB's total assets of $33.8 million at December 31, 1997, represent a $5.1 million, or 17.8% increase over total assets of $28.7 million at December 31, 1996. Most of the growth is a result of increases in loans and securities, primarily funded by increases in deposits and retained earnings.

           Net Income. For the years ended December 31, 1997 and 1996, GNB's net income was $428,000 and $292,000, respectively, an increase of $136,000, or 46.6%, in 1997 as compared with 1996. The increase in net income was primarily due to increased net interest income, partially offset by increased noninterest expenses and income taxes. Basic earnings per share for the years ended December 31, 1997 and 1996, were $12.97 and $8.86, respectively.

           Net Interest Income. Net interest income of $1,784,000 for the year ended December 31, 1997, increased $242,000, or 15.7%, compared to $1,542,000 for the year ended December 31, 1996. The increase in net interest income was primarily due to increases in GNB's earning assets, particularly its loan and securities portfolios. GNB's net yield on earning assets totaled 6.16% and 6.36% for the years ended December 31, 1997 and 1996, respectively.

           Noninterest Expenses. Noninterest expenses for the year ended December 31, 1997, increased $70,000, or 5.3%, from the year ended December 31, 1996. The increase was primarily related to increased employee compensation and data processing fees, less the effects of the 1996 closure of GNB's Soap Lake branch.

LOAN QUALITY

           Overview. Loans totaled $20,805,000 at March 31, 1998, as compared to $21,314,000 at December 31, 1997, and $17,681,000 at December 31, 1996. GNB's
loan growth of $3,633,000, or 20.5% from 1996 to 1997 can be attributed to increased loan demand and market conditions, particularly in the Moses Lake area. Real estate mortgages and contracts represent the largest portion of this increase.

           Allowance for Loan Losses. The allowance for loan losses represents management's current estimate of amounts required to absorb credit losses on existing loans. The allowance of $252,000 at March 31, 1998 and December 31, 1997, is a $9,000 or 3.5% decrease from the $261,000 allowance at December 31, 1996. The allowance represents 1.2% of loans at March 31, 1998 and December 31, 1997, as compared to 1.5% at December 31, 1996.

           The allowance for loan losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the portfolio after consideration of historical loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any collateral, economic conditions, and other risks inherent in the portfolio.

           The following table presents an analysis of GNB's loan loss experience for the years ended December 31, 1997 and 1996:

                      ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                                 (IN THOUSANDS)

                                                                    Years Ended December 31,
                                                               1997                           1996
                                                               ----                           ----
Balance, beginning of year                                     $261                           $203
                                                                ---                            ---

Loans charged off:
           Real estate loans                                      0                              0
           Installment loans                                     20                              0
           Credit cards                                           2                              9
           Commercial loans                                       0                              2
                                                                 --                             --
                     Total charge-offs                           22                             11
                                                                 --                             --

Recoveries:
           Real estate loans                                      0                              0
           Installment loans                                      4                              1
           Credit cards                                           0                              1
           Commercial loans                                       9                             52
                                                                 --                             --
                     Total recoveries                            13                             54
                                                                 --                             --

Net (charge-offs) recoveries                                     (9)                            43

Provision charged to operations                                   0                             15

Balance, end of year                                           $252                           $261
                                                                ---                            ---

Ratio of net charge-offs (recoveries) during the year to
   average loans outstanding during the year                   .05%                         (.27%)

           Risk Elements. Risk elements include accruing loans past due 90 days or more, nonaccrual loans, and loans that have been restructured to provide a reduction or deferral of interest or principal for reasons related to the borrower's financial difficulties, potential problem loans, and loan concentrations. The following table states GNB's nonaccrual loans as of March 31, 1998, December 31, 1997, and December 31, 1996. There were no restructured loans on these dates.

                                                                     December 31,
                                                           ----------------------------------
                                        March 31, 1998        1997                     1996
                                        --------------       -------                  -------
Nonaccrual loans                             $ -0-           $39,000                  $15,000
Loans accruing past due 90 days                -0-             -0-                     3,000

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payment requirements as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current interest income. Interest income is subsequently recognized only to the extent payments are received.

           At March 31, 1998, GNB was not aware of any loans that should not continue to accrue interest or that management reasonably expects will have a materially negative impact on future operating results. GNB's management is not aware of any information concerning any material loans, other than those discussed as risk elements above, that cause it to have doubts as to the ability of the borrowers to comply with the terms of the loans.

YEAR 2000 ISSUE

           GNB management has identified the steps the bank must take to cause GNB's information systems to be Year 2000 compliant. At this time, pending the consummation of the Transaction, GNB will not be taking any additional measures to become Year 2000 compliant since GNB's information systems will be merged into USBN's information systems following the consummation of the Transaction.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

           Market risk is considered by GNB's management to be the exposure to loss resulting from changes in interest rates (interest rate risk). GNB's interest rate risk arises from the instruments and transactions entered into for purposes other than trading. They include loans, investment securities, and deposit liabilities. All of GNB's financial instruments and transactions are denominated in U.S. dollars. GNB does not use derivative financial instruments for management of market risk or asset/liability management. Interest rate risk occurs when assets and liabilities reprice at different times ass interest rates change. GNB's interest rate risk management includes supervision by the Board's ALCO committee, a Board policy on interest rate risk, and monthly review and monitoring of the amount of interest rate risk being taken by GNB. By policy we limited GNB's earnings exposure due to interest rate risk by setting limits on positive and negative gaps within the next 12 months. These limits are set so that this year's profits will not be unduly impacted no matter what happens to interest rates during the year. Approximately 22% of GNB's loan portfolio consists of loans having floating interest rates. Fixed rate loans are generally made within a term of five years or less.

           The following table discloses the balances of financial instruments including the fair value as of December 31, 1997. The expected maturities are stated final dates and do not take into consideration historical and estimated principal prepayments for loans and securities. The roll-off rates for noninterest bearing deposits, interest-bearing demand deposits and savings deposits are 15%, 25%, and 20%, respectively. The interest rates disclosed are based on rates from 1997 results. Fair values are based on calculations used in accordance with generally accepted accounting principles.

GRANT NATIONAL BANK                                     Expected Maturity
Year ended December 31, 1997
($ in thousands)                                                                                    There-                    Fair
                                        1998         1999        2000      2001        2002         after        Total        value
                                       ------       ------      ------    ------     -------      --------    --------      -------
FINANCIAL ASSETS
Cash & Due from Banks                  $2,032                                                                  $ 2,032      $ 2,032
Overnight interest-bearing deposits
      with other banks                 $2,900                                                                  $ 2,900      $ 2,900
      weighted average interest rate                                                                              5.38%
Securities                             $2,835       $1,204       $1,438   $  225      $  235       $  880      $ 6,817      $ 6,813
      weighted average interest rate                                                                              5.72%
Fixed rate loans                       $3,340       $2,157       $2,157   $3,945      $3,945       $1,009      $16,553      $16,308
      weighted average interest rate                                                                              9.71%
Variable rate loans                    $4,064       $   92       $   92   $   92      $   92       $  247      $ 4,679      $ 4,679
      weighted average interest rate                                                                             10.38%


FINANCIAL LIABILITIES
Noninterest bearing deposits           $  913       $  913       $  913   $  913      $  913       $1,521      $ 6,086      $ 6,086
Interest bearing demand deposits       $3,548       $3,548       $3,548   $3,548                               $14,193      $14,193
      weighted average interest rate                                                                              2.95%
Savings deposits                       $  868       $  868       $  868   $  868      $  868                   $ 4,338      $ 4,338
      weighted average interest rate                                                                              3.00%
Time Deposits                          $5,025       $  311       $  195   $   69                               $ 5,600      $ 5,600
      weighted average interest rate                                                                              5.42%



           The above table presents information about the Bank's interest sensitivity, it does not predict future earnings. The Bank uses budgeting and earnings projections to forecast earnings under different interest rate projections. It requires significant assumptions about the projection of loan prepayments, loan originations and liability funding sources, which may be inaccurate. Weighted average interest rates by expected maturity is not available.


                               MANAGEMENT OF USBN

           Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of USBN, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to USBN's 1997 10-K (which incorporates portions of USBN's 1998 Proxy Statement). See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Stockholders desiring copies of such documents may contact USBN at the addresses or phone numbers indicated under "AVAILABLE INFORMATION."

                           SUPERVISION AND REGULATION

THE HOLDING COMPANY

           USBN, by virtue of its ownership of United Security Bank, Home Security Bank, and Bank of Pullman (collectively, the "Banks"), is a bank holding company subject to regulation under Bank Holding Company Act of 1956, as amended (the "BHCA"), and the examination and reporting requirements of the BHCA. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions. The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Economic Growth Act") amended the BHCA to eliminate the requirement that bank holding companies seek approval of the Board of Governors of the Federal Reserve ("FRB") before engaging de novo in permissible nonbanking activities if the holding company is well-capitalized and meets certain other specified criteria. A bank holding company meeting those specifications need only notify the FRB within 10 business days after beginning the activity. The Economic Growth Act also established an expedited procedure for well-capitalized bank holding companies meeting certain criteria to obtain FRB approval to acquire smaller companies that engage in permissible non-banking activities pre-approved by FRB order.

           USBN and the Banks are subject to supervision and examination by applicable federal and state banking agencies. The earnings of USBN's subsidiaries, and therefore the earnings of USBN, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC, the Department of Financial Institutions and various other state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of USBN and its subsidiaries.

           Certain Transactions with Affiliates. There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on nonpreferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

           Tie-In Arrangements. USBN and its subsidiaries cannot engage in certain tie-in arrangements relating to any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither USBN nor its subsidiaries may condition an extension of credit to a customer on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor. In April of 1997, the FRB adopted significant amendments to its anti-tying rules that: (1) removed FRB-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) allowed banks greater flexibility to package products with their affiliates; and (3) established a safe harbor from the tying restrictions for certain foreign transactions. These amendments are designed to enhance competition in banking and nonbanking products and allow banks and their affiliates to provide more efficient, lower cost service to their customers. However, the impact of the amendments on USBN and its subsidiaries is unclear at this time.

           Capital Adequacy. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards of banks that are similar to, but not identical with, the standards of bank holding companies. In general, the risk-related standards require financial institutions and financial institution holding companies to maintain capital levels based on "risk adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, financial institutions and financial institution holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

           Dividends. Dividends paid to USBN by its banking subsidiaries are a material source of USBN's cash flow. Various federal and state statutory provisions limit the amount of dividends USBN's banking subsidiaries are permitted to pay to USBN, without regulatory approval. FRB policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset qualify, and overall financial condition.

           Support of Subsidiary Banks. Under Federal Reserve Board policy, USBN is expected to act as a source of financial strength to the Banks and to commit resources to support the Banks in circumstances where it may not choose to do so absent such a policy. This support may be required at times when USBN may not find itself able to provide it. In addition, any capital loans by USBN to the Banks would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary. Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

           Securities Registration and Reporting. The common stock of USBN is registered as a class with the SEC under the 1934 Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by

USBN under that Act can be inspected and copied at or obtained from the office of the SEC in Washington, D.C. In addition, the securities issued by USBN are subject to the registration requirements of the 1933 Act and applicable state securities laws unless exemptions are available.

BANKS

           As a national banking association, GNB is subject to extensive supervision and regulation by the OCC. USBN's wholly-owned subsidiaries, United Security Bank and Home Security Bank, as Washington state-chartered banks, and Bank of Pullman, as an Idaho state-chartered bank, are subject to supervision and regulation by, respectively, the Washington Department of Financial Institutions and the Idaho Department of Finance. Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

           FDIC Insurance Assessments. GNB and the subsidiary depository institutions of USBN are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See " -- FIRREA and FDICIA."

           The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). FIRREA was adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds--the Bank Insurance Fund ("BIF") for bank and the Savings Association Insurance Fund ("SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks. With the enactment of the Deposit Insurance Funds Act of 1996 ("Funds Act"), for the three-year period beginning in 1997, BIF-insured deposits such as those of the Banks and GNB are subject to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (roughly 1.3 basis points) imposed on SAIF-insured deposits (roughly 6.5 basis points). Beginning in the year 2000, BIF-insured institutions like the Banks and GNB will be required to pay the FICO obligations on a pro-rata basis with all thrift institutions; annual assessments are expected to equal approximately 2.4 basis points until 2017, to be phased out completely by 2019. The Funds Act provides for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions exist on that date.

           FIRREA and FDICIA. FIRREA contains a cross-guarantee provision which could result in insured depository institutions owned by USBN being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by USBN. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

           The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contain various other provisions that may affect the operations of banks and savings institutions.

           The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

           The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier 1 capital to risk-weighted assets of 6% or greater; (iii) had a Tier 1 capital to average assets of 5% or greater and (iv) was not subject to an order, written agreement, capital directive or prompt correction action directive to meet and maintain a specific capital level for any capital measure. A bank will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater; (ii) had a ratio of Tier 1 capital to risk-weighted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to average assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater). FDICIA also makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulatory. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

           Depositor Preference Statute. Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

           Interstate Banking and Community Development Legislation. In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit USBN to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Washington. Under recent banking agency regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC and other banking agencies have accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition. Overall, Riegle-Neal is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

           Loans to One Borrower. GNB and each of USBN's banking subsidiaries are subject to limitations on the aggregate amount of loans that they can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 15 to 20% of unimpaired capital and surplus. As of March 31, 1998, GNB and each of USBN's banking subsidiaries were in compliance with applicable loans-to-one borrower requirements.

           Dividends. Under the National Bank Act, GNB may not pay dividends without advance approval of the OCC if the total of all dividends declared by it in any calendar year will exceed the sum of its net profits (as defined by statute) for that year plus its retained profits for the preceding two calendar years, less any required transfers to surplus. The National Bank Act also prohibits national banks from paying dividends that would be in an amount greater than net profits then on hand (as defined by statute) after deducting losses and bad debts (as defined by statute). The amount available for dividend distribution by GNB as of March 31, 1998, was approximately $711,063. Washington and Idaho state banking laws also limit the amount of dividends payable by USBN's banking subsidiaries.

                        DESCRIPTION OF USBN CAPITAL STOCK

           USBN is authorized to issue 15,000,000 shares of Common Stock, no par value per share. At March 24, 1998, the date the Transaction Agreement was executed, 4,052,278 shares of USBN Common Stock were issued and outstanding. A total of 194,328 shares are subject to options under USBN stock option plans; 108,863 of such options are fully vested and exercisable. USBN Common Stock is listed for trading on Nasdaq under the symbol "USBN." Each share of USBN Common Stock has the same relative rights and is identical in all respects with every other share of USBN Common Stock. The following summary describes the material aspects of the USBN Common Stock, but does not purport to be a complete description of the applicable provisions of the USBN Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "AVAILABLE INFORMATION."

VOTING RIGHTS

           The holders of USBN Common Stock possess exclusive voting rights in USBN. Each holder of USBN Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of USBN Common Stock. Holders of shares of USBN Common Stock are not entitled to cumulate votes for the election of directors.

DIVIDENDS

           The holders of USBN Common Stock are entitled to such dividends as the USBN Board may declare from time to time out of funds legally available therefor. Dividends from USBN depend upon the receipt to USBN of dividends from The Banks because USBN has no source of income other than dividends from The Banks. Accordingly, the dividend restrictions imposed on The Banks by statute or regulation may effectively limit the amount of dividends USBN can pay. See "SUPERVISION AND REGULATION -- Dividend Restrictions."

LIQUIDATION


           In the event of liquidation, dissolution or winding up of USBN, the holders of shares of USBN Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of USBN.

OTHER CHARACTERISTICS

           Holders of USBN Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of USBN Common Stock which may be issued. Therefore, the USBN Board may authorize the issuance and sale of shares of capital stock of USBN without first offering them to existing stockholders of USBN. USBN Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of USBN Common Stock are, and the shares to be issued in the Transaction will be, fully paid and non-assessable.

                     COMPARISON OF CERTAIN RIGHTS OF HOLDERS
                          OF USBN AND GNB COMMON STOCK

GENERAL

           USBN is incorporated under the laws of the State of Washington and, accordingly, the rights of USBN's stockholders are governed by USBN's Articles of Incorporation, Bylaws and the WBCA. GNB, on the other hand, is a national banking association organized under the laws of the United States and, accordingly, the rights of GNB's stockholders are governed by GNB's Articles of Association, Bylaws and the National Bank Act.

           Upon consummation of the Transaction, stockholders of GNB will become stockholders of USBN, and as such, their rights will be governed by USBN's Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the Articles of Incorporation and Bylaws of USBN and the Articles of Association and Bylaws of GNB as well as the WBCA and the National Bank Act. This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders and is qualified in its entirety by reference to the governing laws and the Articles and Bylaws of each entity.

DIVIDEND RIGHTS

           USBN. Under Washington law, dividends may be paid only if, after giving effect to the dividend, USBN will be able to pay its debts as they become due in the ordinary course of business and USBN's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if USBN were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

           GNB. The National Bank Act provides that GNB may make dividend payments to its shareholders provided that until its surplus fund equals its common capital account, no dividends may be declared unless there has been carried to the surplus fund no less than one-tenth of GNB's net income of the preceding half year in the case of quarterly or semi-annual dividends or one-tenth of net income of the preceding two consecutive years in the case of annual dividends. The National Bank Act further provides that the approval of the OCC is required if the total of all dividends declared in any calendar year exceeds the total of GNB's net income for that year combined with its retained net income for the preceding two years, less an required transfers to surplus.

VOTING RIGHTS

           USBN. USBN's Articles of Incorporation eliminate cumulative voting. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholders' shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority stockholders to obtain representation on the USBN Board. All voting rights are vested in the holders of USBN Common Stock, with each share being entitled to one vote.

           GNB. All voting rights are vested in the holders of GNB Common Stock with each share being entitled to one vote. The National Bank Act allows for cumulative voting in the election of directors of a national bank.

PREEMPTIVE RIGHTS

           USBN. USBN's stockholders do not have preemptive rights to subscribe to any additional securities that may be issued.

           GNB. Shareholders of GNB have preemptive rights to subscribe to any additional shares of GNB that may be issued except for up to 6,000 of authorized but unissued GNB Common Stock that may be issued from time to time for the implementation of any stock option plan.

LIQUIDATION RIGHTS

           USBN. If USBN is liquidated, the holders of USBN Common Stock are entitled to share, on a pro rata basis, USBN's remaining assets after payment of or provision for all debts and other liabilities of USBN.

           GNB. Similarly, if GNB is liquidated, holders of GNB Common Stock are entitled to share, on a pro rata basis, GNB's remaining assets after payment of or provision for all debts and other liabilities of GNB.

ASSESSMENTS

           USBN. All shares of USBN Common Stock are fully paid and nonassessable.

           GNB. All outstanding shares of GNB Common Stock are fully paid and non-assessable except for assessability as may be permitted under 12 U.S.C.
Section 55.

STOCK REPURCHASES

           USBN. Under Washington law, a corporation may acquire shares of its own stock. Therefore, USBN may repurchase shares of its own capital stock.

           GNB. Only under very limited circumstances may GNB repurchase any of its outstanding shares of Common Stock under the National Bank Act and interpretations of the National Bank Act by the OCC.

AMENDMENT OF ARTICLES AND BYLAWS

           USBN. USBN's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of USBN Common Stock. The Bylaws of USBN may be amended by a majority vote of the Board of Directors or by the holders of at least a majority of the outstanding shares of USBN.

           GNB. The Articles of Association of GNB may be amended by obtaining the affirmative vote of the holders of a majority of the outstanding shares of GNB Common Stock. The Bylaws of GNB may be amended by a vote of a majority of all directors.

APPROVAL OF CERTAIN TRANSACTIONS

           USBN. The Articles of Incorporation and Bylaws of USBN do not require any increased shareholder vote to approve a business combination that may have the effect of foreclosing reorganization, consolidations, sale of substantially all assets or dissolution which a majority of shareholders deem desirable and place the power to prevent such a reorganization or combination in the hands of a minority of shareholders.

           GNB. The National Bank Act provides that merger or consolidation transactions involving national banks be approved by the holders of at least two-thirds of the outstanding shares of the merging or consolidating bank(s).

DISSENTERS' RIGHTS

           USBN. Under the WBCA, stockholders of USBN will generally have dissenter's appraisal rights in connection with (i) a plan of merger to which USBN is a party; (ii) a plan of share exchange to which USBN is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of USBN's property other than in the regular course of business; and (iv) amendments to USBN's Articles of Incorporation effecting a material reverse stock split. However, stockholders generally will not have such dissenters' rights if stockholder approval is not required by the WBCA for the corporate action. Approval of the Transaction by the holders of USBN Common Stock is not required under the WBCA; therefore stockholders of USBN do not have dissenters' rights in connection with the Merger.

           GNB. GNB shareholders who vote against a merger or consolidation transaction are entitled to dissenters' rights as provided under the National Bank Act. As far as the Transaction Agreement is concerned, GNB shareholders are entitled to dissenters' rights under Section 215 of the National Bank Act. See "THE TRANSACTION -- Dissenters' Rights of Appraisal."

BOARD OF DIRECTORS

           USBN. USBN's Articles of Incorporation provide that its Board of directors shall consist of not less than five nor more than 25 members, with the current number set at ten by a resolution of the Board of Directors of USBN. The Articles of Incorporation of USBN provide that the Board of directors or the shareholders may change the authorized number of directors within the stated range by resolution. Changes in the size of the range may be made by an amendment to USBN's Articles of Incorporation, which must be approved by a majority of the outstanding shares entitled to vote. The Bylaws of USBN provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to serve for an unexpired term of his or her predecessor.

           GNB. GNB's Articles of Association provides that its Board of Directors shall consist of not fewer than 5 nor more than 25 shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting. The Articles and Bylaws of GNB make no provision for the procedure to remove a director, and the National Bank Act provides no specific procedures for removing a director. If a vacancy occurs on the Board of Directors the remaining Board of Directors may appoint a director to fill such vacancy.

INDEMNIFICATION AND LIMITATION OF LIABILITY

           USBN. Pursuant to USBN's Bylaws, USBN will indemnify the officers, directors and employees of USBN with respect to expenses, settlements, judgements and fines in suits in which such person has made a party by reason of the fact that he or she is or was an officer, director or employee of USBN. No such indemnification may be given if the acts or omissions of the person are adjudged to be negligent or in bad faith. In addition,

USBN's Bylaws provide that neither a director or officer will be liable for negligence or bad faith in the performance of his or her duties as director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation of and had no reasonable cause to believe that his or her conduct was unlawful.

           GNB. Pursuant to GNB's Articles of Association, GNB may indemnify the officers, directors and employees of GNB for reasonable expenses actually incurred in connection with any suit or proceeding in which such a person has been made a party by reason of that person serving as a director, officer or employee of GNB. According to the Articles, no such person shall be indemnified in any suit or proceeding in which that person is adjudged to have been guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GNB.

POTENTIAL ANTI-TAKEOVER PROVISIONS

           Neither USBN's or GNB's Articles and Bylaws contain provisions that are specifically intended to have an anti-takeover effect on the transaction.

                              CERTAIN LEGAL MATTERS

           The validity of the USBN Common Stock to be issued in the Transaction is being passed upon for USBN by Graham & Dunn PC, Seattle, Washington. Graham & Dunn PC will also deliver an opinion concerning certain federal income tax consequences of the Transaction.

                                     EXPERTS

           The consolidated statement of financial condition of USBN as of December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, incorporated by reference in USBN's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Moss Adams LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           The consolidated statements of financial condition of USBN as of December 31, 1996 and December 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, (and not presented separately or incorporated separately by reference herein), have been audited by McFarland & Alton P.S., independent certified public accountants, as stated in their report, which is incorporated by reference from USBN's Annual Report on Form 10-K for the year ended December 31, 1997. Such consolidated statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           The financial statements of GNB as of and for the year ended December 31, 1997 included in this Prospectus/Proxy Statement and in the Registration Statement have been audited by LeMaster & Daniels PLLC, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  OTHER MATTERS

           The GNB Board is not aware of any business to come before the GNB Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the GNB Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

GRANT NATIONAL BANK

CONTENTS


                                                                          Page
                                                                          ----

INDEPENDENT AUDITORS' REPORT                                              F-2


FINANCIAL STATEMENTS:

    Balance sheets                                                        F-3-4

    Statements of income                                                  F-5

    Statements of stockholders' equity                                    F-6

    Statements of cash flows                                              F-7-8

    Notes to financial statements                                         F-9-18


                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Grant National Bank
Ephrata, Washington


We have audited the accompanying balance sheet of Grant National Bank as of December 31, 1997, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grant National Bank as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Spokane, Washington
March 31, 1998

GRANT NATIONAL BANK

BALANCE SHEETS



                                             December 31,      March 31,
                                               1997             1998
                                            -----------      -----------
                                                             (Unaudited)
ASSETS

CASH AND DUE FROM BANKS                     $ 4,931,783      $ 3,334,720
                                            -----------      -----------

SECURITIES AVAILABLE-FOR-SALE                 6,813,447        6,879,422
                                            -----------      -----------

LOANS:

    Commercial                                4,353,012        4,276,533
    Agricultural                              3,569,284        3,679,432
    Real estate mortgage and contracts       10,910,546       10,413,967
    Installment                               2,259,779        2,171,769
    Credit cards                                208,578          232,668
    Other                                        12,307           30,157
                                            -----------      -----------
              Total loans                    21,313,506       20,804,526
    Less:
        Deferred loan fees                       78,445           78,191
        Unearned income                           3,204            3,037
        Allowance for loan losses               251,818          251,743
                                            -----------      -----------
                                             20,980,039       20,471,555
                                            -----------      -----------

PREMISES AND EQUIPMENT                          704,200          694,793
                                            -----------      -----------

ACCRUED INTEREST RECEIVABLE                     321,834          315,591
                                            -----------      -----------

OTHER ASSETS                                     38,469           81,664
                                            -----------      -----------

                                            $33,789,772      $31,777,745
                                            ===========      ===========



See accompanying notes to financial statements.

GRANT NATIONAL BANK

                                                                      December 31,         March 31,
                                                                        1997                 1998
                                                                      ------------       ------------
                                                                                         (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

    Deposits:
        Interest bearing:
           Demand                                                     $ 14,193,256       $ 13,642,925
           Savings                                                       4,744,013          4,758,449
           Time (including deposits over $100,000 of $1,180,000
              and $1,032,000, respectively)                              5,194,198          5,175,286
        Noninterest-bearing demand                                       6,086,887          4,590,741
                                                                      ------------       ------------
              Total deposits                                            30,218,354         28,167,401
    Accrued interest payable                                               115,179            113,113
    Other liabilities                                                       60,434             57,393
                                                                      ------------       ------------
              Total liabilities                                         30,393,967         28,337,907
                                                                      ------------       ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

    Common stock--250,000 shares, $25 par value, authorized;
        33,000 shares issued and outstanding                               825,000            825,000
    Surplus                                                              1,170,650          1,170,650
    Retained earnings                                                    1,403,037          1,443,330
    Accumulated other comprehensive income:
        Unrealized (loss) gain on securities available-for-sale,
           less applicable deferred income tax                              (2,882)               858
                                                                      ------------       ------------
              Total stockholders' equity                                 3,395,805          3,439,838
                                                                      ------------       ------------

                                                                      $ 33,789,772       $ 31,777,745
                                                                      ============       ============


See accompanying notes to financial statements.

GRANT NATIONAL BANK

STATEMENTS OF INCOME


                                                                  Years Ended                 Three Months Ended
                                                                  December 31,                    March 31,
                                                          --------------------------      --------------------------
                                                             1997            1996            1998            1997
                                                          ----------      ----------      ----------      ----------
                                                                          (Unaudited)     (Unaudited)     (Unaudited)
INTEREST INCOME:
    Interest and fees on loans                            $2,070,232      $1,779,860      $  540,003      $  456,727
    Interest and dividends on investment securities:
       Taxable                                               315,584         217,128          91,903          68,231
       Tax-exempt                                             21,969           8,574           5,004           5,841
    Interest on deposits with Federal Home Loan Bank         164,948         180,283          26,213          56,131
                                                          ----------      ----------      ----------      ----------
                                                           2,572,733       2,185,845         663,123         586,930
INTEREST EXPENSE:
    Interest on deposits                                     788,571         643,642         207,521         175,158
                                                          ----------      ----------      ----------      ----------
            Net interest income                            1,784,162       1,542,203         455,602         411,772

PROVISION FOR LOAN LOSSES                                         --          15,000              --              --
                                                          ----------      ----------      ----------      ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        1,784,162       1,527,203         455,602         411,772
                                                          ----------      ----------      ----------      ----------

NONINTEREST INCOME:
    Service charges on deposit accounts                      180,636         162,720          48,464          45,033
    Other                                                     59,677          61,887          15,919          13,460
                                                          ----------      ----------      ----------      ----------
                                                             240,313         224,607          64,383          58,493
                                                          ----------      ----------      ----------      ----------
NONINTEREST EXPENSES:
    Salaries and wages                                       566,608         534,482         146,695         135,709
    Employee benefits                                         97,244          89,762          25,528          25,273
    Occupancy expense                                         98,925         106,568          24,133          24,839
    Equipment expense                                         66,821         102,295          18,350          18,610
    Other operating                                          556,112         483,312         161,507         135,436
                                                          ----------      ----------      ----------      ----------
                                                           1,385,710       1,316,419         376,213         339,867
                                                          ----------      ----------      ----------      ----------

INCOME BEFORE INCOME TAX                                     638,765         435,391         143,772         130,398

FEDERAL INCOME TAX                                           210,886         143,000          45,729          37,892
                                                          ----------      ----------      ----------      ----------

NET INCOME                                                $  427,879      $  292,391      $   98,043      $   92,506
                                                          ==========      ==========      ==========      ==========

BASIC AND DILUTED EARNINGS PER SHARE OF COMMON STOCK      $    12.97      $     8.86      $     2.97      $     2.80

SHARES OUTSTANDING DURING THE YEARS/PERIODS                   33,000          33,000          33,000          33,000


See accompanying notes to financial statements.

GRANT NATIONAL BANK

                                          YEARS ENDED DECEMBER 31, 1997 AND 1996
STATEMENTS OF STOCKHOLDERS' EQUITY        AND THREE MONTHS ENDED MARCH 31, 1998



                                                                                                    Accumulated
                                                                                                      Other
                                                                                                      Compre-
                                                  Common Stock                        Retained        hensive
                                              Shares        Amount       Surplus      Earnings        Income          Total
                                           -----------   -----------   -----------   -----------    -----------    -----------
BALANCES, DECEMBER 31, 1995--
    unaudited                                   33,000   $   825,000   $ 1,170,650   $   732,267    $   (23,247)   $ 2,704,670

ADD--unaudited:
    Comprehensive income:
       Net income for 1996                          --            --            --       292,391             --        292,391
       Other comprehensive income:
          Unrealized gain on securities
             available-for-sale, net of
             applicable deferred income
             tax of $1,069                          --            --            --            --          2,075          2,075
                                                                                                                   -----------
       Comprehensive income                                                                                            294,466
                                           -----------   -----------   -----------   -----------    -----------    -----------

BALANCES, DECEMBER 31, 1996                     33,000       825,000     1,170,650     1,024,658        (21,172)     2,999,136

ADD (DEDUCT):
    Comprehensive income:
       Net income for 1997                          --            --            --       427,879             --        427,879
       Other comprehensive income:
          Unrealized gain on securities
             available-for-sale, net of
             applicable deferred income
             tax of $9,422                          --            --            --            --         18,290         18,290
                                                                                                                   -----------
       Comprehensive income                                                                                            446,169
    Dividend paid, $1.50 per share                  --            --            --       (49,500)            --        (49,500)
                                           -----------   -----------   -----------   -----------    -----------    -----------

BALANCES, DECEMBER 31, 1997                     33,000       825,000     1,170,650     1,403,037         (2,882)     3,395,805

ADD (DEDUCT)--unaudited:
    Comprehensive income:
       Net income for three months ended
          March 31, 1998                            --            --            --        98,043             --         98,043
       Other comprehensive income:
          Unrealized gain on securities
             available-for-sale, net of
             applicable deferred income
             tax of $1,927                          --            --            --            --          3,740          3,740
                                                                                                                   -----------
       Comprehensive income                                                                                            101,783
    Dividend paid, $1.75 per share                  --            --            --       (57,750)            --        (57,750)
                                           -----------   -----------   -----------   -----------    -----------    -----------

BALANCES, MARCH 31, 1998--
    unaudited                                   33,000   $   825,000   $ 1,170,650   $ 1,443,330    $       858    $ 3,439,838
                                           ===========   ===========   ===========   ===========    ===========    ===========


See accompanying notes to financial statements.

GRANT NATIONAL BANK


STATEMENTS OF CASH FLOWS



                                                              Years Ended               Three Months Ended
                                                              December 31,                  March 31,
                                                      --------------------------    --------------------------
                                                         1997           1996           1998           1997
                                                      -----------    -----------    -----------    -----------
                                                                     (Unaudited)    (Unaudited)    (Unaudited)
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS

CASH FLOWS FROM OPERATING ACTIVITIES:

    Interest and fees received on loans and
       investments                                    $ 2,487,800    $ 2,171,283    $   669,532    $   588,552
    Other fees and commissions received                   240,313        224,607         64,383         58,493
    Interest paid                                        (752,816)      (654,910)      (209,587)      (175,303)
    Cash paid to suppliers and employees               (1,333,959)    (1,249,991)      (365,217)      (317,861)
    Income taxes paid                                    (130,215)      (174,798)       (51,173)        (9,000)
                                                      -----------    -----------    -----------    -----------
                   Net cash provided by operating
                      activities                          511,123        316,191        107,938        144,881
                                                      -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchases of available-for-sale securities         (2,984,623)    (2,011,091)    (1,157,700)    (1,490,464)
    Proceeds from sales or maturities of available-
       for-sale securities                              1,108,400      2,265,157      1,096,805        459,869
    Net decrease (increase) in loans                   (3,641,619)    (3,184,290)       469,754        361,163
    Purchase of premises and equipment                    (15,931)      (480,197)        (5,157)        (4,843)
                                                      -----------    -----------    -----------    -----------
                   Net cash provided by (used in)
                      investing activities             (5,533,773)    (3,410,421)       403,702       (674,275)
                                                      -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Net increase (decrease) in deposits                 4,619,206      5,448,820     (2,050,953)     1,491,347
    Dividends paid                                        (49,500)            --        (57,750)            --
                                                      -----------    -----------    -----------    -----------
                   Net cash provided by financing
                      activities                        4,569,706      5,448,820     (2,108,703)     1,491,347
                                                      -----------    -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
    DUE FROM BANKS                                       (452,944)     2,354,590     (1,597,063)       961,953

CASH AND DUE FROM BANKS, BEGINNING
    OF YEAR/PERIOD                                      5,384,727      3,030,137      4,931,783      5,384,727
                                                      -----------    -----------    -----------    -----------


CASH AND DUE FROM BANKS, END
    OF YEAR/PERIOD                                    $ 4,931,783    $ 5,384,727    $ 3,334,720    $ 6,346,680
                                                      ===========    ===========    ===========    ===========


See accompanying notes to financial statements.

GRANT NATIONAL BANK

                                                                   Years Ended          Three Months Ended
                                                                   December 31,               March 31,
                                                             ----------------------    ----------------------
                                                               1997         1996         1998          1997
                                                             ---------    ---------    ---------    ---------
                                                                         (Unaudited)  (Unaudited)  (Unaudited)
RECONCILIATION OF NET INCOME TO NET CASH
    PROVIDED BY OPERATING ACTIVITIES:

       Net income                                            $ 427,879    $ 292,391    $  98,043    $  92,506
                                                             ---------    ---------    ---------    ---------

       Adjustments to reconcile net income to net cash
          provided by operating activities:
             Provision for loan loss                                --       15,000           --           --
             Depreciation and amortization                      58,444       66,916       14,564       14,902
             Amortization of investment security discounts     (40,822)     (28,805)      (2,344)      (3,842)
             Accretion of investment security premiums          13,314       22,311        2,931        1,870
             (Increase) decrease in assets:
                Accrued interest receivable                    (70,148)     (22,549)       6,243       10,368
                Deferred loan fees                              13,437       15,228         (254)      (6,597)
                Unearned income                                   (714)        (747)        (167)        (177)
                Other assets                                    30,566       (9,360)      (5,529)       5,189
             (Decrease) increase in liabilities:
                Accrued interest payable                        35,755      (11,268)      (2,066)        (145)
                Other liabilities                               43,412      (22,926)      (3,483)      30,807
                                                             ---------    ---------    ---------    ---------
                   Total adjustments                            83,244       23,800        9,895       52,375
                                                             ---------    ---------    ---------    ---------

                   Net cash provided by operating
                      activities                             $ 511,123    $ 316,191    $ 107,938    $ 144,881
                                                             =========    =========    =========    =========


See accompanying notes to financial statements.

GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Organization:

Grant National Bank (the Bank) was incorporated in 1989 under federal laws as a national banking association. It has bank facilities in Ephrata and Moses Lake, Washington. In 1996, the Bank closed operations of a branch in Soap Lake, Washington, and commenced operations of a new branch in Moses Lake, Washington.

The accounting policies followed by the Bank conform with generally accepted accounting principles and with prevailing practices of the banking industry.

Summary of Significant Accounting Policies:

a. Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in preparing these financial statements are those assumed in determining the allowance for loan losses and the fair values of investment securities. Actual results could differ from those estimates.

b. Securities available-for-sale -- Debt and equity securities not classified as either held-to-maturity securities or trading securities are reported at fair value. Unrealized holding gains and losses, net of taxes, are excluded from earnings and reported in a separate component of stockholders' equity. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

      Trading securities -- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are reported at fair value, with unrealized gains and losses included in earnings. There are no securities classified as trading securities.

      Securities held to maturity -- Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. There are no securities classified as held-to-maturity securities.

c. Loans and allowances for loan losses -- All loans are stated at principal outstanding less allowance for possible loan losses. Interest is credited to income based on the principal outstanding at appropriate rates of interest.

      Loans are placed on a nonaccrual status when, in the opinion of management, the collection of additional interest is questionable. Thereafter, no interest is taken into income unless received in cash or until such time as the borrower demonstrates the ability to resume payments of principal and interest. Interest previously accrued but not collected is generally reversed and charged against income at the time the loan is placed on nonaccrual status.

GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (CONTINUED):

Summary of Significant Accounting Policies (continued):

      An allowance for possible losses on loans is maintained at a level deemed by management to be adequate to provide for potential loan losses through charges to operating expense. The allowance is based upon a continuing review of loans which includes consideration of actual net loan loss experienced, changes in size and character of the loan portfolio, identification of individual problem situations which may affect the borrower's ability to repay, and evaluation of current economic conditions. Loan losses are recognized through charges to the allowance.

d. Deferred loan fees -- Loan origination fees and certain direct costs are capitalized and recognized as an adjustment of the yield on the related loans.

e. Premises and equipment -- Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation over estimated useful lives (or the respective lease terms) which range from 3 to 31.5 years. Depreciation is computed using straight-line and accelerated methods. Modified accelerated depreciation methods are used for federal income tax purposes. Normal costs of maintenance and repairs are charged to expense.

f. Income tax -- Income tax is provided for the tax effects of transactions reported in the financial statements and consists of tax currently due plus deferred tax related to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The differences relate principally to depreciation of premises and equipment, allowance for loan losses, loan fee recognition, and the market value adjustment for investments available-for-sale (see note 7).

g. Earnings per share -- Earnings per share have been calculated on the basis of the number of shares outstanding during each year, as the effects of potential common stock (options) are not material. Although the Bank adopted SFAS No. 128, "Earnings Per Share," in 1997, only basic earnings per share have been presented. Diluted earnings per share are not materially different from basic earnings per share.

h. Cash equivalents -- Cash equivalents include amounts due from banks and, when applicable, federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

i. Comprehensive income -- At March 31, 1998, the Bank adopted SFAS No. 130, "Reporting Comprehensive Income," which requires presentation of comprehensive income and its components. As required, the accompanying financial statements have been reclassified for all periods to conform with such presentation.

GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 2 -- FEDERAL FUNDS:


The Bank is required to maintain legal cash reserves in a minimum amount, computed by applying a prescribed percentage to the various types of deposits. When the Bank's cash reserves are in excess of that required, it may lend the excess to other banks on a daily basis. Conversely, when cash reserves are less than required, the Bank borrows funds on a daily basis. The Bank had no federal funds sold or purchased during 1997.

In lieu of federal funds sold at March 31, 1998 and December 31, 1997, the Bank had $1,739,200 and $2,899,622, respectively, of daily interest deposits and demand plus interest accounts with the Federal Home Loan Bank. Such deposits are included with due from banks in the accompanying balance sheets.


NOTE 3 -- SECURITIES AVAILABLE-FOR-SALE:


Securities have been classified in the balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at the balance-sheet dates were as follows:

                                                       Amortized       Gross Unrealized          Fair
                                                         Cost         Gains       Losses         Value
                                                      ----------   ----------   ----------    ----------
December 31, 1997:
    U.S. Treasury securities and obligations
       of U.S. government agencies                    $4,900,784   $    2,944   $   (5,778)   $4,897,950
    Obligations of state and political subdivisions      460,000        6,498           --       466,498
    Mortgage-backed securities                           651,812          362       (7,656)      644,518
    Corporate obligations                                300,669           --         (738)      299,931
    Federal Reserve Bank and Federal Home
       Loan Bank stock                                   504,550           --           --       504,550
                                                      ----------   ----------   ----------    ----------

               Totals                                 $6,817,815   $    9,804   $  (14,172)   $6,813,447
                                                      ==========   ==========   ==========    ==========


March 31, 1998:
    U.S. Treasury securities and obligations
       of U.S. government agencies                    $5,101,617   $       --   $   (1,445)   $5,100,172
    Obligations of state and political subdivisions      460,000        9,000           --       469,000
    Mortgage-backed securities                           604,000           --       (6,000)      598,000
    Corporate obligations                                200,254           --         (254)      200,000
    Federal Reserve Bank and Federal Home
       Loan Bank stock                                   512,250           --           --       512,250
                                                      ----------   ----------   ----------    ----------

               Totals                                 $6,878,121   $    9,000   $   (7,699)   $6,879,422
                                                      ==========   ==========   ==========    ==========


GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 3 -- SECURITIES AVAILABLE-FOR-SALE (CONTINUED):


The following is a summary of maturities of debt securities available-for-sale as of December 31, 1997 (there were no securities held-to-maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               Securities
                                                           Available-for-Sale
                                                    --------------------------------
                                                       Amortized           Fair
                                                         Cost              Value
                                                    --------------    --------------
Amounts maturing in:

    One year or less                                $    3,997,190    $    3,991,598

    After one year through five years                    1,664,263         1,672,781
                                                    --------------    --------------
                                                         5,661,453         5,664,379
Mortgage-backed securities                                 651,812           644,518
                                                    --------------    --------------

         Totals                                     $    6,313,265    $    6,308,897
                                                    ==============    ==============


Investment securities with a fair value of $945,550 at December 31, 1997, were pledged to secure public deposits and as collateral on potential Federal Reserve Bank loans.

During 1997, securities available-for-sale matured for total proceeds of approximately $1,108,000 ($2,265,000 in 1996) resulting in no gross realized losses. The specific identification method is used when calculating realized gains and losses.

Federal Reserve Bank and Federal Home Loan Bank stock is carried at cost. It does not have a readily determinable fair value because its ownership is restricted and lacks a market. It can only be sold back to the Federal Reserve Bank or Federal Home Loan Bank or another member institution at its par value of $100.


NOTE 4 -- RELATED-PARTY TRANSACTIONS:


The Bank has entered into transactions with its directors, officers, employees, and their affiliates (related parties). The aggregate amount of loans outstanding to such related parties at December 31, 1997, was approximately $566,000. During 1997, new loans to such related parties amounted to approximately $334,000 and repayments amounted to approximately $254,000.

Directors' fees of $60,150 and $40,650 were paid during 1997 and 1996, respectively.

GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 5 --  ALLOWANCE FOR LOAN LOSSES:


Changes in the allowance for loan losses were as follows at the balance-sheet dates:

                                    December 31,    March 31,
                                       1997            1998
                                    ------------    ---------
Balance, beginning of year/period   $261,000       $251,818

Loans charged off                    (22,324)        (3,075)

Recoveries                            13,142          3,000
                                    --------       --------

Balance, end of year/period         $251,818       $251,743
                                    ========       ========



NOTE 6 -- PREMISES AND EQUIPMENT:


Major classifications of premises and equipment at the balance-sheet dates are summarized as follows:

                                  December 31,   March 31,
                                      1997         1998
                                  ------------   ---------
Building                           $397,165      $397,165

Furniture and fixtures               82,993        82,993

Equipment                           378,664       383,821

Leasehold improvements               16,269        16,269
                                   --------      --------
                                    875,091       880,248
Less accumulated depreciation       307,391       321,955
                                   --------      --------
                                    567,700       558,293
Land                                136,500       136,500
                                   --------      --------

          Totals                   $704,200      $694,793
                                   ========      ========


GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 7 -- FEDERAL INCOME TAX:


The components of the net deferred tax asset included in other assets at the balance-sheet dates are as follows:

                                      December 31,    March 31,
                                          1997          1998
                                      ------------    ---------
Deferred tax assets:
   Allowance for loan losses           $ 35,000       $ 35,000
   Deferred loan fees                    28,000         28,000
   Securities                             2,000             --
                                       --------       --------
                                         65,000         63,000
                                       --------       --------
Deferred tax liabilities:
   Premises and equipment               (21,000)       (21,000)
   Securities                           (32,000)       (32,000)
                                       --------       --------
                                        (53,000)       (53,000)
                                       --------       --------

          Net deferred tax assets      $ 12,000       $ 10,000
                                       ========       ========


The provision for federal income tax consisted of:

                               1997           1996
                            ---------      ---------
Current tax                 $ 181,500      $ 155,000
Deferred tax (benefit)         29,386        (12,000)
                            ---------      ---------

          Totals            $ 210,886      $ 143,000
                            =========      =========


The effective tax rate differs from the statutory federal tax rate for the years presented as follows:

                                                        1997            1996
                                                     ---------       ---------
Federal income tax at statutory rate                 $ 217,000       $ 148,000
Effect of tax-exempt interest income                   (11,000)         (5,500)
Effect of nondeductible expenses and other, net          4,886             500
                                                     ---------       ---------

          Total federal income tax provision         $ 210,886       $ 143,000
                                                     =========       =========


GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 8 -- LEASE COMMITMENT:


The Bank leases its Ephrata operating facilities under an operating lease agreement with certain stockholders/directors of the Bank. The minimum rental commitments under this lease at December 31, 1997, exclusive of taxes and other charges, are $5,000 per month through November 3, 1998.

Rent expense on the above lease (and a related-party lease for the Soap Lake branch through 1996) was $60,000 and $73,200 for 1997 and 1996, respectively.


NOTE 9 -- CREDIT CONCENTRATIONS AND FINANCIAL INSTRUMENTS:


The Bank is engaged in lending activities with borrowers in a variety of industries. A substantial portion of lending is concentrated in the agribusiness industry in the region in which the Bank is located. Collateral on loans, loan commitments, and standby letters of credit vary and may include accounts receivable, inventories, investment securities, real estate, equipment, and vehicles. The amount and nature of collateral required are based on credit evaluations of the individual customers.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its banking customers. These financial instruments generally include commitments to extend credit, credit card arrangements, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, credit card arrangements, standby letters of credit, and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The contract amounts of these financial instruments representing credit risk at December 31, 1997, were as follows:

                      Commitments to extend credit     $3,888,000
                      Credit card arrangements            629,000
                      Standby letters of credit            10,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 9 -- CREDIT CONCENTRATIONS AND FINANCIAL INSTRUMENTS (CONTINUED):


Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under a standby letter of credit, the Bank assures that the third party will receive specified funds if a customer fails to meet his contractual obligation. The liquidity risk to the Bank arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing letters of credit and the Bank's management of that credit risk are the same as for loans.

The Bank maintains due from bank accounts at several financial institutions located in the Northwest. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000, and there were no uninsured balances at December 31, 1997.


NOTE 10 -- REGULATORY MATTERS:


Restrictions on dividends:

The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

Capital requirements:

Grant National Bank is subject to federal regulatory requirements. Regulated by the Federal Deposit Insurance Corporation (FDIC) and the Office of Comptroller of the Currency (OCC), the Bank is required to maintain minimum levels of regulatory capital as a percentage of regulatory assets. The Bank's total regulatory capital must equal 8% of risk-weighted assets, and one-half of that 8% must consist of core capital. Failure to meet minimum capital requirements can result in actions by regulators that, if taken, could materially affect the financial statements.

Management believes that under the current regulations, the Bank meets and will continue to meet all regulatory capital requirements in the foreseeable future. However, events beyond the Bank's control, such as a downturn in the economy of the region, could adversely affect future earnings and regulatory capital.

FDIC regulations establish the amount of capital required for each classified category of institution. Depending on the Bank's category, regulators may restrict certain activities of the Bank, including acceptance of brokered deposits or offering interest rates on deposits that are greater than prevailing interest rates.

As of January 6, 1997, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in this table.

GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 10 -- REGULATORY MATTERS (CONTINUED):


                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                             For Capital              Prompt Corrective
                                                    Actual                Adequacy Purposes           Action Provisions
                                              Amount        Ratio        Amount       Ratio          Amount         Ratio
                                              ------        -----        ------       -----          ------         -----
As of December 31, 1997:

    Total capital (to risk-weighted                                                    >                          >
       assets)                              $3,650,000      16.2%      $1,802,000      -  8%      $2,253,000      - 10%
    Tier I capital (to risk-weighted                                                   >                          >
       assets)                               3,399,000      15.1          901,000      -  4        1,352,000      -  6
                                                                                       >                          >
    Tier I capital (to average assets)       3,399,000      11.2        1,210,000      -  4        1,513,000      -  5

As of March 31, 1998:

    Total capital (to risk-weighted                                                    >                          >
       assets)                              $3,691,000      16.9%      $1,749,000      -  8%      $2,186,000      - 10%
    Tier I capital (to risk-weighted                                                   >                          >
       assets)                               3,439,000      15.7          874,000      -  4        1,909,000      -  6
                                                                                       >                          >
    Tier I capital (to average assets)       3,439,000      10.8        1,273,000      -  4        1,591,000      -  5


NOTE 11 -- PROFIT SHARING PLAN:


The Bank sponsors a 401(k) profit sharing plan covering employees meeting minimum eligibility requirements. Employee contributions are voluntary, and the Bank may make elective contributions to match up to 75% of employee contributions up to 4% of eligible compensation. Profit sharing expense totalled approximately $10,500 and $9,000 for 1997 and 1996, respectively.


NOTE 12 -- STOCK OPTIONS:


The Bank has set aside 6,000 of its common shares for possible issuance to officers and employees under stock option or grant arrangements. In 1994, the Bank entered into a nonqualified stock option agreement with the president in which options for 200 shares annually are granted from 1994 through 1998, totalling 1,000 shares. The options are exercisable through December 31, 2003, at $75 per share. Options for a total of 800 shares had been granted and none had been exercised through December 31, 1997.

GRANT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS (unaudited for 1996 and March 31, 1998)


NOTE 12 -- STOCK OPTIONS (CONTINUED):


The Bank accounts for this stock option plan under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation was required to be recognized with respect to the optioned shares. In 1996, the Bank adopted the disclosure provisions of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS 123). The effects of applying the fair value method of recognizing compensation expense for stock-based compensation plans under FAS 123 are not material.


NOTE 13 -- PENDING ACQUISITION:


On March 24, 1998, the Bank entered into an agreement and plan of merger with United Security Bancorporation, pursuant to which the Bank will be merged into United Security Bancorporation. The merger agreement provides that the Bank's common stock will be exchanged for shares of United Security Bancorporation common stock pursuant to a specified exchange ratio. Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory and stockholder approval.


NOTE 14 -- UNAUDITED INFORMATION:


The accompanying unaudited financial statements as of March 31, 1998, for the year ended December 31, 1996, and for the three-month periods ended March 31, 1998 and 1997, have been prepared on the same basis as the Bank's audited financial statements as of and for the year ended December 31, 1997. In the opinion of management, all adjustments consisting of normal, recurring accruals necessary for a fair presentation of the Bank's financial position, results of operations, and cash flows in the unaudited financial statements have been included. The interim period unaudited financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. The results of operations and cash flows for the three months ended March 31, 1998, are not necessarily indicative of the results expected for the year ending December 31, 1998.

                                                                      APPENDIX A



================================================================================


                       AGREEMENT AND PLAN OF CONSOLIDATION

                                     BETWEEN

                               GRANT NATIONAL BANK

                                       AND

                             NEW GRANT NATIONAL BANK

                              UPON ITS FORMATION BY

                         UNITED SECURITY BANCORPORATION



================================================================================




                           DATED AS OF MARCH 24, 1998

                                TABLE OF CONTENTS


ARTICLE I. CONSOLIDATION.....................................................................6

        1.1    THE CONSOLIDATION.............................................................6
        1.2    EFFECTIVE DATE................................................................7
        1.3    EFFECT OF CONSOLIDATION.......................................................7

ARTICLE II.  CONSOLIDATION CONSIDERATION.....................................................7

        2.1    CONSIDERATION.................................................................7
        2.2    SHAREHOLDER RIGHTS; STOCK TRANSFERS...........................................7
        2.3    FRACTIONAL SHARES.............................................................8
        2.4    EXCHANGE PROCEDURES...........................................................8
        2.5    EXCHANGE RATIO ADJUSTMENTS....................................................8
        2.6    EXCEPTION SHARES..............................................................8
        2.7    DISSENTING SHARES.............................................................8
        2.8    RESERVATION OF RIGHT TO REVISE TRANSACTION....................................8
        2.9    OPTIONS.......................................................................9

ARTICLE III.  ACTIONS PENDING CONSUMMATION...................................................9

        3.1    CAPITAL STOCK.................................................................9
        3.2    DISTRIBUTIONS.................................................................9
        3.3    LIABILITIES...................................................................9
        3.4    OPERATIONS....................................................................9
        3.5    LIENS AND ENCUMBRANCES.......................................................10
        3.6    EMPLOYMENT ARRANGEMENTS......................................................10
        3.7    BENEFIT PLANS................................................................10
        3.8    CONTINUANCE OF BUSINESS......................................................10
        3.9    AMENDMENTS...................................................................10
        3.10   CLAIMS.......................................................................10
        3.11   CONTRACTS....................................................................10
        3.12   LOANS........................................................................10
        3.13   TRANSACTION EXPENSES.........................................................10

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES.................................................11

        4.1    THE BANK'S REPRESENTATIONS AND WARRANTIES....................................11
        4.2    USBN'S AND NEW BANK'S REPRESENTATIONS AND WARRANTIES.........................18
        4.3    EXCEPTIONS TO REPRESENTATIONS................................................20

ARTICLE V.  COVENANTS.......................................................................21

        5.1    BEST EFFORTS.................................................................21
        5.2    THE PROXY....................................................................21
        5.3    REGISTRATION STATEMENT -- COMPLIANCE WITH SECURITIES LAWS....................21
        5.4    REGISTRATION STATEMENT EFFECTIVENESS.........................................21
        5.5    PRESS RELEASES...............................................................21
        5.6    ACCESS; INFORMATION..........................................................22
        5.7    TERMINATION FEE..............................................................22
        5.8    REGISTRATION STATEMENT PREPARATION; REGULATORY
               APPLICATIONS PREPARATION.....................................................22
        5.9    APPOINTMENT OF DIRECTORS.....................................................23
        5.10   BLUE-SKY FILINGS.............................................................23

        5.11   AFFILIATE AGREEMENTS.........................................................23
        5.12   CERTAIN POLICIES OF THE BANK.................................................23
        5.13   TAKEOVER LAW.................................................................23
        5.14   NO RIGHTS TRIGGERED..........................................................23
        5.15   SHARES LISTED................................................................24
        5.16   FORMATION OF NEW BANK; REGULATORY APPLICATIONS...............................24
        5.17   REGULATORY DIVESTITURES......................................................24
        5.18   CURRENT INFORMATION..........................................................24
        5.19   INDEMNIFICATION..............................................................24
        5.20   DIRECTOR AGREEMENTS REGARDING REAL ESTATE....................................25

ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE CONSOLIDATION................................25

        6.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS.......................................25
        6.2    CONDITIONS TO OBLIGATIONS OF USBN AND NEW BANK...............................26
        6.3    CONDITIONS TO OBLIGATIONS OF THE BANK........................................27

ARTICLE VII.  TERMINATION...................................................................28

        7.1    EVENTS OF TERMINATION........................................................28
        7.2    CONSEQUENCES OF TERMINATION..................................................28

ARTICLE VIII.  OTHER MATTERS................................................................28

        8.1    SURVIVAL.....................................................................28
        8.2    WAIVER; AMENDMENT............................................................28
        8.3    COUNTERPARTS.................................................................29
        8.4    GOVERNING LAW................................................................29
        8.5    EXPENSES.....................................................................29
        8.6    CONFIDENTIALITY..............................................................29
        8.7    NOTICES......................................................................29
        8.8    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES...........................29
        8.9    BENEFIT PLANS................................................................30
        8.10   HEADINGS.....................................................................30


EXHIBITS

Exhibit A      Approval by Directors of Grant National Bank
Exhibit B      Director Agreements
Exhibit C      Affiliate Undertakings and Agreements
Exhibit D      Employment Agreement of Lawrence C. Mitson
Exhibit E      Main Office Property Lease
Exhibit F      Summary of Opinions to be provided by Gerrish & McCreary, P.C.
Exhibit G      Legal Opinion of Graham & Dunn, P.C.

SCHEDULES

Bank Disclosures

Schedule 2.9            Outstanding Options
Schedule 3.4            Changes to Line of Business, Operating Procedures, etc.
Schedule 3.6            New or Changes to Compensation, Employment
                        Agreements; Number of Full Time Employees
Schedule 3.7            New or Modifications to Benefit Plans
Schedule 3.11           New or Changes to Material Contracts
Schedule 4.1(C)         Shares Outstanding
Schedule 4.1(G)         No Defaults - Agreements Requiring Third Party Consent
Schedule 4.1(H)         Financial Reports
Schedule 4.1(J)         No Events Causing Material Adverse Effect
Schedule 4.1(L)         Litigation, Regulatory Action
Schedule 4.1(M)         Compliance with Laws
Schedule 4.1(N)         Material Contracts
Schedule 4.1(Q)(1)      List of Employee Benefit Plans
Schedule 4.1(Q)(2)      Employee Benefit Plans Not Qualified Under ERISA
Schedule 4.1(Q)(6)      Obligations for Retiree Health and Life Benefits
Schedule 4.1(Q)(7)      Agreements Resulting in Payments to Employees Under Any
                        Compensation and Benefit Plan with Respect to Proposed
                        Transaction
Schedule 4.1(T)         Asset Classification
Schedule 4.1(V)         Insurance
Schedule 4.1(W)         Affiliates
Schedule 4.1(Y)         Plan's Effect on Rights Under Articles, Bylaws or
                        Agreements
Schedule 4.1(Z)(2)      Pending Proceedings with Respect to Environmental
                        Matters
Schedule 4.1(Z)(3)      Pending Proceedings with Respect to Environmental
                        Matters Involving Loan/Fiduciary Property
Schedule 4.1(Z)(4)      Pending Proceedings with Respect to Environmental
                        Matters Listed in Sections 4.1(Z)(2) or (3)
Schedule 4.1(Z)(5)      Actions During Ownership Which Could Have Material
                        Adverse Effect with Respect to Environmental Matters
Schedule 4.1(Z)(6)      Actions Prior to Ownership Which Could Have Material
                        Adverse Effect with Respect to Environmental Matters
Schedule 4.1(AA)        Tax Reports Matters
Schedule 4.1(CC)        Derivative Contracts
Schedule 4.1(EE)(1)     Employment Contracts Requiring Payment in Connection
                        with Termination
Schedule 4.1(EE)(2)     Leases with Aggregate Annual Rent Exceeding $10,000
Schedule 4.1(EE)(3)     Material Contracts with Affiliates

USBN Disclosures

Schedule 4.2(C)         Shares
Schedule 4.2(F)         No Defaults
Schedule 4.2(G)         Financial Reports
Schedule 4.2(H)         No Events Causing Material Adverse Effect
Schedule 4.2(I)         Litigation, Regulatory Action

                       AGREEMENT AND PLAN OF CONSOLIDATION

        AGREEMENT AND PLAN OF CONSOLIDATION, dated as of the 24th day of March 1998 (this "Plan"), is between GRANT NATIONAL BANK (the "Bank") and UNITED SECURITY BANCORPORATION ("USBN") acting on its own behalf and on behalf of a national banking association to be formed by it under the title NEW GRANT NATIONAL BANK ("New Bank").

                                    PREAMBLE

        The management and boards of directors of USBN and the Bank believe, respectively, that the consolidation of New Bank with the Bank under the charter of the Bank, pursuant to 12 USC Section 215(a) and the terms and conditions set forth in this Agreement, is in the best interests of USBN and the Bank's shareholders.

                                    RECITALS

        (A) THE BANK. The Bank is a national banking association duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Ephrata, Washington. As of the date of this Agreement, the Bank has 250,000 authorized shares of common stock, $25 par value per share ("Bank Common Stock") (no other class of capital stock being authorized), of which 33,000 shares of Bank Common Stock are issued and outstanding and of which 1,000 shares are Bank Options reserved for issuance.

        (B) USBN. USBN is a corporation duly organized and validly existing under Washington law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. USBN's principal executive offices are located in Spokane, Washington. As of the date of this Agreement, USBN has 15,000,000 authorized shares of common stock, no par value per share ("USBN Common Stock") (no other class of capital stock being authorized), of which 4,052,775 shares of USBN Common Stock are issued and outstanding and of which 300,000 shares are USBN Options reserved for issuance.

        (C) NEW BANK. New Bank will be organized by persons designated by USBN who will, upon execution of this Agreement by the Bank and USBN, apply for preliminary approval of the Office of the Comptroller of the Currency ("OCC") for New Bank to become a new national banking association. Upon such preliminary approval, New Bank will become a body corporate and will execute this Agreement, thereby becoming a party hereto and ratifying all prior actions taken on its behalf by USBN. All of the capital stock of New Bank will be subscribed for solely by USBN, and the consideration for such stock will be paid in before the Effective Date.

        (D) DIRECTOR AND OFFICER AGREEMENTS. As a condition and an inducement to USBN's willingness to enter into this Plan, the directors of the Bank have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each director has agreed to vote his or her shares of Bank Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below) and to refrain from competing with USBN and the Consolidated Association (as defined below).

        (E) APPROVALS. At meetings of the respective Boards of Directors of the Bank and USBN, each such Board has approved and authorized the execution of this Plan in counterparts.

        (F) INTENTION OF THE PARTIES. The parties intend the Consolidation to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Consolidation to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. For federal banking law purposes, the parties intend the Consolidation to qualify as a "consolidation" under 12 USC Section 215(a).

        In consideration of their mutual promises and obligations, the Parties agree as follows:

                                   DEFINITIONS

        (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

        "Acquisition Proposal" has the meaning assigned in Section 5.7(A).

        "Appraisal Laws" has the meaning assigned in Section 2.7.

        "Asset Classification" has the meaning assigned in Section 4.l(T).

        "Average Closing Price" means: (a) if no Triggering Event has occurred, the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of USBN Common Stock for the twenty-five (25) consecutive trading days on which 2,000 shares of USBN Common Stock are traded, with the last such trading day being the fifth day preceding the Effective Date; and (b) if a Triggering Event has occurred, the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of USBN Common Stock for the fifteen
(15) consecutive trading days on which 2,000 shares of USBN Common Stock are traded, with the last such trading day being the ninetieth day preceding the public announcement of such Triggering Event.

        "Bank" means Grant National Bank, a national banking association.

        "Bank Common Stock" has the meaning assigned in Recital (A).

        "Bank Financial Reports" has the meaning assigned in Section 4.1(H).

        "Bank Option" has the meaning assigned in Section 2.9.

        "Bank Regulatory Reports" has the meaning assigned in Section 4.1(H).

        "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP, the calculation of which will exclude gains or losses on securities available for sale, net of taxes.

        "Code" has the meaning assigned in Section 4.1(Q)(2).

        "Compensation and Benefit Plans" has the meaning assigned in Section 4.1(Q)(1).

        "Consolidated Association" has the meaning assigned in Section 1.1.

        "Consolidation" has the meaning assigned in Section 1.1.

        "Daily Sales Price" for any trading day means the average of the bid and ask prices per share of all market makers quoting both bid and asked prices, as reported on Bloomberg Financial Markets, of USBN Common Stock on the NASDAQ Stock Market reporting system.

        "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Bank Financial Reports or the USBN Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations of the foregoing).

        "Dissenting Shares" means the shares of Bank Common Stock or New Bank Common Stock, as appropriate, held by those shareholders of, respectively, the Bank or New Bank, who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

        "Effective Date" has the meaning assigned in Section 1.2.

        "Eligible Bank Common Stock" means shares of Bank Common Stock validly issued and outstanding on the Effective Date other than Exception Shares and Dissenting Shares.

        "Employment Agreement" means Exhibit D.

        "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

        "ERISA" has the meaning assigned in Section 4.1(Q)(2).

        "ERISA Affiliate" has the meaning assigned in Section 4.1(Q)(3).

        "ERISA Plans" has the meaning assigned in Section 4.1(Q)(2).

        "Exception Shares" means shares held by the Bank or by USBN or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

        "Exchange Agent" has the meaning assigned in Section 2.4.

        "Exchange Ratio" has the meaning assigned in Section 2.1(B).

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Financial Reports" has the meaning assigned in Section 4.1(H).

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "GAAP" means generally accepted accounting principles consistently applied.

        "Group" has the meaning assigned in Section 5.20.

        "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

        "Indemnified Party" has the meaning assigned in Section 5.19 (A).

        "Loan/Fiduciary Property" means any property owned or controlled by the Bank or in which the Bank holds a security or other interest, and, where required by the context, includes any such property where the Bank constitutes the owner or operator of such property, but only with respect to such property.

        "Main Office Property" has the meaning assigned in Section 5.20.

        "Material Adverse Effect" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

        "Meeting" has the meaning assigned in Section 5.2.

        "Multiemployer Plans" has the meaning assigned in Section 4.l(Q)(2).

        "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

        "New Bank" means New Grant National Bank, a new national banking association to be formed by USBN.

        "OCC" means the Office of the Comptroller of the Currency.

        "Participation Facility" means any facility in which the Bank participates in the management and, where required by the context, includes the owner or operator of such facility.

        "Party" means a party to this Plan.

        "Pension Plan" has the meaning assigned in Section 4.l(Q)(2).

        "Per Share Consideration" means the quotient, rounded to two decimals (rounding down if the third decimal is four or less and rounding up if the third decimal is five or more) of the Total Consideration divided by 33,000.

        "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

        "Plan" means this Agreement and Plan of Consolidation.

        "Previously Disclosed" with respect to information, means that the information is provided by a Party in a Schedule that is delivered contemporaneously with the execution of this Plan.

        "Proxy Statement" has the meaning assigned in Section 5.2.

        "Registration Statement" has the meaning assigned in Section 5.2.

        "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

        "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

        "Tax Returns" has the meaning assigned in Section 4.1(AA).

        "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties relating to such taxes and any interest charged on those additions or penalties.

        "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) the Bank, and (2) USBN or any Subsidiary of USBN.

        "Total Consideration" means the sum of (A) $10 million plus (B) the Bank's undistributed net income, if any, (determined in accordance with GAAP) during the period between January 1, 1998 and the Effective Date, plus (C) any fees and expenses paid by the Bank in connection with obtaining audited financial statements for the purposes of the Consolidation and certified in accordance with Section 6.2 of this Plan.

        "Triggering Event" means any one or more of the following events:

               (1) USBN's authorization, recommendation, public proposal or public announcement of an intention to authorize, recommend or propose, or entering into an agreement with any Third Party to effect a USBN Transaction.

               (2) Any Third Party's making of a bona fide proposal to USBN or its shareholders by public announcement, or by written communication that is or becomes the subject of public disclosure, to engage in a USBN Transaction.

               (3) Any Third Party's, other than in connection with a transaction to which the Bank has given its prior written consent, filing of an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, for approval to engage in a USBN Transaction.

               (4) Any Third Party's commencement of (as such term is defined in Rule 14d-2 under the Exchange Act) or filing of a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of USBN Common Stock such that, upon consummation of such offer, the Third Party would own or control 20% or more of the then outstanding shares of USBN Common Stock.

        "USBN" means United Security Bancorporation, a Washington corporation.

        "USBN Common Stock" has the meaning assigned in Recital B.

        "USBN Option" has the meaning assigned in Section 2.9.

        "USBN Transaction" means a merger, consolidation, share exchange or similar transaction involving USBN or any of its significant banking Subsidiaries, in which present shareholders of USBN control less than 50% of the voting power of the surviving institution.

        (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the following rules of interpretation apply: (i) the terms defined in this Plan include the plural as well as the singular; (ii) the phrase "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and (iii) references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include," "includes," or "including" are used in this Plan, they will be deemed to be followed by the words "without limitation." Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                            ARTICLE I. CONSOLIDATION

        1.1 THE CONSOLIDATION. Subject to the provisions of this Plan and in accordance with the terms of 12 USC Sections 215(a) through 215(g) and 12 CFR
Section 5.33, on the Effective Date, New Bank will consolidate with the Bank, under the charter of the Bank (the "Consolidation"), and the resulting consolidated national banking association will operate under the name "Grant National Bank" (the "Consolidated Association"). The Consolidated Association will be a separate direct subsidiary of USBN as a result of the Consolidation. After the Effective Date, the Board of Directors of the

Consolidated Association will consist of the directors of the Bank immediately preceding the Effective Date plus two additional directors to be designated by USBN.

        1.2 EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth business day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. A business day is any day other than a Saturday, Sunday, or legal holiday in the State of Washington. If the Consolidation is not consummated in accordance with this Plan on or prior to December 31, 1998, the Bank or USBN may terminate this Plan in accordance with Article VII.

        1.3 EFFECT OF CONSOLIDATION. On the Effective Date, the corporate existence of each of the Bank and New Bank will be merged into and continued in the Consolidated Association. The Consolidated Association will be deemed to be the same corporation as each of the Bank and New Bank. All rights, franchises and interests of each of the Bank and New Bank in and to every type of property (real, personal and mixed) and choses in action will be transferred to and vested in the Consolidated Association by virtue the Consolidation without any deed or other transfer. The Consolidated Association, upon the Effective Date and without any order or other action on the part of any court or otherwise, will hold and enjoy all rights of property, franchises, and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of the Bank and New Bank immediately prior to the Effective Date, subject to the conditions of 12 USC Sections 215(a) through 215(g).

                     ARTICLE II. CONSOLIDATION CONSIDERATION

        2.1 CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

            (A) OUTSTANDING USBN COMMON STOCK. The shares of USBN Common Stock issued and outstanding immediately prior to the Effective Date will, on and after the Effective Date, remain as issued and outstanding shares of USBN Common Stock.

            (B) OUTSTANDING BANK COMMON STOCK. Except as provided below in
Section 2.7, each share of Eligible Bank Common Stock issued and outstanding immediately prior to the Effective Date will, by virtue of the Consolidation, automatically and without any action on the part of the holder of the share, be converted into the right to receive a number of shares of USBN Common Stock determined according to a ratio (the "Exchange Ratio"). The Exchange Ratio is the number of shares of USBN Common Stock to be exchanged for each share of Eligible Bank Common Stock and will be calculated by dividing the Per Share Consideration by the Average Closing Price and rounding the quotient to two decimals (rounding down if the third decimal is four or less and rounding up if the third decimal is five or more).

            (C) OUTSTANDING NEW BANK COMMON STOCK. Each share of New Bank Common Stock issued and outstanding immediately prior to the Effective Date will, on and after the Effective Date, remain issued and outstanding, and the Consolidated Association will issue to USBN additional shares of the common stock of the Consolidated Association to cause the number of shares then outstanding to equal the number of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date.

        2.2 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, all shares, other than Dissenting Shares, of Bank Common Stock issued and outstanding immediately prior to the Effective Date will be converted on the Effective Date into shares of USBN Common Stock in accordance with Section 2.1(B) by virtue of the Consolidation. After the Effective Date, there will be no transfers on the stock transfer books of the Bank of the shares of Bank Common Stock that were issued and outstanding immediately prior to the Effective Date.

        2.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of USBN Common Stock and no certificates or scrip or other evidence of ownership of such fractional shares, will be issued in the Consolidation. USBN will pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Average Closing Price.

        2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, USBN will send or cause to be sent to each former shareholder of the Bank of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Bank Common Stock for the consideration set forth in this Article II. The certificates representing the shares of USBN Common Stock for which shares of such shareholder's Bank Common Stock are exchanged on the Effective Date, any fractional share checks that such shareholder will be entitled to receive, and any dividends paid on such shares of USBN Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to USBN's exchange agent (the "Exchange Agent") of the certificates representing all of such shares of Bank Common Stock (or indemnity satisfactory to USBN and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares will be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Bank for purposes of Rule 145 of the Securities Act will not be exchanged for certificates representing USBN Common Stock until USBN has received a written agreement from such person as specified in Section 5.11.

        2.5 EXCHANGE RATIO ADJUSTMENTS. If, prior to the Effective Date, USBN changes the number of shares of USBN Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization or similar transaction (excluding increases in number due to issuances of shares upon exercise of any outstanding USBN Options), the Exchange Ratio will be proportionately adjusted to the extent necessary to preserve the economic terms of the Consolidation.

        2.6 EXCEPTION SHARES. Each of the Exception Shares of Bank Common Stock will be canceled and retired upon consummation of the Consolidation, and no consideration will be issued in exchange for any Exception Shares.

        2.7 DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Consolidation, has not effectively withdrawn or lost his dissenters' rights under 12 USC Sections 215(b) through 215(d) (the "Appraisal Laws") will not be converted into or represent a right to receive USBN Common Stock or Consolidated Association stock, as applicable, but the holder of such Dissenting Share will be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for his Bank Common Stock or, as applicable, Consolidated Association common stock pursuant to the provisions of the Appraisal Laws will receive payment for such Dissenting Shares from the Consolidated Association or USBN (but only after the amount of payment is agreed upon or finally determined pursuant to the Appraisal Laws).

        2.8 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, USBN or New Bank may at any time change the method of effecting its acquisition of the Bank; but no such change will (A) change the amount or kind of consideration to be issued to holders of Bank Common Stock as provided for in this

Plan, or (B) adversely affect the tax treatment to the Bank shareholders as a result of receiving such consideration. If USBN or New Bank elects to change the method of acquisition, the Bank will cooperate with and assist USBN and/or New Bank with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for USBN, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

        2.9 OPTIONS. On the Effective Date, by virtue of the Consolidation, and without any action on the part of any holder of an option, each option granted by the Bank to purchase shares of Bank Common Stock ("Bank Option") that is then outstanding and unexercised will be converted into and become an option to purchase USBN Common Stock ("USBN Option") on the same terms and conditions as are in effect with respect to the Bank Option immediately prior to the Effective Date, except that (A) each such USBN Option may be exercised solely for shares of USBN Common Stock, (B) the number of shares of USBN Common Stock subject to such USBN Option will be equal to the number of shares of Bank Common Stock subject to such Bank Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per-share exercise price under each such USBN Option will be adjusted by dividing the per-share exercise price of the Bank Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Bank Common Stock that are issuable upon exercise of Bank Options as of the date of this Plan are Previously Disclosed in Schedule
2.9. Following the Effective Date, USBN will use its best efforts to prepare and file with the SEC a registration statement on Form S-8 covering shares of USBN Common Stock to be issued upon the exercise of stock options assumed by USBN pursuant to this Section 2.9.

                    ARTICLE III. ACTIONS PENDING CONSUMMATION

        Unless otherwise agreed to in writing by USBN or New Bank, the Bank will conduct its business in the ordinary and usual course consistent with past practice and will use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees identified by USBN, and the Bank, without the prior written consent of USBN or New Bank, will not:

        3.1 CAPITAL STOCK. Except for or as otherwise expressly permitted in this Plan or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Bank, or any Rights with respect to its capital stock, or enter into any agreement to do any of the foregoing, or permit any additional shares of Bank Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

        3.2 DISTRIBUTIONS. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect to its capital stock.

        3.3 LIABILITIES. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual corporation or other entity.

        3.4 OPERATIONS. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.12, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $25,000 individually or $50,000 in the aggregate.

        3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

        3.6 EMPLOYMENT ARRANGEMENTS. Except as Previously Disclosed in Schedule 3.6, hire any new employees of the rank of Assistant Vice President or higher, increase the number of full time employees Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors (except the employment agreement with Lawrence C. Mitson, in the form attached as Exhibit D) officers or employees, or grant any salary or wage increase, amend the terms of any Bank Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

        3.7 BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

        3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to the Bank taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to the Bank taken as a whole (except foreclosures or acquisitions by the Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

        3.9 AMENDMENTS. Amend its articles of association or bylaws.

        3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of the Bank.

        3.11 CONTRACTS. Except as Previously Disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

        3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices. With regard to any new extension of credit in excess of $200,000, the Chief Executive Officer or Chief Credit Officer of the Bank will report to the Chief Operating Officer or Chief Financial Officer of USBN, as expeditiously as possible, the substance and nature of the transaction for the purpose of keeping USBN abreast of the ongoing credit quality at the Bank.

        3.13 TRANSACTION EXPENSES. If the Bank's Transaction Expenses exceed $125,000, then before the Exchange Ratio is calculated, the Total Consideration will be reduced by the amount of Transaction Expenses exceeding $125,000. "Transaction Expenses" means all costs and expenses incurred by the Bank or owed or paid by the Bank to third parties in connection with the preparation, negotiation and execution of this Plan and all related documents and the consummation of the Consolidation, including expenses incurred by the Bank in connection with obtaining approvals for the Consolidation from regulators and shareholders, excluding (i) exercise of options, (ii) expenses related to obtaining audited financial statements for the purposes of the Consolidation, and (iii) payment of Lawrence C. Mitson's severance, pursuant to the Severance Agreement dated May 18, 1994 and amended as of January 26, 1996, between the Bank and Mitson.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

        4.1 THE BANK'S REPRESENTATIONS AND WARRANTIES. The Bank hereby represents and warrants to USBN and New Bank as follows:

            (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to the Bank are true and correct.

            (B) ORGANIZATION, STANDING AND AUTHORITY. The Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. The Bank has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

            (C) SHARES. The outstanding shares of the Bank's capital stock are validly issued and outstanding, fully paid and nonassessable, except as provided in 12 USC Section 55, and except as provided by the Bank's Articles of Association, are not subject to preemptive rights of the Bank's shareholders. Except as Previously Disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of the Bank outstanding and no outstanding Rights with respect to its capital stock or other equity securities.

            (D) SUBSIDIARIES. The Bank has no Subsidiaries.

            (E) CORPORATE POWER. The Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

            (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of the Bank, and this Plan is a valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

            (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in
Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by the Bank of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Bank or to which the Bank or its properties is subject or bound, (2) constitute a breach or violation of, or a default under its articles of association, charter or bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

            (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.1(H), its unaudited statements of financial condition and the related unaudited statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 1996, and 1995, and its audited statements of financial condition and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 1997 (collectively, the "Bank Financial Reports"), and its call reports for the fiscal years ended December 31, 1997, 1996, and 1995, and all other financial reports filed or to be filed subsequent to December 31, 1997, in the form filed with the FDIC and the OCC (in each case, the "Bank Regulatory Reports" and together with the Bank Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Regulatory Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in the case of the 1995 and 1996 financial reports in accordance with regulatory accounting principles, and in the case of the 1997 financial reports in accordance with GAAP, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

            (I) ABSENCE OF UNDISCLOSED LIABILITIES. The Bank has no obligation or liability (contingent or otherwise) except (1) as reflected in its Bank Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Since December 31, 1994, the Bank has not incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any of its agencies have been provided to the Bank).

            (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1994, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

            (K) PROPERTIES. Except as reserved against in its Bank Financial Reports, the Bank has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Financial Reports as being owned by the Bank as of the dates of the Financial Reports, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by the Bank are held under valid leases or subleases enforceable in accordance with their respective terms.

            (L) LITIGATION. Except as Previously Disclosed in Schedule 4.l(L), before the date of this Plan:

                (1) no criminal or administrative investigations or hearings, before or by any Regulatory Authorities, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Regulatory Authority) are pending or, to the knowledge of its executive officers, threatened, against it (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any fair lending law or other law relating to discrimination); and

                (2) neither it nor any of its officers, directors, controlling persons, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of the Bank, and it has not been advised by any such Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

            (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.1(M), the Bank:

                (1) is in compliance, in the conduct of its business, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all applicable fair lending laws or other laws relating to discrimination;

                (2) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted;

                (3) has received since January 1, 1994, no notification or communication from any Regulatory Authority (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting a failure to comply with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor do any grounds for any of the foregoing exist);

                (4) is not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives (except notifications required as a result of the Consolidation); and

                (5) has adopted and is implementing a program to address any problems associated with the capacity of the computer software operated by the Bank and its vendors to properly process transactions after December 31, 1999.

            (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.1(N), neither the Bank nor its assets, businesses or operations, is a party to, or bound or affected by, or receives benefits under, any material contract or agreement or amendment to such contract or agreement. The Bank is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), the Bank is not subject to or bound by any contract containing covenants that limit the ability of the Bank to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, the Bank may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

            (O) REPORTS. Since January 1, 1993, the Bank has filed all reports and statements, together with any required amendments, that it was obligated to file with (1) the OCC, (2) the FDIC, and (4) any other Regulatory Authorities having jurisdiction over the Bank. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules to the financial statements, complied with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

            (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

            (Q) EMPLOYEE BENEFIT PLANS.

                (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Bank for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of the Bank, including any trust instruments and/or insurance contracts, if any, forming a part of such plans, and all related amendments, have been supplied to the other Parties.

                (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Bank (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and the Bank is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. The Bank has not engaged in a transaction with respect to any ERISA Plan that could subject the Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with the Bank under Section

4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Bank does not presently contribute to a Multiemployer Plan, nor has it contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. The Bank has not provided, or is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                (6) The Bank has no obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of the Bank to amend or terminate any such plan without incurring any liability under the plan.

                (7) Except as Previously Disclosed in Schedule 4.l(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Bank under any Compensation and Benefit Plan or otherwise from the Bank, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

            (R) NO KNOWLEDGE. The Bank knows of no reason why the regulatory approvals referred to in Section 6.1 will not be obtained.

            (S) LABOR AGREEMENTS. The Bank is neither a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

            (T) ASSET CLASSIFICATION. The Bank has Previously Disclosed in
Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Bank that have been classified by it as of December 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1997 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Bank prior to December 31, 1997.

            (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1997, Bank Financial Reports and the December 31, 1997, Bank Regulatory Reports was, and the allowance for possible loan losses to be shown on subsequent Bank Financial Reports was and will be, adequate in the opinion of the Board of Directors of the Bank to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the dates noted.

            (V) INSURANCE. The Bank has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights under the policy or policies. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of the Bank and its directors, officers, employees or agents.

            (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.1(W), there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Bank as that term is used in Rule 145 under the Securities Act.

            (X) TAKEOVER LAWS, ARTICLES OF ASSOCIATION. The Bank has taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from, and this Plan and such transactions are exempt from (1) any applicable takeover laws, and (2) any takeover-related provisions of the Bank's articles of association.

            (Y) NO FURTHER ACTION. The Bank has taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Consolidation) or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) except as Previously Disclosed in Schedule 4.1(Y), result in the grant of any rights to any Person under the articles of association, charter or bylaws of the Bank or under any agreement to which the Bank is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

            (Z) ENVIRONMENTAL MATTERS.

                (1) To the Bank's knowledge, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws.

                (2) There is no proceeding pending or, to the Bank's knowledge, threatened before any court, governmental agency or board or other forum in which the Bank or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Bank or any Participation Facility, except for such proceedings pending or threatened that have been Previously Disclosed in Schedule 4.1(Z)(2).

                (3) There is no proceeding pending or, to the Bank's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Bank in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that have been Previously Disclosed in Schedule 4.1(Z)(3).

                (4) To the Bank's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph
(Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

                (5) To the Bank's knowledge, during the period of (a) ownership or operation by the Bank of any of its current properties, (b) participation in the management of any Participation Facility by the Bank, or (c) holding of a security or other interest in a Loan/Fiduciary Property by the Bank, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that have been Previously Disclosed in Schedule 4.1(Z)(5).

                (6) To the Bank's knowledge, prior to the period of (a) ownership or operation by the Bank of any of its current properties, (b) participation in the management of any Participation Facility by the Bank, or
(c) holding of a security or other interest in a Loan/Fiduciary Property by the Bank, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that have been Previously Disclosed in Schedule 4.1(Z)(6).

            (AA) TAX REPORTS. Except as Previously Disclosed in Schedule 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to the Bank, including consolidated federal income tax returns of the Bank (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such Tax Returns were true, complete and accurate, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns except as reserved against in the Bank Financial Reports, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Bank.

            (BB) ACCURACY OF INFORMATION. The statements with respect to the Bank contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of the Bank or any other Party pursuant to the terms of or relating to this Plan are true and correct, and such statements and documents do not omit any fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

            (CC) DERIVATIVES CONTRACTS. The Bank is not a party to nor has it agreed to enter into a Derivatives Contract or to own securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC). Schedule 4.1(CC) includes a list of any assets of the Bank that are pledged as security for each such Derivatives Contract.

            (DD) ACCOUNTING CONTROLS. The Bank has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all transactions are executed in accordance with management's general or specific authorization, (2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of the Bank is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

            (EE) COMMITMENTS AND CONTRACTS. The Bank is not a party or subject to any of the following (whether written or oral, express or implied):

                (1) except as Previously Disclosed in Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Bank without any obligation on the part of the Bank to make any payment in connection with such termination);

                (2) except as Previously Disclosed in Schedule 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

                (3) except as Previously Disclosed in Schedule 4.1(EE)(3), any material contract with any affiliate.

        4.2 USBN'S AND NEW BANK'S REPRESENTATIONS AND WARRANTIES. USBN and as appropriate, New Bank, hereby represent and warrant to the Bank as follows:

            (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to USBN and New Bank are true and correct.

            (B) ORGANIZATION, STANDING AND AUTHORITY. USBN is, and New Bank will be, duly qualified to do business and in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of USBN and its Subsidiaries has or, in the case of New Bank, will have, in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now or may be conducted.

            (C) SHARES. The outstanding shares of USBN's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect to such shares.

            (D) CORPORATE POWER. USBN has, and New Bank will have, the corporate power and authority to carry on its business as it is now being conducted or will be conducted and to own all its material properties and assets.

            (E) CORPORATE AUTHORITY. This Plan has been authorized by all necessary corporate action of USBN and will so be authorized by all necessary action of New Bank, is (or in the case of New Bank, will be) a valid and binding agreement of USBN and New Bank, enforceable against USBN and New Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. As of the date of this Plan, no approval by USBN's shareholders of this Plan is required. USBN, as the sole shareholder of New Bank, will be required to approve this Plan.

            (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of this Plan and the consummation by USBN and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of USBN or of any of its Subsidiaries or to which USBN or any of its Subsidiaries or its or their properties is subject or bound, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

            (G) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.2(G), in the case of USBN, its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other documents filed or to be filed subsequent to December 31, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "USBN Financial Reports"), did not and will not contain any untrue statement of fact or omit to state a fact required to be stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the USBN Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the USBN Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

            (H) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(H), since December 31, 1997, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

            (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither USBN nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither USBN nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

            (J) REPORTS. Since December 31, 1994, each of USBN and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Federal Reserve Board, and (3) any other



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

Regulatory Authorities having jurisdiction with respect to USBN and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

            (K) ACCURACY OF INFORMATION. The statements with respect to USBN and its Subsidiaries and New Bank contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of USBN or any other Party pursuant to the terms of this Plan are true and correct, and such statements and documents do not omit any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

            (L) ABSENCE OF UNDISCLOSED LIABILITIES. Neither USBN nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) except
(1) as reflected the USBN Financial Reports prior to the date of this Plan, and
(2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Since December 31, 1997, neither USBN nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any of its agencies have been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

        4.3 EXCEPTIONS TO REPRESENTATIONS.

            (A) DISCLOSURE OF EXCEPTIONS. Each exception set forth in a Schedule is disclosed only for purposes of the representations referenced in that exception; but the following conditions apply:

                (1) no exception is required to be set forth in a Schedule if its absence would not result in the related representation being found untrue or incorrect under the standard established by Section 4.3(B); and

                (2) the mere inclusion of an exception in a Schedule is not an admission by a party that the exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

            (B) NATURE OF EXCEPTIONS. No representation contained in this
Article IV will be found untrue or incorrect and no party to this Plan will have breached a representation due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or, in the case of Article IV is not reasonably likely to, have a Material Adverse Effect with respect to such party.

                              ARTICLE V. COVENANTS

        The Bank hereby covenants to USBN and New Bank, and USBN and New Bank each hereby covenants to the Bank, that:

        5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and to the exercise by its Board of Directors of such Board's fiduciary duties, it will use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Consolidation as soon as practicable and to otherwise enable consummation of the transactions contemplated by this Plan and will cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of a USBN Transaction will not violate this covenant).

        5.2 THE PROXY. The Bank will promptly assist USBN in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of the Bank Common Stock in connection with the transactions contemplated by this Plan and to be filed by USBN in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which will conform to all applicable legal requirements, and it will call a meeting (the "Meeting") of the holders of Bank Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and the Bank will use its best efforts to solicit and obtain votes of the holders of Bank Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of the Bank will recommend approval of such transactions by such holders.

        5.3 REGISTRATION STATEMENT -- COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement to the Registration Statement becomes effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Bank relating to the Bank and by or on behalf of USBN relating to USBN or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. But, no Party will be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

        5.4 REGISTRATION STATEMENT EFFECTIVENESS. USBN will advise the Bank, promptly after USBN receives any notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the USBN Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        5.5 PRESS RELEASES. The Bank will not, without the prior approval of USBN, and neither USBN nor New Bank will, without the prior approval of the Bank, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

        5.6 ACCESS; INFORMATION.

            (A) Upon reasonable notice, the Bank will afford USBN and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of the Bank and, during such period, the Bank will promptly furnish (and cause its accountants and other agents to promptly furnish) to USBN (1) a copy of each material report, schedule and other document filed by the Bank with any Regulatory Authority, (2) such representations and certifications as are necessary for purposes of the pooling letter described in
Section 6.2(F), and (3) all other information concerning the business, properties and personnel of the Bank as USBN may reasonably request, provided that no investigation pursuant to this Section 5.6 will affect or be deemed to modify or waive any representation or warranty made by the Bank in this Plan or the conditions to the obligations of the Bank to consummate the transactions contemplated by this Plan; and

            (B) Neither USBN nor New Bank will use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by USBN or New Bank or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, USBN and New Bank will, upon request by the Bank, deliver to the Bank all documents so obtained by USBN or destroy such documents and, in the case of destruction, will certify such fact to the Bank.

        5.7 TERMINATION FEE.

            (A) Without the prior written consent of USBN, the Bank will not solicit, initiate or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of the Bank (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Bank or any merger or other business combination with the Bank other than as contemplated by this Plan ("Acquisition Proposal"); it will instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it will notify USBN immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Bank.

            (B) If (1) an Acquisition Proposal occurs prior to the Meeting, (2) the Bank shareholder approval contemplated by Section 6.1 is not obtained at the Meeting, and (3) prior to July 31, 1999, a Third Party acquires control of the Bank by merger, purchase of assets, acquisition of stock or otherwise, then unless the representations and warranties of USBN in this Plan were false in any material respect as of the date of such Meeting or USBN was in material default of its covenants in this Plan as of such date, the Bank will promptly pay to USBN the amount of $350,000. For the purposes of this Subsection (B), a Third Party will be deemed to have acquired control of the Bank when the Third Party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Bank, whether through the ownership of voting interests, by contract, or otherwise.

        5.8 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. USBN will, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of USBN Common Stock to be issued to the holders of Bank Common Stock pursuant to this Plan, and USBN will use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing of the Registration Statement. USBN will, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

        5.9 APPOINTMENT OF DIRECTORS.

            (A) Immediately after the Effective Date, the Consolidated Association will cause the appointment of two USBN directors to the Board of Directors of the Consolidated Association to hold office until such time as his or her successor is elected and qualified; and

            (B) Immediately after the Effective Date, USBN will cause the appointment of a Bank director to the Board of Directors of USBN to hold office until such time as his or her successor is elected and qualified.

        5.10 BLUE-SKY FILINGS. USBN will use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that USBN will not be required as a result to submit to general jurisdiction in any state.

        5.11 AFFILIATE AGREEMENTS. The Bank will use its best efforts to induce each person who may be deemed to be an "affiliate" of the Bank for purposes of Rule 145 under the Securities Act to execute and deliver to USBN on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as Exhibit C restricting the disposition of such affiliate's shares of the Bank Common Stock and the shares of USBN Common Stock to be received by such person in exchange for such person's shares of Bank Common Stock. In the case of USBN: USBN agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

        5.12 CERTAIN POLICIES OF THE BANK. The Bank will, at USBN's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of USBN and GAAP; provided, however, that prior to any such modification or change, USBN will certify that the conditions to the obligation of USBN under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in
Section 6.1(G), have been satisfied or waived. The Bank's representations, warranties and covenants contained in this Plan will not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.12.

        5.13 TAKEOVER LAW. The Bank will not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable takeover statute, and the Bank will take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or, if necessary, challenge the validity or applicability of, any applicable takeover law.

        5.14 NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 4.1(G), the Bank will take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Consolidation) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of association or bylaws of the Bank or under any agreement to which the Bank is a party, or (B) restrict or impair in any way the ability of USBN to exercise the rights granted under this Plan.

        5.15 SHARES LISTED. USBN will use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of USBN Common Stock to be issued to the holders of Bank Common Stock.

        5.16 FORMATION OF NEW BANK; REGULATORY APPLICATIONS. USBN and its designated representatives, upon execution of this Plan by USBN and the Bank, will use their best efforts to promptly prepare and file with the OCC and Regulatory Authorities such applications and documents as may be appropriate to secure all necessary approvals for New Bank to become a new national banking association and for the consummation of the Consolidation as described in this Plan.

        5.17 REGULATORY DIVESTITURES. Effective on or before the Effective Date, the Bank will cease engaging in such activities as USBN will advise the Bank in writing are not permitted to be engaged in by USBN under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, the Bank will cease engaging in any activities or holding assets that are impermissible for USBN or its Subsidiaries, on terms and conditions agreed to by USBN; provided, however, that prior to taking such action, USBN will certify that the conditions to the obligations of USBN under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived.

        5.18 CURRENT INFORMATION.

            (A) During the period from the date of this Plan to the Effective Date, each of the Bank and USBN will, and will cause its representatives to, confer on a regular and frequent basis with representatives of the other.

            (B) Each of the Bank and USBN will promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

        5.19 INDEMNIFICATION.

            (A) For a period of four years from and after the Effective Date, USBN will indemnify, defend and hold harmless the present and former directors and officers of the Bank (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that the Bank would have been permitted under Washington and federal law and its articles of association or bylaws in effect on the date of this Plan to indemnify such person (and USBN will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that applicable law does not allow for such indemnification).

            (B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.19, upon learning of such claim, action, suit, proceeding or investigation, will promptly notify USBN of the same, provided, however, that the failure so to notify will not affect the obligations of USBN under paragraph (A) of this Section 5.19 (unless such failure materially and adversely increases USBN's liability under such paragraph (A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) USBN will have the right to assume the defense and USBN will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements for payment are received; provided, however, that USBN will be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) USBN will not be liable for any settlement effected without its prior written consent.

            (C) If USBN or any of its successors or assigns will consolidate with or merge into any other entity and will not be the continuing or surviving entity of such consolidation or merger or will transfer all or substantially all of its assets to any entity, then and in each case, proper provision will be made so that the successors and assigns of USBN will assume the obligations set forth in this Section 5.19.

            (D) USBN will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.19. The rights of each Indemnified Party under this Section 5.19 will be in addition to any other rights such Indemnified Party may have under the articles of association or bylaws of the Bank or under applicable Washington and federal law.

        5.20 DIRECTOR AGREEMENTS REGARDING REAL ESTATE. The main office of the Bank (located at 261 Basin Southwest, Ephrata, Washington) and the land on which the main office is located (the office and land, collectively, the "Main Office Property") are owned in their entirety by G.N.B. Associates, a partnership consisting of seven of the Bank's directors (the "Group"). Each Bank director who is a member of the Group agrees to cause the Group to lease the Main Office Property to USBN or its designee, pursuant to the form of lease attached to this Plan as Exhibit E.

           ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE CONSOLIDATION

        6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

            (A) SHAREHOLDER VOTE. This Plan will have been duly approved by the requisite vote of the Bank's shareholders and New Bank's shareholder under applicable law and the articles of association and bylaws of, respectively, the Bank and New Bank.

            (B) REGULATORY APPROVALS. The Parties will have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, any waiting periods relating to such consents and approvals will have expired, and no such approval or consent will have imposed any condition or requirement that, in the opinion of USBN, would deprive USBN of the material economic or business benefits of the transactions contemplated by this Plan.

            (C) NO INJUNCTION. There will not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

            (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement will have become effective and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other Regulatory Authority.

            (E) BLUE-SKY PERMITS. USBN will have received all state securities laws and "blue sky" permits necessary to consummate the Consolidation.

            (F) TAX OPINION. USBN and the Bank will have received an opinion from Graham & Dunn, P.C. to the effect that (1) the Consolidation constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of the Bank who receive shares of USBN Common Stock in exchange for their shares of the Bank Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Graham & Dunn may require and rely upon representations contained in certificates of officers of USBN, the Bank and others.

            (G) NASDAQ LISTING. The shares of USBN Common Stock to be issued pursuant to this Plan will have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

            (H) FAIRNESS OPINION. The Bank will have received, immediately prior to the mailing of the Proxy Statement to the Bank's shareholders, an opinion of Southard Financial to the effect that the financial terms of the Consolidation are fair from a financial point of view to the Bank's shareholders.

        6.2 CONDITIONS TO OBLIGATIONS OF USBN AND NEW BANK. The obligations of USBN and New Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by USBN and/or New Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

            (A) LEGAL OPINION. USBN will have received an opinion, dated the Effective Date, of Gerrish & McCreary, P.C., counsel for the Bank, incorporating the opinions set forth in Exhibit F.

            (B) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Plan of the Bank will be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which will be true and correct as of such earlier date, and (2) the chief executive officers, chief financial officers, and chief lending officers of the Bank will sign a certificate, dated the Effective Date, certifying (A) that each and all of the agreements and covenants of the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date have been duly performed and complied with in all material respects, (B) the amount of Transaction Expenses incurred and (C) the costs of obtaining audited financial statements for the purposes of the Consolidation.

            (C) RECEIPT OF AFFILIATE AGREEMENTS. USBN will have received from each affiliate of the Bank the agreement referred to in Section 5.11.

            (D) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there will not have been any material adverse change in the financial position or results of operations of the Bank nor will the Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and USBN will have received a certificate dated the Effective Date signed by the Chief Executive Officer of the Bank to such effect.

            (E) DISSENTERS' RIGHTS. The number of shares of Bank Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws will have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of USBN Common Stock, will not exceed in the aggregate 10% of the outstanding shares of Bank Common Stock.

            (F) POOLING LETTER. USBN will have received a letter dated as of the Effective Date, in form and substance acceptable to USBN, from Moss Adams, LLP, to the effect that the Consolidation will qualify for pooling-of-interests accounting treatment.

            (G) CAPITAL. The Bank's Capital will not be less than $3.25 million on the Effective Date.

            (H) ALLOWANCE FOR LOAN AND LEASE LOSSES. The Bank's allowance for possible loan and lease losses will not be less than 1.00% of the Bank's total outstanding loans and leases and will be adequate to absorb the Bank's anticipated loan and lease losses.

            (I) EMPLOYMENT AGREEMENT. The Employment Agreement attached as Exhibit D will have been duly executed and delivered by the parties to such Employment Agreement.

        6.3 CONDITIONS TO OBLIGATIONS OF THE BANK. The obligations of the Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by the Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

            (A) LEGAL OPINION. The Bank will have received an opinion, dated the Effective Date, of Graham & Dunn, special counsel for USBN, in the form of Exhibit G.

            (B) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of USBN contained in this Plan will be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which will be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of USBN to be performed and complied with pursuant to this Plan on or prior to the Effective Date will have been duly performed and complied with in all material respects, and the Bank will have received a certificate signed by an executive officer of USBN dated the Effective Date, to such effect.

            (C) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there will not have been any material adverse change in the financial position or results of operations of USBN nor will USBN have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Bank will have received a certificate dated the Effective Date signed by an executive officer of USBN to such effect.

            (D) FAIRNESS OPINION. The Bank will have received, immediately prior to the mailing of the Proxy Statement to the Bank's shareholders, an opinion of Southard Financial to the effect that the financial terms of the Consolidation are fair from a financial point of view to the Bank's shareholders.

                            ARTICLE VII. TERMINATION

        7.1 EVENTS OF TERMINATION. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

            (A) MUTUAL CONSENT. By the mutual consent of USBN, New Bank and the Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

            (B) BREACH. By USBN, New Bank, or the Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by any other Party of any representation or warranty in this Plan, which breach cannot be or has not been cured within 30 days after written notice of the breach has been given to the breaching Party, or (B) a material breach by any other Party of any of the covenants or agreements in this Plan, which breach cannot be or has not been cured within 30 days after written notice of the breach has been given to the breaching Party.

            (C) DELAY. By USBN, New Bank, or the Bank, if its Board of Directors so determines by vote of a majority of the members of the entire board, in the event that the Consolidation is not consummated by December 31, 1998; provided, however, that no Party that is in material breach of any of the provisions of this Plan will be entitled to terminate this Plan pursuant to this Section 7.1(C).

            (D) NO SHAREHOLDER APPROVAL. By New Bank or the Bank, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the shareholder approval contemplated by Section 6.1 is not obtained at the Meeting or any adjournment(s) of the Meeting.

        7.2 CONSEQUENCES OF TERMINATION.

            (A) GENERAL CONSEQUENCES. Subject to Section 5.7 (Termination Fee), in the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan will become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

            (B) OTHER CONSEQUENCES. Notwithstanding anything in this Plan to the contrary, no termination of this Plan will relieve any party of any liability for any breach of this Plan or for any misrepresentation under this Plan or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In any action or proceeding in connection with such breach or misrepresentation, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

                           ARTICLE VIII. OTHER MATTERS

        8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date will survive the Effective Date. All other representations, warranties, and covenants will be deemed only to be conditions of the Consolidation and will not survive the Effective Date. If the Consolidation is abandoned and this Plan is terminated, the provisions of Article VII will apply and the agreements of the Parties in Sections 5.7(A), 5.7(B), 8.5 and 8.6 will survive such abandonment and termination.

        8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of the Bank, the consideration to be received by the shareholders of the Bank for each share of Bank Common Stock will not thereby be altered. Nothing contained in this Section 8.2 is intended to modify USBN's rights pursuant to Section 2.8.

        8.3 COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which will be deemed to constitute an original. This Plan will become effective when one counterpart has been signed by each Party.

        8.4 GOVERNING LAW. This Plan will be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

        8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan.

        8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

        8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" will be in writing and will be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopier or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

         USBN or New Bank             United Security Bancorporation
                                      N 9506 Newport Hwy
                                      Spokane, WA 99218
                                      Attn: Richard C. Emery

                 with a copy to:      Stephen M. Klein, Esq.
                                      Graham & Dunn, P.C.
                                      1420 Fifth Avenue, 33rd Floor
                                      Seattle, WA  98101-2390

         Bank                         Grant National Bank
                                      261 Basin Southwest
                                      Ephrata, WA 98823
                                      Attn: Lawrence C. Mitson

                 with a copy to:      Jeffrey C. Gerrish, Esq.
                                      Gerrish & McCreary, P.C.
                                      700 Colonial Road, Suite 200
                                      Memphis, TN 38117

        8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

        8.9 BENEFIT PLANS. Upon consummation of the Consolidation, all employees of the Bank will be deemed to be at-will employees of the Consolidated Association except for Lawrence C. Mitson who is a party to the Employment Agreement. From and after the Effective Date, employees of the Bank, including Lawrence C. Mitson, will generally be entitled to employee benefit programs that, in the aggregate, are generally no less favorable to such employees than those presently being provided to employees of the Bank. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), USBN will give effect to years of service with the Bank as if such service were with USBN or its Subsidiaries.

        8.10 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

        IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



GRANT NATIONAL BANK



By: /s/ Lawrence C. Mitson
    -----------------------------------------
NAME: LAWRENCE C. MITSON
TITLE:  PRESIDENT AND CHIEF EXECUTIVE OFFICER




UNITED SECURITY BANCORPORATION



By: /s/ Richard C. Emery
    -----------------------------------------
NAME: RICHARD C. EMERY
TITLE: PRESIDENT, CHIEF OPERATING OFFICER

STATE OF WASHINGTON   )
                      ) ss.
COUNTY OF GRANT       )


        On this 24th day of March, 1998, before me personally appeared LAWRENCE
C. MITSON, to me known to be the President and Chief Executive Officer of GRANT NATIONAL BANK, the banking association that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said association, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.



                                       _________________________________________
                                       NOTARY PUBLIC in and for the State of
                                       Washington


                                       _________________________________________
                                       Print Name
                                       Residing at______________________________
                                       My commission expires:___________________



STATE OF WASHINGTON   )
                      ) ss.
COUNTY OF ____________)


        On this 24th day of March, 1998, before me personally appeared RICHARD
C. EMERY, to me known to be the President and Chief Operating Officer of UNITED SECURITY BANCORPORATION, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                       _________________________________________
                                       NOTARY PUBLIC in and for the State of
                                       Washington


                                       _________________________________________
                                       Print Name
                                       Residing at______________________________
                                       Title:___________________________________
                                       My commission expires:___________________

                          APPROVAL AND RATIFICATION BY
                             NEW GRANT NATIONAL BANK


        The foregoing Agreement and Plan of Consolidation is hereby ratified and confirmed in all respects.



NEW GRANT NATIONAL BANK

By________________________
Name:  Richard C. Emery
Title:  President and COO



STATE OF WASHINGTON   )
                      ) ss.
COUNTY OF ___________ )


        On this ____ day of March , 1998, before me personally appeared RICHARD
C. EMERY, to me known to be the President and Chief Operating Officer of NEW GRANT NATIONAL BANK, the banking association that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said association, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.




                                       _________________________________________
                                       NOTARY PUBLIC in and for the State of
                                       Washington


                                       _________________________________________
                                       Print Name
                                       Residing at______________________________
                                       My commission expires:___________________

                                                                      APPENDIX B


                     SECTION 215 OF THE NATIONAL BANKING ACT
               (DISSENTING RIGHTS OF APPRAISAL UNDER FEDERAL LAW)


                             DISSENTING SHAREHOLDERS

        (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

                               VALUATION OF SHARES

        (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

              APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS:
          APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION;
            SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

        (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                                                      APPENDIX C



                                FAIRNESS OPINION
                              MERGER BY AND BETWEEN
                         UNITED SECURITY BANCORPORATION
                                       AND
                               GRANT NATIONAL BANK















                                  REPORT DATED
                                  May 18, 1998

                                  May 18, 1998



Board of Directors
Grant National Bank
Ephrata, Washington

        RE: FAIRNESS OPINION RELATIVE TO PROPOSED AGREEMENT OF GRANT NATIONAL BANK, EPHRATA, WASHINGTON, TO MERGE WITH AND INTO UNITED SECURITY BANCORPORATION, SPOKANE, WASHINGTON

Gentlemen:

The Board of Directors of Grant National Bank ("GNB") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of GNB by United Security Bancorporation ("USBN"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either GNB or USBN. This opinion is issued based upon financial data as of March 31, 1998.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

        - A review of the financial performance and position of GNB and the value of its common stock;

        - A review of the financial performance and position of USBN and the value of its common stock;

        - A review of recent Bank merger transactions in the United States and in Washington and surrounding states;

        - A review of the current and historical market prices of bank holding companies in Washington and surrounding states;

        - A review of the investment characteristics of the common stock of GNB and USBN;

        - An evaluation of the impact of the merger on the expected return to the current shareholders of GNB; and,

        - An evaluation of other factors as was considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of USBN for the outstanding common stock of GNB constitutes a non-taxable exchange for federal income tax purposes.

Board of Directors
Grant National Bank
Page 2



DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to GNB and in Exhibit 2 pertaining to USBN.

REVIEW OF GRANT NATIONAL BANK

Southard Financial visited with the management of GNB. Discussions included questions regarding the current and historical financial position and performance of GNB, its outlook for the future, and other pertinent factors. Details pertaining to GNB are contained in Southard Financial's file.

REVIEW OF UNITED SECURITY BANCORPORATION

Southard Financial visited with the management of USBN in Spokane, Washington. Discussions included questions regarding the current and historical financial position and performance of USBN and its operating subsidiaries, its outlook for the future, and other pertinent factors. Details pertaining to USBN are contained in Southard Financial's file.

MERGER DOCUMENTATION

Southard Financial reviewed the Agreement and Plan of Consolidation dated March 24, 1998 by and between GNB and USBN (the "Agreement"). Southard Financial also reviewed the merger terms with the management of GNB and with legal counsel for GNB. The analysis in this opinion reflects the proposed merger terms as outlined below. (See Exhibit 3, Terms of the Agreement.)

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of USBN or GNB, but reviewed data supplied by the management of both institutions.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding GNB, USBN, and the proposed merger. The major considerations are as follows:

GRANT NATIONAL BANK

        -       Historical earnings;

        -       Historical dividend payments;

Board of Directors
Grant National Bank
Page 3



        -       Outlook for future performance, earnings, and dividends;

        -       Economic conditions and outlook in GNB's market;

        -       The competitive environment in GNB's market;

        -       Comparisons with peer banks;

        -       Potential risks in the loan and securities portfolios;

        -       Recent minority stock transactions in GNB's common stock; and,

        - Other such factors as were deemed appropriate in rendering this opinion.

UNITED SECURITY BANCORPORATION

        -       Historical earnings;

        -       Historical dividend payments;

        -       Outlook for future performance, earnings, and dividends;

        -       Economic conditions and outlook in USBN's market;

        -       The competitive environment in USBN's market;

        -       Comparisons with peer banks;

        -       Potential risks in the loan and securities portfolios;

        -       Recent minority stock transactions in USBN's common stock; and,

        - Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

        -       Historical and current bank merger pricing; and,

        - Current market prices for minority blocks of common stocks of regional bank holding companies in Washington and surrounding states.

THE PROPOSED MERGER

        -       The terms of the Agreement as described herein;

        -       The specific pricing of the merger;

        -       Adequacy of the consideration paid to the shareholders of GNB;

        - The assumption that the merger will be treated as a tax-free exchange;

        - The amount of debt and goodwill on the balance sheet of USBN and the impact of the merger of GNB on USBN's capital and liquidity positions;

        - The historical dividend payments of USBN and the likely impact on the dividend income of the current shareholders of GNB (equivalency of cash dividends);

Board of Directors
Grant National Bank
Page 4



        - Pro-forma combined income statements for USBN post merger and the expected returns to GNB shareholders (equivalency of earnings yield);

        -       The market for minority blocks of USBN common stock; and,

        -       Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses.

In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of GNB and USBN. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

Based upon the merger terms and the estimated purchase price, GNB shareholders will receive about 292.2% of GNB book value at March 31, 1998, 23.2 times GNB earnings for the trailing twelve month period ended March 31, 1998, and 31.6% of GNB assets at March 31, 1998. Based upon the review conducted by Southard Financial, the pricing for GNB in the merger is at the higher end range or above the multiples seen in recent bank acquisitions. Based upon the fairness analysis performed by Southard Financial, the impact of the merger on the shareholders of GNB is expected to be favorable.

OVERVIEW OF SUPPLEMENTAL ANALYSES

In addition to the fairness analysis, the following analyses are provided for the benefit of the shareholders of GNB.

DIVIDEND YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of GNB, Southard Financial reviewed the dividend paying histories of GNB and USBN. Based upon this review, given the lack of cash dividends at USBN, the impact of the merger on the dividends received by GNB shareholders will be adverse.

Board of Directors
Grant National Bank
Page 5



EARNINGS YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of GNB, Southard Financial determined that, based upon the proposed exchange ratio, the shareholders of GNB would have seen an increase in earnings per share (defined as post merger combined earnings per share times the exchange ratio), had the merger been consummated by March 31, 1998. The analysis also suggests expected higher earnings yields for GNB shareholders in subsequent years if the merger is consummated.

BOOK VALUE ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of GNB, Southard Financial determined that the shareholders of GNB would have experienced a positive impact on the book value of their investment had the merger been consummated prior to March 31, 1998. Further, it is important to note that the market price of USBN stock was approximately 260% of USBN's book value at March 31, 1998.

FUNDAMENTAL ANALYSIS

Southard Financial reviewed the financial characteristics of GNB and USBN with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared GNB and USBN to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks).

Further, the merger will result in the shareholders of GNB owning stock in a company with more geographically diverse operations and with a more diversified loan portfolio. Typically, diversification results in a lower risk investment. Finally, the outlook is for continued USBN earnings growth at rates that exceed the growth expected for GNB.

LIQUIDITY

Unlike GNB stock, USBN shares are traded on the NASDAQ market system. Further, except in the case of certain officers, directors, and significant shareholders of GNB, USBN shares received will be freely tradable with no restrictions.

Board of Directors
Grant National Bank
Page 6



SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of GNB or USBN. Throughout the due diligence process, all information provided by GNB, USBN, and third party sources was relied upon by Southard Financial without independent verification. Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the merger on the shareholders of GNB is expected to be favorable.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Grant National Bank by United Security Bancorporation pursuant to the Agreement and Plan of Consolidation are fair, from a financial viewpoint, to the shareholders of Grant National Bank.

Thank you for this opportunity to be of service to the shareholders of Grant National Bank.

                                                   Sincerely yours,

                                                   /s/ Southard Financial

                                                   SOUTHARD FINANCIAL

Attachments:

  Exhibit 1:  Grant National Bank, Document Review List
  Exhibit 2:  United Security Bancorporation, Document Review List
  Exhibit 3:  Terms of the Agreement and Plan of Consolidation
  Exhibit 4:  Comparison of the Merger Pricing to Public Market Transactions
  Exhibit 5: Expected Impact of the Merger on the Shareholders of Grant National Bank

                                    EXHIBIT 1
                               GRANT NATIONAL BANK
                              DOCUMENT REVIEW LIST



  1. Consolidated Reports of Condition and Income ("Call Report") of Grant National Bank for the period ended December 31, 1997.

  2. Uniform Bank Performance Report ("UBPR") of Grant National Bank for the periods ended December 31, 1996, and September 30, 1997.

  3. Financial statements of Grant National Bank for the quarter ended March 31, 1998, contained in the draft of Form S-4 Registration Statement of United Security Bancorporation, dated May 14, 1998.

  4. Additional pertinent information deemed necessary to render this opinion.

                                    EXHIBIT 2
                         UNITED SECURITY BANCORPORATION
                              DOCUMENT REVIEW LIST

  1. Bank Holding Company Performance Report ("BHCPR") of United Security Bancorporation for the periods ended December 31, 1996, and September 30, 1997.

  2. SEC Form 10-KSB of United Security Bancorporation for the years ended December 31, 1995-96, and a draft copy of SEC Form 10-KSB for the year ended December 31, 1997.

  3. SEC Form 10-QSB of United Security Bancorporation for the quarters ended March 31, June 30, and September 30, 1996.

  4. SEC Form 10-Q of United Security Bancorporation for the quarters ended March 31, June 30, and September 30, 1997.

  5. Annual Reports of United Security Bancorporation and Subsidiary for the years ended December 31, 1992-96, including audited consolidated financial statements prepared by McFarland & Alton, P.S., certified public accountants, Spokane, Washington.

  6. Analyst reports on United Security Bancorporation by Pacific Crest Securities and Len Cereghino & Co.

  7. Financial statements of United Security Bancorporation for the quarter ended March 31, 1998, contained in the draft of Form S-4 Registration Statement of United Security Bancorporation, dated May 14, 1998.

  8. Additional pertinent information deemed necessary to render this opinion.

                                    EXHIBIT 3
                                  TERMS OF THE
                       AGREEMENT AND PLAN OF CONSOLIDATION


The discussion below is based upon our understanding of the key financial terms that are contained in the Agreement and Plan of Consolidation by and between United Security Bancorporation and Grant National Bank (the "Agreement").

   In exchange for each share of GNB common stock outstanding, GNB shareholders will receive newly issued shares of USBN common stock. No fractional shares will be issued by USBN. GNB shareholders that would otherwise have been entitled to fractional shares will be paid in cash based upon the Average Closing Price of USBN stock (defined below). The exchange of cash for fractional shares may have tax consequences

   The Purchase Price shall be the sum of $10,000,000 plus the net undistributed income of GNB from January 1, 1998 until closing plus any fees and expenses paid by GNB in connection with obtaining audited financial statements as requested by USBN. The net income of GNB will reflect any merger-related expenses and the payment of Larry Mitson's severance agreement. Based upon discussions with the parties to the merger, the total consideration is expected to be approximately $10,050,000, or $304.55 per share for the 33,000 shares of GNB stock outstanding at closing.

   The Average Closing Price is defined as the average trading price of USBN common stock for the twenty-five trading days in which at least 2,000 shares of USBN stock traded in the period ending five days prior to closing. There is not a maximum or minimum Average Closing Price for USBN common stock for purposes of the Agreement.

   Each shareholder of GNB stock shall be entitled to receive, in exchange for their shares, that number of shares of USBN stock calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing that result by the number of shares of GNB stock that are issued and outstanding at the effective date. All unexercised options to purchase GNB stock will be converted into options for the purchase of USBN stock and will not effect the price received by GNB shareholders.

   In the unanticipated event of a sale of USBN prior to the consummation of the merger, the exchange ratio will be locked in at the $10.0 million purchase price based upon the average trading price of USBN common stock for an agreed upon period prior to the public announcement of any such sale.

   The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of GNB stock for USBN stock is expected to qualify as a tax-free exchange for Federal income tax purposes.

                                    EXHIBIT 4
                        COMPARISON OF THE MERGER PRICING
                          TO PUBLIC MARKET TRANSACTIONS



Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Northwest.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Washington and contiguous states) is summarized as follows:



                                              # of        Price/        Price/    Price/      Ret on
      Transactions Announced in 1997(1)       Banks      Earnings        Book     Assets       Equity
      ---------------------------------       -----      --------        ----     ------       ------
         All Transactions                      119         23.2x        2.246x     22.38x      11.70%
         Assets $0-$100 Million                 48         23.9         2.054      23.17       10.22
         Assets $100-$300 Million               41         21.8         2.420      22.40       13.12
         Assets $300-$500 Million               15         20.6         2.181      20.31       13.95
         Equity/Assets 6%-8%                    28         21.5         2.585      19.15       14.30
         Equity/Assets 8%-10%                   46         22.5         2.235      19.78       11.60
         Equity/Assets 10%-12%                  25         20.7         2.278      24.63       12.54
         ROA 0.00%-0.75%                        21         31.3         1.843      16.57        6.41
         ROA 0.75%-1.00%                        29         27.7         2.263      22.69        9.42
         ROA 1.00%-1.50%                        55         19.8         2.380      23.33       13.13
         Washington Banks                        5         21.5         2.470      20.38       11.95



         Transactions Announced in 1998(2)
         ---------------------------------
         All Transactions                       33         23.3x        2.809x     27.76x      13.44%
         Washington Banks                        2         26.8         2.134      24.90        8.32
         GNB(3)                                            23.2         2.922      31.63       12.59


        (1) Through December 31; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

        (2) Through March 31; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

        (3) Based upon Purchase Price of $10,050,000, GNB shares outstanding of 33,000, GNB trailing 12-month earnings of $13.12 per share, GNB March 31, 1998 book value of $104.24 per share, and GNB assets of $31.778 million at March 31, 1998.

Based upon the assumptions noted in the table above, the merger of GNB into USBN will take place at 23.2 times GNB trailing twelve month earnings, 292.2% of March 31, 1998 GNB book value, and 31.63% of GNB assets at March 31, 1998. The price/book value ratio, price/earnings ratio, and price/assets multiple are all near the top or above the range of recent market multiples.

                                    EXHIBIT 4
                        COMPARISON OF THE MERGER PRICING
                          TO PUBLIC MARKET TRANSACTIONS
                                   (CONTINUED)



In determining the attractiveness of owning USBN stock, it is important to examine USBN's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of March 31, 1998, the most recent quarter-end for the banking industry.

                                               Price/      Price/    Current      Current
        Publicly Traded Banks(1)              Earnings    Book Val    ROAE         Yield
        ------------------------              --------    --------    ------       -----
        All Banks (156)                        19.11x      247.6%     11.88%        1.69%
        Banks Under $100MM Mkt Cap (51)        18.24       214.0      10.93         1.30
        Washington Banks (1)                   20.52       313.0      11.29         1.37

        USBN-3/31/98 Price ($21.75)            18.59(2)    255.3(3)    15.8(6)      0.00
        USBN-5/14/98 Price ($22.25)            14.83(4)    261.2(5)    15.8(6)      0.00

        (1) As of March 31, 1998; subject to certain screens performed by Southard Financial

        (2) Based upon adjusted trailing 12-month USBN earnings through March 31, 1998 of $1.17 per share

        (3) Based upon reported March 31, 1998 USBN book value of $8.52 per share

        (4) Based upon estimated 1998 USBN adjusted earnings of $1.50 per share

        (5) Based upon reported March 31, 1998 USBN book value of $8.52 per share

        (6)     Unadjusted for extraordinary expenses

Based upon an analysis of the data provided above, USBN's price/book value multiple and return on average equity are both above the range of other publicly traded banks. However, unlike many of its peers, USBN does not pay cash dividends to its shareholders. Based upon adjusted trailing twelve month earnings of $1.17 per share, the price/earnings multiple is within the range of other public banks; however, based on projected 1998 earnings of $1.50 per share, USBN stock is priced at or below the level of other publicly traded banks.

                                    EXHIBIT 5
                          EXPECTED IMPACT OF THE MERGER
                             ON THE SHAREHOLDERS OF
                               GRANT NATIONAL BANK


The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of GNB and its shareholders.

Shares of USBN common stock had been trading in the range of $22.00 to $23.00 per share as of the date of this fairness opinion. Assuming for illustration purposes only, if $22.00 is used as the Average Closing Price in the merger, GNB shareholders would receive 13.84 shares of USBN stock for each share of GNB stock exchanged under the Agreement. This is determined as follows: the Purchase Price ($10,050,000) divided by the Average Closing Price of USBN stock (assumed to be $22.00 per share) divided by the number of GNB shares outstanding (33,000) equals 13.84 shares of USBN stock.

EARNINGS GNB reported earnings of $12.97 per share in 1997. USBN reported earnings of $1.20 per share in 1997. However, reported USBN earnings do not reflect the impact of a recovery from a prior period embezzlement. Adjusted for the impact of the embezzlement, USBN earnings were $1.07 per share. Based upon the exchange ratio as derived above, had the merger been consummated prior to January 1, 1997, each former GNB share would have earned $14.81 in 1997 (USBN 1997 adjusted earnings of $1.07 times 13.84 equivalent shares). This represents a 14.2% increase over GNB's reported earnings for 1997.

            GNB's trailing twelve-month earnings for the period ended March 31, 1998 was $13.12 per share, while USBN earned $1.30 per share over the same period. Adjusted for the impact of the embezzlement recovery, USBN earnings were $1.17 per share. Based upon the exchange ratio as derived above, had the merger been consummated prior to April 1, 1997, each former GNB share would have earned $16.19 in the twelve months ended March 31, 1998 (USBN adjusted trailing twelve month earnings of $1.17 times 13.84 equivalent shares). This represents a 23.4% increase over GNB's trailing twelve-month earnings for period ended March 31, 1998.

            GNB's management projects earnings of $15.15 per share in 1998, while USBN is expected to earn approximately $1.50 per share in 1998 on a pro-forma consolidated basis (as if the proposed transaction had occurred as of January 1, 1998). Based upon the exchange ratio as derived above, had the merger been consummated prior to January 1, 1998, each former GNB share would be expected to earn $20.76 (USBN expected 1998 earnings of $1.50 times 13.84 equivalent shares). This represents an increase of 37.0% over GNB's expected 1998 earnings.

                                    EXHIBIT 5
                          EXPECTED IMPACT OF THE MERGER
                             ON THE SHAREHOLDERS OF
                               GRANT NATIONAL BANK
                                   (CONTINUED)

DIVIDENDS   The shareholders of GNB received cash dividends of $1.50 per share in 1997, while USBN shareholders received no cash dividends. Thus, the impact of the merger on the cash dividends to be received by GNB shareholders is adverse.

BOOK VALUE Reported book value of GNB was $102.91 per share at December 31, 1997. Reported book value of USBN at December 31, 1997 was $8.16 per share. Had the merger been consummated prior to December 31, 1997, each former GNB share would have book value of $112.93 (USBN book value of $8.16 per share times 13.84 equivalent shares). This represents an increase of 9.7% over of GNB's book value at December 31, 1997.

            Reported book value of GNB was $104.24 per share at March 31, 1998. Reported book value of USBN at March 31, 1998 was $8.52 per share. Had the merger been consummated prior to March 31, 1998, each former GNB share would have book value of $117.92 (USBN book value of $8.52 per share times 13.84 equivalent shares). This represents an increase of 13.1% over of GNB's book value at March 31, 1998.

            The favorable impact on the book value of GNB shares reflects the fact that the proposed transaction is at 270% of GNB's year-end book value and about 290% of book value as of March 31, 1998, while USBN common shares are trading at approximately 260% of book value.

LIQUIDITY   Unlike GNB stock, USBN shares are registered with the SEC, and are traded on the NASDAQ market. Further, except in the case of officers, directors, and certain significant shareholders
            (Affiliates) of GNB, USBN shares received will be freely tradable with no restrictions. It should be noted that the market for USBN shares is relatively thinly traded, with average daily trading volume of about 2,900 shares during the first three months of 1998.
            Further, in a typical month there are a few days when no trades take place.

Based upon the analysis discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of GNB Bank is expected to be favorable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Sections 23B.08.500 through 23B.08.600 RCW contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

           Pursuant to USBN's Bylaws, USBN will indemnify the officers, directors and employees of USBN with respect to expenses, settlements, judgments, and fines in suits in which such person has been made a party by reason of the fact that he or she is or was an officer, director or employee of USBN. No such indemnification may be given if the acts or omissions of the person are adjudged to have been taken (or failed to have been taken) in negligence or bad faith.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)     The exhibits are listed on the accompanying "Exhibit Index."

        (b)     Financial Statement Schedules. None.

        (c) The opinion of the financial advisor is set forth as Appendix C to this Prospectus/Proxy Statement.

ITEM 22.  UNDERTAKINGS

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) Include any additional or changed information on the plan of distribution;

                (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

           Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington on May 26, 1998.

                                      UNITED SECURITY BANCORPORATION


Date:      May 26, 1998               By:        /s/ WILLIAM C. DASHIELL
                                         ---------------------------------------
                                            William C. Dashiell
                                            Chief Executive Officer

                                      By:        /s/ RICHARD C. EMERY
                                         ---------------------------------------
                                             Richard C. Emery, President and
                                             Chief Operating Officer


                                POWER OF ATTORNEY

           Each person whose individual signature appears below hereby authorizes and appoints William C. Dashiell and Richard C. Emery, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

           Pursuant to the requirements of the 1933 Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on the 26th day of May, 1998.

           SIGNATURE                TITLE
           ---------                -----
/s/ WILLIAM C. DASHIELL             Chairman and Chief Executive Officer
-----------------------------
William C. Dashiell                 (Principal Executive Officer)


/s/ RICHARD EMERY                   President, Chief Operating Officer and Director
-----------------------------
Richard Emery


/s/ CHAD GALLOWAY                   Vice President & Chief Financial Officer
-----------------------------
Chad Galloway                       (Principal Financial Officer)


/s/ RAND ELLIOTT                    Director
-----------------------------
Rand Elliott


/s/ ROBERT J. GARDNER               Director
-----------------------------
Robert J. Gardner



/s/ ROBERT L. GOLOB                 Director
-----------------------------
Robert L. Golob


/s/ KEITH P. SATTLER                Director
-----------------------------
Keith P. Sattler


/s/ DANN SIMPSON                    Director
-----------------------------
Dann Simpson


/s/ NORMAN J. TRAAEN                Director
-----------------------------
Norman J. Traaen


/s/ RONALD WACHTER                  Director
-----------------------------
Ronald Wachter


                                  EXHIBIT INDEX



Exhibit
  No.                         Description of Exhibit
2.1     Agreement and Plan of Consolidation between USBN and GNB dated as of
        March 24, 1998, (included in this Registration Statement as Appendix A to the Prospectus/Proxy Statement).

5.1     Opinion of Graham & Dunn PC as to the legality of securities.

8.1 Form of Opinion of Graham & Dunn PC as to federal income tax consequences.

10.1    Employment Agreement between GNB and Lawrence T. Mitson dated as of
        March 24, 1998.

10.2 NonCompetition Agreement between USBN and Directors of GNB dated as of March 24, 1998.

10.3    Voting Agreement of GNB Directors.

21.1    Subsidiaries of USBN.

23.1    Consent of Graham & Dunn PC, as to its legality of securities opinion
        (contained in its opinion filed as Exhibit 5.1).

23.2 Consent of Graham & Dunn PC as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

23.3    Consent of Moss Adams LLP, USBN's Independent Auditors.

23.4    Consent of McFarland & Alton P.S., USBN's former Independent Auditors.

23.5    Consent of LeMaster & Daniels PLLC, GNB's Independent Auditors.

23.6    Consent of Southard Financial

24.1    Power of Attorney (included in the signature page of this Registration
        Statement)and certified resolutions of the USBN Board.

99.1    Opinion of Southard Financial (included as Appendix C to the
        Prospectus/Proxy Statement).

99.2    Form of proxy to be mailed to the stockholders of GNB.
